EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

November 1, 2019,

among

PITNEY BOWES INC.,
as Borrower,

The Lenders and Issuing Banks Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________

JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD.,
SUNTRUST ROBINSON HUMPHREY, INC.,
CITIBANK, N.A.,
GOLDMAN SACHS BANK USA and
CITIZENS BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

MUFG BANK, LTD. and
SUNTRUST BANK,
as Syndication Agents

CITIBANK, N.A.,
GOLDMAN SACHS BANK USA
CITIZENS BANK, N.A.
RBC CAPITAL MARKETS and
THE NORTHERN TRUST COMPANY,
as Documentation Agents

Page
ARTICLE I Definitions

SECTION 1.01. Defined Terms	1

SECTION 1.02. Classification of Loans and Borrowings	62

SECTION 1.03. Terms Generally	62

SECTION 1.04. Accounting Terms; GAAP; Borrower Representative	62

SECTION 1.05. Pro Forma Calculations	63

SECTION 1.06. Limited Condition Transaction	63

SECTION 1.07. Divisions	64

SECTION 1.08. Interest Rates; LIBOR Notification	64

SECTION 1.09. Permitted Foreign Currency Calculations	65
ARTICLE II The Credits

SECTION 2.01. Commitments	65

SECTION 2.02. Loans and Borrowings	66

SECTION 2.03. Requests for Borrowings	66

SECTION 2.04. [Reserved]	67

SECTION 2.05. Letters of Credit	67

SECTION 2.06. Funding of Borrowings	73

SECTION 2.07. Interest Elections	74

SECTION 2.08. Termination and Reduction of Commitments	75

SECTION 2.09. Repayment of Loans; Evidence of Debt	76

SECTION 2.10. Amortization of Tranche A Term Loans	77

SECTION 2.11. Prepayment of Loans	78

SECTION 2.12. Fees	81

SECTION 2.13. Interest	82

SECTION 2.14. Alternate Rate of Interest	83

SECTION 2.15. Increased Costs	84

SECTION 2.16. Break Funding Payments	86

SECTION 2.17. Taxes	86

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs	89

SECTION 2.19. Mitigation Obligations; Replacement of Lenders	91

SECTION 2.20. Defaulting Lenders	92

SECTION 2.21. Incremental Extensions of Credit	94

SECTION 2.22. Extension of Maturity Date	98

SECTION 2.23. Refinancing Facilities	100
ARTICLE III Representations and Warranties

SECTION 3.01. Organization; Powers	101

SECTION 3.02. Authorization; Due Execution and Delivery; Enforceability	102

SECTION 3.03. Governmental Approvals; No Conflicts	102

SECTION 3.04. Financial Condition; No Material Adverse Change	102

SECTION 3.05. Properties	102

SECTION 3.06. Litigation and Environmental Matters	103

SECTION 3.07. Compliance with Laws	103

SECTION 3.08. Sanctions; Anti-Corruption Laws	103

SECTION 3.09. Investment Company Status	104

SECTION 3.10. Federal Reserve Regulations	104

SECTION 3.11. Taxes	104

SECTION 3.12. ERISA	104

SECTION 3.13. Disclosure	104

SECTION 3.14. Subsidiaries	105

SECTION 3.15. Solvency	105

SECTION 3.16. Collateral Matters	105
ARTICLE IV Conditions

SECTION 4.01. Closing Date	106

SECTION 4.02. Each Credit Event	108
ARTICLE V Affirmative Covenants

SECTION 5.01. Financial Statements and Other Information	109

SECTION 5.02. Notices of Material Events	110

SECTION 5.03. Information Regarding Collateral	111

SECTION 5.04. Existence; Conduct of Business	111

SECTION 5.05. Payment of Taxes	111

SECTION 5.06. Maintenance of Properties	111

SECTION 5.07. Insurance	112

SECTION 5.08. [Reserved]	112

SECTION 5.09. Books and Records; Inspection and Audit Rights	112

SECTION 5.10. Compliance with Laws	112

SECTION 5.11. Use of Proceeds; Letters of Credit	113

SECTION 5.12. Additional Subsidiaries	113

SECTION 5.13. Further Assurances	113

SECTION 5.14. Credit Ratings	114

SECTION 5.15. Post-Closing Date Matters	114

SECTION 5.16. [Reserved]	115

SECTION 5.17. Designation of Subsidiaries	115
ARTICLE VI Negative Covenants

SECTION 6.01. Indebtedness; Certain Equity Securities	115

SECTION 6.02. Liens	121

SECTION 6.03. Fundamental Changes	124

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions	126

SECTION 6.05. Asset Sales	129

SECTION 6.06. Sale and Leaseback Transactions	131

SECTION 6.07. Hedging Agreements	132

SECTION 6.08. Restricted Payments; Certain Payments of Junior Indebtedness	132

SECTION 6.09. Transactions with Affiliates	134

SECTION 6.10. Restrictive Agreements	135

SECTION 6.11. Amendment of Material Documents, Etc.	136

SECTION 6.12. Consolidated Interest Coverage Ratio	136

SECTION 6.13. Consolidated Adjusted Total Leverage Ratio	136

SECTION 6.14. Changes in Fiscal Periods	137
ARTICLE VII Events of Default

SECTION 7.01. Events of Default	137

SECTION 7.02. Exclusion of Certain Subsidiaries	140
ARTICLE VIII The Administrative Agent

SECTION 8.01. Appointment and Other Matters	141

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.	144

SECTION 8.03. Successor Administrative Agent	145

SECTION 8.04. Acknowledgements of Lenders and Issuing Banks	146

SECTION 8.05. Collateral Matters	146

SECTION 8.06. Certain ERISA Matters	148
ARTICLE IX Miscellaneous

SECTION 9.01. Notices	149

SECTION 9.02. Waivers; Amendments	152

SECTION 9.03. Expenses; Indemnity; Damage Waiver	155

SECTION 9.04. Successors and Assigns	157

SECTION 9.05. Survival	162

SECTION 9.06. Counterparts; Integration; Effectiveness	163

SECTION 9.07. Severability	163

SECTION 9.08. Right of Setoff	163

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	164

SECTION 9.10. WAIVER OF JURY TRIAL	164

SECTION 9.11. Headings	165

SECTION 9.12. Confidentiality	165

SECTION 9.13. Interest Rate Limitation	166

SECTION 9.14. Release of Liens and Guarantees	166

SECTION 9.15. Certain Notices	167

SECTION 9.16. No Fiduciary Relationship	167

SECTION 9.17. Non-Public Information	167

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	168

SECTION 9.19. Judgment Currency	168

SECTION 9.20. Cashless Settlement	169
SECTION 9.21. Acknowledgement Regarding Any Supported QFCs        169

SCHEDULES:

Schedule 1.02 — Mortgaged Property
Schedule 1.04 — Existing Letters of Credit
Schedule 2.01 — Commitments and LC Commitments
Schedule 3.03 — Governmental Approvals; No Conflicts
Schedule 3.14 — Subsidiaries
Schedule 5.15 — Post-Closing Undertakings
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.05 — Proposed Asset Sales
Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A    — Form of Assignment and Assumption
Exhibit B     — [Reserved]
Exhibit C    — Collateral Agreement
Exhibit D    — Form of Perfection Certificate
Exhibit E    — Guarantee Agreement
Exhibit F    — Form of Global Intercompany Note
Exhibit G    — Auction Procedures
Exhibit H    — Form of Affiliated Lender Assignment and Assumption
Exhibit I    — Form of Maturity Date Extension Request
Exhibit J-1    — Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-2    — Form of U.S. Tax Compliance Certificate for Non-U.S. Participants
that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-3    — Form of U.S. Tax Compliance Certificate for Non-U.S. Participants
that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit J-4    — Form of U.S. Tax Compliance Certificate for Foreign Lenders
that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K    — [Reserved]
Exhibit L    — Form of Solvency Certificate
Exhibit M    — Form of Borrowing Request

CREDIT AGREEMENT dated as of November 1, 2019 (this “Agreement”), among PITNEY BOWES INC., a Delaware corporation (“Borrower”), the LENDERS and ISSUING BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower has requested that (a) the Tranche A Term Lenders extend credit in the form of Tranche A Term Loans on the Closing Date to the Borrower in an aggregate principal amount equal to $400,000,000 and (b) the Revolving Lenders extend credit in the form of Revolving Loans and the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period to the Borrower such that the Aggregate Revolving Exposure will not exceed $500,000,000 at any time. The Net Proceeds of the Tranche A Term Facility, together with the proceeds of the Revolving Loans made on the Closing Date and cash on hand of the Borrower, will be used on the Closing Date to (i) refinance all outstanding obligations of the Borrower under the Borrower’s (x) Credit Agreement dated as of January 6, 2015, (y) Credit Agreement dated as of January 5, 2016 and (z) Credit Agreement dated as of August 30, 2017, including fees, breakage costs and cost reimbursements, (ii) pay fees and expenses related to the foregoing transactions and (iii) for general corporate purposes. The proceeds of the Revolving Loans made after the Closing Date will be used for working capital and other general corporate purposes (including acquisitions and other Investments and Restricted Payments permitted by this Agreement) of the Borrower and the Restricted Subsidiaries. Letters of Credit will be used by the Borrower and the Restricted Subsidiaries for general corporate purposes.
The Lenders are willing to extend such credit to the Borrower, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acceptable Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Lender” has the meaning assigned to such term in Section 2.21(c).

“Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA for such period minus the Applicable Finance Interest Expense Amount for such period.
“Adjusted Consolidated Interest Expense” means, for any period, Consolidated Interest Expense for such period minus the Applicable Finance Interest Expense Amount for such period.
“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) for any Eurocurrency Borrowing denominated in Dollars, (i) the LIBO Rate for Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate, (b) for Eurocurrency Borrowings denominated in a Permitted Foreign Currency other than Euros, the LIBO Rate for such currency for such Interest Period and (c) for any Eurocurrency Borrowing denominated in Euros, the EURIBO Rate for such Interest Period. Notwithstanding the foregoing, in no event shall the Adjusted Eurocurrency Rate at any time be less than 0.00% per annum.
“Administrative Agent” means JPMCB (including its branches and affiliates), in its capacity as administrative agent and collateral agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender Assignment and Assumption” means an assignment and assumption entered into by a Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit H or any other form approved by the Administrative Agent.
“Aggregate Revolving Commitment” means, at any time, the sum of the Revolving Commitments of all the Revolving Lenders at such time.
“Aggregate Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all the Revolving Lenders at such time.
“Agreement” has the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.19.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Eurocurrency Rate for a deposit in Dollars for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Eurocurrency Rate for any day shall be based on the applicable Screen Rate (or if the applicable Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurocurrency Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternative Incremental Facility Debt” means any Indebtedness incurred by the Borrower in the form of (a) one or more series of senior secured notes, bonds or debentures and/or loans under a bridge facility described in the proviso below in this definition which convert or are to be exchanged into senior secured notes, bonds or debentures, in each case secured on a pari passu basis with or junior basis to the Loans or senior unsecured notes or senior subordinated notes or senior unsecured or senior subordinated bridge facility or (b) one or more term loans secured on a junior basis to the Loans or unsecured; provided that (i) if such Indebtedness is secured, such Indebtedness shall be secured by the Collateral (x) on a pari passu or junior basis (in the case of notes, bonds or debentures or loans under any bridge facility which convert or are to be exchanged into senior secured notes, bonds or debentures) or (y) on a junior basis (in the case of term loans), in each case with the Loan Document Obligations and is not secured by any property or assets of any member of the Restricted Group other than the Collateral, (ii) such Indebtedness does not mature or have scheduled amortization or payments of principal prior to the Latest Maturity Date (or in the case of Indebtedness secured on a junior basis to the Loan Document Obligations or unsecured Indebtedness, the date that is 90 days after the Latest Maturity Date) at the time such Indebtedness is incurred (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition or in the case of Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations, amortization not in excess of 1.00% per annum); provided that (x) the requirements set forth in this clause (ii) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility, subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing that does not mature earlier than the Latest Maturity

Date and (y) such Indebtedness may have “springing maturity” provisions that are not more favorable to the lenders or investors than those contained in this Agreement with respect to the Revolving Loans and Tranche A Term Loans, (iii) the mandatory prepayment provisions of any such Indebtedness shall not be more favorable to the applicable lenders or creditors than those of the Term Loans (as determined in good faith by the Borrower) unless (x) the Lenders of the Term Loans also receive the benefit of such more favorable terms or (y) such provisions apply after the Latest Maturity Date at the time and (iv) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties.
“Anti-Corruption Laws” means all laws, and regulations of any Governmental Authority applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Finance Interest Expense Amount” means, for any period, the amount of financing interest expense for such period (as shown on the consolidated statement of income of the Borrower for such period).
“Applicable Parties” has the meaning given to such term in Section 9.01(d)(iii).
“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Revolving Lender’s share of the total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, for purposes of Section 2.20(c)(ii), “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day:
(a) with respect to (i) any Loan that is a Tranche A Term Loan or Revolving Loan and (ii) the commitment fees payable hereunder in respect of unfunded Revolving Commitments, the applicable rate per annum set forth below in the “Eurocurrency Loans”, “ABR Loans” or “Commitment Fee” column, as applicable, based upon the Consolidated Adjusted Total Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have most recently been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b); provided that until the delivery of such consolidated financial statements as of and for the first fiscal quarter of the Borrower beginning after the Closing Date, the Applicable Rate shall be that set forth below in Level II:

Level	Consolidated Adjusted Total Leverage Ratio	Eurocurrency Loans	ABR Loans	Commitment Fee
I	≥ 3.25 to 1.00	2.00%	1.00%	0.35%
II	≥ 2.25 to 1.00 and < 3.25 to 1.00	1.75%	0.75%	0.30%
III	< 2.25 to 1.00	1.50%	0.50%	0.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated Adjusted Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Consolidated Adjusted Total Leverage Ratio shall be deemed to be in Level I at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or 5.01(b) or the certificate of a Financial Officer required to be delivered by it pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.
(b) with respect to any Incremental Facilities, the applicable rate per annum as set forth in the applicable Incremental Facility Amendment.
“Approved Fund” means, with respect to any Lender or Eligible Assignee, any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered, advised or managed by (a) such Lender or Eligible Assignee, (b) an Affiliate of such Lender or Eligible Assignee or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender or Eligible Assignee.
“Arrangers” means, collectively, JPMCB, MUFG Bank, Ltd., SunTrust Robinson Humphrey, Inc., Citibank, N.A., Goldman Sachs Bank USA and Citizens Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04) and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Auction” means an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans pursuant to the Auction Procedures.
“Auction Manager” means any financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction; provided that the Borrower shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it being understood and agreed that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).
“Auction Procedures” means the procedures set forth in Exhibit G.
“Auction Purchase Offer” means an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted in accordance with the Auction Procedures and otherwise in accordance with Section 9.04(e).
“Audited Financial Statements” the audited consolidated balance sheets of the Borrower dated December 31, 2018 and December 31, 2017, and the related audited consolidated statements of income, comprehensive income, stockholders’ equity (deficit) and cash flows as of and for the fiscal years ended December 31, 2018 and December 31, 2017, audited and reported on by PricewaterhouseCoopers LLP.
“Available Amount” means, at any time,
(a) the sum of:
(i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from the first day of the first fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus
(ii) the Net Proceeds from any sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower, plus
(iii) the aggregate amount of prepayments declined by the Term Lenders and retained by the Borrower pursuant to Section 2.11(f), plus
(iv) to the extent not already included in the calculation of Consolidated Net Income and without duplication of clause (v) below and of any amount deducted from the calculation of Investments pursuant to the definition of Investment, the amounts of any dividends in cash or Permitted Investments or other returns, profits, distributions and similar amounts (whether by means of a sale or other disposition, a repayment of a loan or advance, a dividend or otherwise) received by the Borrower and the Restricted

Subsidiaries on Investments made using the Available Amount, in each case up to the original amount of such Investments; plus
(v) to the extent not already included in the calculation of Consolidated Net Income and without duplication of clause (iv) above and of any amount deducted from the calculation of Investments pursuant to the definition of Investment, the amount of any Investment made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (A) the fair market value determined in good faith by the Borrower of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value determined in good faith by the Borrower of the original Investment by the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary); minus
(b) the sum since the Closing Date of (i) Investments, loans and advances previously or concurrently made in reliance on the Available Amount, plus (ii) Restricted Payments previously or concurrently made in reliance on the Available Amount, plus (iii) Restricted Debt Payments previously or concurrently made in reliance on the Available Amount.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy, insolvency proceeding or Bail-In Action, or has had a receiver, conservator, trustee, administrator, custodian, examiner, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment or has become the subject of a Bail-In Action; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

i.
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Screen Rate permanently or indefinitely ceases to provide the Screen Rate; or

ii.	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

i.
a public statement or publication of information by or on behalf of the administrator of the Screen Rate announcing that such administrator has ceased or will cease to provide the Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate;

ii.
a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Screen Rate, a resolution authority with jurisdiction over the administrator for the Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Screen Rate, in each case which states that the administrator of the Screen Rate has ceased or will cease to provide the Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Screen Rate; and/or

iii.	a public statement or publication of information by the regulatory supervisor for the administrator of the Screen Rate announcing that the Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent and the Borrower, or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.14.

“Beneficial Ownership Certification” means a certification regarding individual beneficial ownership solely to the extent expressly required by 31 C.F.R. § 1010.230 (“Beneficial Ownership Regulation”).
“Beneficial Ownership Regulation” has the meaning specified in the definition of Beneficial Ownership Certification.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code and (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.
“Borrowing” means Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of an ABR Borrowing, $1,000,000, (b) in the case of a Eurocurrency Borrowing denominated in Dollars, $5,000,000, (c) in the case of a Eurocurrency Borrowing denominated in Euros, €5,000,000, (d) in the case of a Eurocurrency Borrowing denominated in Sterling, £5,000,000, and (e) in the case of a Eurocurrency Borrowing denominated in any other currency, the smallest amount of such currency that is an integral multiple of 5,000,000 units of such currency and that has a Dollar Equivalent in excess of $5,000,000.
“Borrowing Multiple” means (a) in the case of an ABR Borrowing, $100,000, (b) in the case of a Eurocurrency Borrowing denominated in Dollars, $500,000, (c) in the case of a Eurocurrency Borrowing denominated in Euros, €500,000, (d) in the case of a Eurocurrency Borrowing denominated in Sterling, £500,000, and (e) in the case of a Eurocurrency Borrowing denominated in any other currency, the smallest amount of such currency that is an integral multiple of 500,000 units of such currency.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit M (or such other form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.03).

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market or any day on which banks in London are not open for general business.
“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Restricted Group that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Restricted Group during such period, but excluding in each case any such expenditure (i) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c), (ii) made by the Restricted Group to effect leasehold improvements to any property leased by the Restricted Group as lessee, to the extent that such expenses have been reimbursed by the landlord, (iii) in the form of a substantially contemporaneous exchange of similar property, plant, equipment or other capital assets, except to the extent of cash or other consideration (other than the assets so exchanged), if any, paid or payable by the Restricted Group and (iv) made with the Net Proceeds from the issuance of Qualified Equity Interests.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Captive Finance Debt” means, as at any date of determination, the average of the aggregate gross finance receivables (including loan receivables) of the Borrower and its Restricted Subsidiaries as at the end of the five most recently completed consecutive fiscal quarters ending on or prior to such date, as shown on the consolidated balance sheets of the Borrower (including the applicable footnote) as at the end of such fiscal quarter or the relevant fiscal year (as applicable), multiplied by a fraction the numerator of which is eight and the denominator of which is nine.
“Captive Insurance Subsidiary” means a Subsidiary of the Borrower established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated by the Borrower or any of its Subsidiaries or joint ventures.
“Cash Management Services” means the treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, single entity or multi-entity multicurrency notional pooling structures, temporary advances, interest and fees and interstate depository network services), netting services, employee credit or purchase card programs and similar programs, in each case provided to the Borrower or any Restricted Subsidiary.
“CFC” means any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Code).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Closing Date), other than an employee benefit plan or related trust of the Borrower, of Equity Interests in the Borrower representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower; or (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower.
For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act and (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Charges” has the meaning assigned to such term in Section 9.13.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Incremental Revolving Loans or Incremental Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Term Commitment, a Commitment in respect of any Incremental Revolving Loans or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental

Revolving Loans and Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.
“Closing Date” means November 1, 2019.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations, but excluding, for the avoidance of doubt, the Excluded Property.
“Collateral Agreement” means the Collateral Agreement dated as of November 1, 2019 by and among the Loan Parties and the Administrative Agent, attached hereto as Exhibit C, or any other collateral agreement reasonably requested (in accordance with the Collateral and Guarantee Requirement) by the Administrative Agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a) the Administrative Agent shall have received from the Borrower, each other Loan Party and each Designated Subsidiary (i) a counterpart of each Security Document to which such Person is a party duly executed and delivered on behalf of such Person or (ii) in the case of any Subsidiary that becomes a Loan Party or a Designated Subsidiary after the Closing Date, a supplement to the Collateral Agreement in substantially the form attached as Exhibit I thereto, a supplement to the Guarantee Agreement in substantially the form attached as Exhibit I thereto, a Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement (each as defined in the Collateral Agreement, and to the extent applicable) and other security documents reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Documents in effect on the Closing Date), duly executed and delivered on behalf of such Person, in each case, together with such opinions and documents of the type referred to in Sections 4.01(b) and (c) with respect to such Person as may be reasonably requested by the Administrative Agent;
(b) (i) all outstanding Equity Interests (other than any Equity Interest constituting Excluded Property) of each Restricted Subsidiary that is a Material Subsidiary, in each case owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided that the Loan Parties shall not be required to pledge Excluded Property and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests of any Restricted Subsidiary (other than any Equity Interest constituting Excluded Property) held by any Loan Party, together with undated stock powers or other appropriate instruments of transfer with respect thereto endorsed in blank (to the extent applicable and provided that no Loan Party shall have any obligation to deliver a certificate or other instrument representing any such Equity Interest if such Equity Interest is uncertificated);
(c)(i) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party (other than any such Indebtedness constituting Excluded Property) shall be evidenced by, at the Loan Party’s option, a Global Intercompany Note or one or more standalone promissory notes (in each case to the extent required by Section 6.04(f)), and shall be Collateral pursuant to the applicable Security Documents; and (ii) the Administrative Agent shall have received the Global Intercompany Note and all such promissory notes with a principal amount of $20,000,000 or more, together with undated instruments of transfer with respect thereto endorsed in blank;
(d) all financing statements and other appropriate filings or recordings, including Uniform Commercial Code financing statements, required by law or specified in the Security Documents to be filed, registered or recorded on the Closing Date (or on the applicable date the Collateral and Guarantee Requirement is required to be satisfied with respect to the relevant assets pursuant to Sections 5.12, 5.13 or 5.15 hereof or applicable provisions in the Security Documents) shall have been so filed, registered or recorded or delivered to the Administrative Agent for such filing, registration or recording;
(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property (provided that if the Mortgaged Property is in a jurisdiction that imposes a mortgage recording or similar tax on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value, as reasonably determined by the Borrower in good faith, of such Mortgaged Property), (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property as reasonably determined by the Borrower in good faith, provided that in no event will the Borrower be required to obtain independent appraisals or other third-party valuations of such Mortgaged Property, unless required by FIRREA or other applicable law, provided, however, the Borrower shall provide to the title company and the Administrative Agent such supporting information with respect to its determination of Fair Market Value as may be reasonably required by such parties, (iii) with respect to each Mortgaged Property located in the United States, a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance, which, if applicable, shall be duly executed by the applicable Loan Party relating to such Mortgaged Property), and, if any such Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors and (iv) such customary surveys (or existing surveys together with no-change affidavits of such Mortgaged Property or survey alternatives, including express maps), abstracts, legal opinions, title documents and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; provided that (x) the requirements of the foregoing clauses (i), (ii), (iv) and (v) shall be completed on or before, (1) in the case of Mortgaged Property owned on the Closing Date, the date that is 90 days after the Closing Date (or such longer period as the Administrative Agent may, in its reasonable discretion, agree to in writing (such approval or consent not to be unreasonably withheld or delayed) in accordance with Section 5.15 or (2) in the case of other Mortgaged Property, the date required by Section 5.12(a) or 5.13(a), as applicable, (y) legal opinions referred to in the foregoing clause (iv) shall be limited to the purposes of obtaining customary legal opinions from counsel qualified to opine in the jurisdiction where such Mortgaged Property is located regarding solely to the enforceability of the Mortgage for such

Mortgaged Property and such other customary matters as may be in form and substance reasonably satisfactory to the Administrative Agent; and (z) no delivery of new surveys shall be required for any Mortgaged Property where the title company will issue a lender’s title policy with the standard survey exception omitted from such title policy and affirmative endorsements that require a survey; and
(f) to the extent required by the terms hereof or of the Security Documents, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
Notwithstanding anything to the contrary, subject to the proviso set forth in the following sentence, no Loan Party shall be required, nor shall the Administrative Agent be authorized, (i) to perfect pledges, security interests and mortgages of Collateral of Loan Parties by any means other than by (A) filings pursuant to the Uniform Commercial Code, in the office of the Secretary of State (or similar central filing office) of the relevant jurisdiction where the grantor is located (as determined pursuant to the Uniform Commercial Code) and filings in the applicable real estate records with respect to Mortgaged Properties, (B) filings in the United States Patent and Trademark Office and the United States Copyright Office with respect to intellectual property as expressly required in the Security Documents, and (C) delivery to the Administrative Agent, to be held in its possession, of the Global Intercompany Note and all Collateral consisting of intercompany notes in a principal amount of $20,000,000 or more, owed by a single obligor, stock certificates of Restricted Subsidiaries and instruments, in each case as expressly required in the Security Documents or (ii) to enter into any control agreement with respect to any cash and Permitted Investments, other deposit accounts, securities accounts or commodities accounts, in each case to the extent in the name of a Loan Party and held or located in the United States. For the avoidance of doubt, and notwithstanding anything to the contrary, including the foregoing, (x) no actions (including filings or searches) shall be required in order to create or perfect any security interest in any assets of the Loan Parties located outside of the United States (including any intellectual property registered or applied-for in, or otherwise located, protected or arising under the laws of any jurisdiction outside the United States) and (y) no foreign law security or pledge agreements or foreign law mortgages or deeds shall be required outside of the United States with respect to any Loan Party.
“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Tranche A Term Commitment, commitment in respect of any Incremental Revolving Loans or commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document or the transactions contemplated herein or therein that is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 9.01, including through the Platform.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)
if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for Dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consenting Lender” has the meaning assigned to such term in Section 2.22(a).
“Consolidated Adjusted Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Adjusted Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date to (b) Adjusted Consolidated Interest Expense for the four consecutive fiscal quarters of the Borrower ended on such date.
“Consolidated Adjusted Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Adjusted Debt to (b) Adjusted Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.
“Consolidated Debt” means, as of any date, the total Indebtedness of the Borrower and its Subsidiaries of the types specified in the following clauses of the definition of “Indebtedness”: clause (a), clause (b), clause (d), clause (e) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b), (d) and (g) of the definition thereof), clause (f) (but only to the extent supporting Indebtedness of the types specified in clauses (a), (b), (d) and (g) of the definition thereof), clause (g) and clause (h) (but only to the extent drawn and unreimbursed after one Business Day), in each case as reflected on the Borrower’s consolidated balance sheet in accordance with GAAP at such time, but excluding Indebtedness in respect of Permitted Receivables Facilities that is non-recourse to the Borrower and the Restricted Subsidiaries (other than Standard Securitization Undertakings); provided that there shall be subtracted from the amount of any such Indebtedness included pursuant to the above provisions of this definition (x) for a period commencing on the date of the consummation of the Software Business Sale through the later of (A) March 31, 2020 and (B) 120 days after the consummation of the Software Business Sale, the amount of any Net Proceeds from the Software Business Sale then retained and held by the Loan Parties in the form of cash or Permitted Investments and (y) for a period of up to 120 days after the incurrence thereof, the amount of Net Proceeds of any Long-Term Indebtedness incurred for the purpose of redeeming, repurchasing or otherwise refinancing existing capital markets Indebtedness which have not yet been applied to such redemption, repurchase or other refinancing, to the extent such Net Proceeds are then retained and held by the Loan Parties in the form of cash or Permitted Investments or deposited with the trustee or agent in respect of any Indebtedness to be redeemed in according with customary arrangements, or otherwise escrowed (without duplication of any elimination of such original Indebtedness from the Borrower’s consolidated balance sheet in accordance with GAAP as a result of the defeasance or satisfaction and discharge thereof and without duplication of any adjustment made pursuant to Section 1.05).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus
(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(i) total interest expense for such period, and, to the extent not reflected in such total interest expense, the sum of (A) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets plus (B) the portion of rent expense with respect to such period under Capital Leases that is treated as interest expense in accordance with GAAP, plus (C) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, plus (D) bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus (E) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Facility, plus (F) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program,

(ii) provision for Taxes based on income, profits, revenue or capital for such period, including state, franchise, excise, gross receipts, value added, margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),
(iii) depreciation and amortization expense for such period,
(iv) (A) all extraordinary, unusual or non-recurring costs, charges, accruals, reserves or expenses for such period and (B) all costs, charges, accruals, reserves or expenses for such period attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), contract terminations and professional and consulting fees incurred in connection with any of the foregoing; provided that all amounts added to Consolidated EBITDA pursuant to this clause (iv) shall not exceed (1) for any four quarter period ending on or prior to December 31, 2020, 20%, (2) for any four quarter period ending after December 31, 2020, and on or prior to December 31, 2021, 17.5%, (3) for any four quarter period ending after December 31, 2021, and on or prior to December 31, 2022, 15%, and (4) for four quarter test period ending after December 31, 2022, 10%, in each case, of Consolidated EBITDA before giving effect to such addbacks pursuant to this clause (iv),
(v) fees, costs and expenses incurred during such period in connection with the Transactions and any proposed or actual permitted merger, acquisition, Investment, asset sale or other disposition, debt incurrence or refinancing or other capital markets transaction, without regard to the consummation thereof,
(vi) any non-cash charges, losses or expenses for such period except to the extent representing an accrual for future cash outlays (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any acquisition permitted by the credit facilities provided for under this Agreement),
(vii) any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments;
(viii) (A) any losses relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any losses during such period attributable to early extinguishment of indebtedness or obligations under any Hedging Agreement and (C)

any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(iv) below, and
(ix) any losses during such period resulting from the sale or disposition of any asset outside the ordinary course of business, minus
(b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of
(i) interest income for such period,
(ii) any non-cash gains for such period (other than any such non-cash gains (A) in respect of which cash was received in a prior period or will be received in a future period and (B) that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges),
(iii) all gains during such period resulting from the sale or disposition of any asset outside the ordinary course of business,
(iv) (A) any gains relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period, (B) any gains during such period attributable to early extinguishment of Indebtedness or obligations under any Hedging Agreement and (C) any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clause (a)(viii) above,
(v) any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments, and
(vi) all extraordinary, unusual or non-recurring gains for such period.
In the event any Subsidiary shall be a subsidiary that is not wholly owned by the Borrower, all amounts added back in computing Consolidated EBITDA for any period pursuant to clause (a) above, and all amounts subtracted in computing Consolidated EBITDA pursuant to clause (b) above, to the extent such amounts are, in the reasonable judgment of a Financial Officer of the Borrower, attributable to such subsidiary, shall be reduced by the portion thereof that is attributable to the non-controlling interest in such subsidiary.
“Consolidated First Lien Debt” means, as of any date, all Consolidated Debt that is (i) under this Agreement or (ii) secured by a Lien on the Collateral that is not junior to the Liens securing the Obligations.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date to (b) Consolidated Interest Expense for the four consecutive fiscal quarters of the Borrower ended on such date.
“Consolidated Interest Expense” means for any period, the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Restricted Group for such period, determined on a consolidated basis in accordance with GAAP .
“Consolidated Net Income” means, for any period, the net income or loss of the Restricted Group for such period determined in accordance with GAAP as set forth on the consolidated financial statements of the Restricted Group for such period; provided that there shall be excluded (i) the income of any Person that is not a member of the Restricted Group, except to the extent of the amount of cash dividends or other cash distributions (or, in the case of non-cash distributions, to the extent converted into cash) actually paid by such Person to the Borrower or any Restricted Subsidiary of the Borrower during such period, (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (iii) any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP, and (iv) the cumulative effect of a change in accounting principles in such period, if any.
“Consolidated Secured Debt” means, as of any date, Consolidated Debt minus the portion of Indebtedness of the Restricted Group included in Consolidated Debt that is not secured by any Lien on any Collateral.
“Consolidated Secured Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Secured Debt to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.
“Consolidated Total Assets” means the total assets of the Restricted Group determined in accordance with GAAP.
“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Debt to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors but no Subsidiaries that are not Guarantors) permitted to be incurred under the terms of this Agreement that is either (a) convertible into common Equity Interests of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common Equity Interests) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common Equity Interests of the Borrower and/or cash (in an amount determined by reference to the price of such common Equity Interests).
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.21.
“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.
“Declining Lender” has the meaning assigned to such term in Section 2.22(a).
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each other Lender.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with a disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an executive officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of such disposition).
“Designated Subsidiary” has the meaning assigned to such term in Section 5.12(b).
“Disqualified Equity Interest” means any Equity Interest that (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof), other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or asset sale or casualty or condemnation event; provided that any payment required pursuant to this clause (ii) shall be subject to the prior repayment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (b) is convertible or exchangeable, automatically or at the option of any holder thereof, into (i) any Indebtedness (other than any Indebtedness described in clause (k) of the definition thereof) or (ii) any Equity Interests other than Qualified Equity Interests, in each case at any time prior to the date that is 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the date hereof, as of the date hereof); provided that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Documentation Agents” means, collectively, Citibank, N.A., Goldman Sachs Bank USA, Citizens Bank, N.A. RBC Capital Markets and The Northern Trust Company.
“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Permitted Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.10 using the Exchange Rate with respect to such Permitted Foreign Currency at the time in effect under the provisions of such Section.
“Dollars” or “$” refers to lawful currency of the United States of America.
“Early Opt-in Election” means the occurrence of:
(1)     (i) a determination by the Administrative Agent or the Borrower (as notified to the Administrative Agent) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.14 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2)     (i) the election by the Administrative Agent or the Borrower or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders, by the Borrower to the Administrative Agent or by the Required Lenders of written notice of such election to the Administrative Agent and the Borrower.
“ECF Sweep Amount” has the meaning assigned to such term in Section 2.11(d).
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, a Defaulting Lender, the Borrower, any Subsidiary and any other Affiliate of the Borrower.
“Environmental Law” means any treaty, law (including common law), rule, regulation, code, ordinance, order, decree, judgment, injunction, notice or binding agreement issued, promulgated or entered into by or with any Governmental Authority, relating in any way to (a) the protection of the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Material or (d) health and safety matters, to the extent relating to the exposure to Hazardous Materials.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any legally binding contract or agreement or other legally binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any Convertible Indebtedness and any other debt security that is convertible into or exchangeable for Equity Interests of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30‑day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4)(A) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan under Section 4041 or 4041A of ERISA, respectively, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 or 4041A of ERISA, respectively, or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA or (i) any Foreign Benefit Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the EURIBO Rate shall be the Interpolated Rate with respect to Euros as of the Specified Time on the Quotation Day; and provided, further, that if the EURIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Euro” or “€” means the single currency unit of the Participating Member States.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:
(a) the Consolidated Net Income (or loss) of the Restricted Group for such fiscal year, adjusted to exclude (i) net income (or loss) of any consolidated Restricted Subsidiary that is not wholly owned by the Borrower to the extent such income or loss is attributable to the non-

controlling interest in such consolidated Restricted Subsidiary, (ii) any non-cash gains (or non-cash losses) attributable to sale or disposition of any asset of the Restricted Group outside the ordinary course of business to the extent included (or deducted) in calculating Consolidated Net Income and (iii) the undistributed earnings of any Restricted Subsidiary of the Borrower (other than any Restricted Subsidiary that is a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary unless such restriction or prohibition with respect to the declaration or payment of dividends or similar distributions has been legally waived (provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions paid in cash to any member of the Restricted Group not subject to such restriction or prohibition in respect of such period, to the extent not already included therein); plus
(b) the sum of (i) depreciation, amortization and other non-cash charges or losses deducted in determining such Consolidated Net Income (or loss) for such fiscal year and (ii) any cash gains excluded in the calculation of such Consolidated Net Income (or loss) for such fiscal year pursuant to the proviso in the definition of Consolidated Net Income; plus
(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa), (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Restricted Group increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Restricted Group decreased during such fiscal year; minus
(d) the sum of (i) any non-cash credits and gains included in determining such Consolidated Net Income (or loss) for such fiscal year, (ii) any cash losses or charges excluded in the calculation of Consolidated Net Income (or loss) for such fiscal year pursuant to the proviso in the definition of Consolidated Net Income, (iii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iv) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of the Restricted Group decreased during such fiscal year and (v) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Restricted Group increased during such fiscal year; minus
(e) the sum (without duplication) of (i) Capital Expenditures made in cash for such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made) (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed from Excluded Sources (other than Revolving Loans)) and (ii) cash consideration paid during such fiscal year to make acquisitions or other Investments (other than Permitted Investments) (except to the extent financed from Excluded Sources (other than Revolving Loans)); minus
(f) the aggregate principal amount of Indebtedness repaid or prepaid, payments of earn-out obligations and the principal component of payments in respect of Capital Lease Obligations, in each case by the Restricted Group during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made), excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit or other revolving credit facilities (unless there is a corresponding reduction in the Revolving Commitments or the commitments in respect of such other revolving credit facilities, as applicable), (ii) Term Loans voluntarily prepaid or prepaid pursuant to Section 2.11(c) or (d) and, to the extent Revolving Commitments are permanently reduced, Revolving Loans voluntarily prepaid, (iii) voluntary prepayments of other Indebtedness secured by the Collateral on a pari passu basis with the Obligations and (iv) repayments or prepayments of Indebtedness financed from Excluded Sources (other than Revolving Loans); minus
(g) the aggregate amount of Restricted Payments made in cash during such fiscal year in accordance with Section 6.08(a)(iii) (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s Excess Cash Flow calculation), after the end of such fiscal year but prior to the date on which the prepayment pursuant to Section 2.11(d) for such fiscal year is required to have been made), except to the extent that such Restricted Payments (i) are made to fund expenditures that reduce Consolidated Net Income (or loss) of the Restricted Group or (ii) are financed from Excluded Sources; minus
(h) without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions and other Investments (other than Permitted Investments) and Capital Expenditures and expected to be consummated or made during the period of 12 months following the end of such period (except, in each case, to the extent financed from Excluded Sources); provided that to the extent the aggregate amount of cash actually utilized to finance such acquisitions and other Investments (other than Permitted Investments) and Capital Expenditures during such following period of 12 months is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period; minus
(i) the aggregate amount of any premium, make-whole or penalty payments that are paid in cash during such fiscal year in connection with any prepayment Indebtedness, to the extent not deducted in determining such Consolidated Net Income (or loss) for such fiscal year; minus
(j) the aggregate amount of mandatory prepayments made pursuant to Section 2.11(c) (or any similar provision in the agreement governing any other Indebtedness secured by the Collateral on a pari passu basis) with the proceeds of any event described in clause (a) or (b) of the definition of “Prepayment Event” during such fiscal year to the extent such proceeds are included in the calculation of such Consolidated Net Income (or loss) for such fiscal year; minus
(k) the aggregate amount of deferred compensation paid in cash during such fiscal year; minus
(l) cash payments made during such fiscal year in respect of long-term liabilities (other than amounts covered by clause (f) above or excluded pursuant to subclauses (i)-(iv) of clause (f) above) of the Restricted Group to the extent such payments were not expensed during such period or are not deducted in determining Consolidated Net Income (or loss) for such fiscal year, except to the extent financed from Excluded Sources (other than Revolving Loans); minus
(m) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; minus
(n) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent such amounts exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any Permitted Foreign Currency, the rate at which such Permitted Foreign Currency may be exchanged into Dollars on such day as last provided (either by publication or as may otherwise be provided to the Administrative Agent) by the applicable Reuters source on the Business Day (determined based on New York City time) immediately preceding such day of determination (or, if a Reuters source ceases to be available or Reuters ceases to provide such rate of exchange, as last provided by such other publicly available information service that provides such rate of exchange at such time as shall be selected by the Administrative Agent from time to time in its sole discretion). Notwithstanding the foregoing provisions of this definition or the definition of the term “Dollar Equivalent”, each Issuing Bank may, solely for purposes of computing the fronting fees owed to it under Section 2.12(b), compute the Exchange Rate for purposes of determining the LC Exposure attributable to any Letter of Credit issued by it that is denominated in a Permitted Foreign Currency by reference to exchange rates determined using any method customarily employed by it for such purpose.
“Exchange Rate Date” means (a) with respect to any Loan denominated in any Permitted Foreign Currency, each of (i) the date of the commencement of the initial Interest Period therefor and (ii) the date of the commencement of each subsequent Interest Period therefor, (b) with respect to any Letter of Credit denominated in a Permitted Foreign Currency, each of (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month commencing after the date of issuance of such Letter of Credit and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the amount thereof and (c) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion.
“Excluded Deposit Account” means (a) any deposit account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business, (b) any deposit account that is a zero-balance disbursement account and (c) any deposit account the funds in which consist solely of (i) funds held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary or (iii) funds held as part of escrow arrangements or owned by Persons other than the Loan Parties.
“Excluded Property” means the following assets and property of any Loan Party: (i) all leasehold interests and any fee-owned real property other than Material Real Property (including requirements to deliver landlord waivers, estoppels and collateral access letters); (ii) aircraft, rolling stock, motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of Uniform Commercial Code financing statements) and commercial tort claims for which a complaint or a counterclaim has not yet been filed in a court of competent jurisdiction and commercial tort claims reasonably expected to result in a judgment not in excess of $5,000,000; (iii)

“margin stock” (within the meaning of Regulation U), and pledges and security interests prohibited by applicable law, rule or regulation; (iv) Equity Interests in (x) any Excluded Subsidiary of the type described in clauses (a), (b) (to the extent (1) requiring the consent of one or more third parties (other than the Borrower or any of its Subsidiaries or any director, officer or employee thereof), (2) triggering a right of first refusal or co-sale rights or similar rights of third parties or (3) prohibited by the terms of any applicable organizational documents, joint venture agreement or shareholder’s agreement), (d), (e) or (h) of the definition thereof or (y) any Person other than wholly owned Subsidiaries to the extent (1) requiring the consent of one or more third parties (other than the Borrower or any of its Subsidiaries or any director, officer or employee thereof), (2) triggering a right of first refusal or co-sale rights or similar rights of third parties or (3) the pledge thereof is not permitted by the terms of such Person’s organizational documents, joint venture documents or similar contractual obligations; (v) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined in good faith by the Borrower); (vi) rights, title or interest in any lease, license, sublicense or other agreement or in any equipment or property subject to a purchase money security interest, capitalized lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, sublicense or agreement or purchase money arrangement, capitalized lease obligation or similar arrangement or require the consent of any Person or create a right of termination in favor of any other party thereto (other than a Loan Party or any of its subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or equivalent law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or equivalent law notwithstanding such prohibition; (vii) assets that are (x) prohibited by applicable law, rule or regulation or require governmental (including regulatory) consent, approval, license or authorization to pledge such assets or (y) contractually prohibited on the Closing Date or the date of acquisition of such asset (or on the date an Excluded Subsidiary becomes a Loan Party by guaranteeing the Obligations) from pledging such assets, so long as such prohibition is not created in contemplation of such transaction, and unless such consent, approval, license or authorization has been received, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable requirements of law (including, for the avoidance of doubt, any postal meters and any assets or Equity Interests that are the subject of the Software Business Sale); (viii) any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other intellectual property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such intellectual property under applicable law; (ix) Permitted Receivables Facility Assets sold, conveyed or otherwise transferred to a Receivables Entity or otherwise pledged in connection with any Permitted Receivables Financing; (x) Excluded Deposit Accounts; (xi) Excluded Securities Accounts; (xii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Administrative Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or under applicable law, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable requirements of law; provided that in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization or applicable Law, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Security Documents and such license, franchise, charter or authorization shall be included as Collateral; (xiii) assets of Loan Parties located in any jurisdiction outside of the United States (but excluding (1) Equity Interests of any Foreign Subsidiary or any other Person organized in a jurisdiction outside of the United States and (2) assets owned by a Loan Party organized under the laws of the United States in which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement or by delivery of certificates evidencing Equity Interests); (xiv) voting Equity Interests in excess of 65% of the issued and outstanding voting Equity Interests of any Foreign Collateral Subsidiary, (xv) any Indenture Restricted Property and (xvi) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.
“Excluded Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.
“Excluded Securities Account” means (a) any securities account the funds in which are used solely for the payment of salaries and wages, workers’ compensation and similar expenses in the ordinary course of business and (b) any securities account the funds or assets in which consist solely of (i) funds or assets held by the Borrower or any Restricted Subsidiary in trust for any director, officer or employee of the Borrower or any Restricted Subsidiary or any employee benefit plan maintained by the Borrower or any Restricted Subsidiary, (ii) funds or assets representing deferred compensation for the directors and employees of the Borrower or any Restricted Subsidiary or (iii) funds held as part of escrow arrangements or owned by Persons other than the Loan Parties.
“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness or Capital Lease Obligations and (b) proceeds of any issuance or sale of Equity Interests in any member of the Restricted Group (other than issuances or sales of Equity Interests to a member of the Restricted Group) or any capital contributions to any member of the Restricted Group (other than any capital contributions made by a member of the Restricted Group).
“Excluded Subsidiary” means (a) each Subsidiary designated by the Borrower for the purpose of this clause (a) from time to time, for so long as any such Subsidiary does not constitute a Material Subsidiary as of the most recently ended four fiscal quarters of the Borrower; provided that if such Subsidiary would constitute a Material Subsidiary as of the end of such four fiscal quarter period, the Borrower shall cause such

Subsidiary to become a Loan Party pursuant to Section 5.12, (b) each Subsidiary that is not a wholly owned Subsidiary or otherwise constitutes a joint venture (for so long as such Subsidiary remains a non-wholly owned Subsidiary or joint venture), (c) each Subsidiary that is prohibited by any applicable law, regulation or contract to provide the Guarantee required by the Collateral and Guarantee Requirement (so long as any such contractual restriction is not incurred in contemplation of such Person becoming a Subsidiary) (unless such prohibition is removed or any necessary consent, approval, waiver or authorization has been received), or would require governmental (including regulatory) consent, approval, license or authorization to provide such Guarantee, unless such consent, approval, license or authorization has been received (and for so long as such restriction or any replacement or renewal thereof is in effect) (including, for the avoidance of doubt, (i) any Subsidiary that is to be sold pursuant to the Software Business Sale and (ii) The Pitney Bowes Bank, Inc., and its subsidiaries), (d) each Unrestricted Subsidiary, (e) any special purpose entity (including any Receivables Entity, if not an Unrestricted Subsidiary) or broker-dealer entity, (f) any Subsidiary to the extent that the guarantee of the Obligations by such entity would result in material adverse tax consequences to the Borrower or any of its Subsidiaries (as reasonably determined in good faith by the Borrower), (g) any Captive Insurance Subsidiary, (h) any non-profit Subsidiary, (i) any Subsidiary of the Borrower that is, or would become as a result of providing the Guarantee required by the Collateral and Guarantee Requirement, an “investment company” as defined in, or subject to regulation under, the Investment Company Act (j) any direct or indirect Subsidiary (x) that is a Specified Foreign Subsidiary, (y) substantially all the assets of which constitute Equity Interests in or debt of one or more Specified Foreign Subsidiaries, or (z) the pledge of whose voting Equity Interests or whose provision of a guarantee would constitute an investment in “United States property” within the meaning of Section 956 of the Code, (k) any Foreign Subsidiary Holding Company or (l) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost, burden, difficulty or other consequence of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; provided that a Subsidiary that has become a Designated Subsidiary shall not constitute an Excluded Subsidiary.
“Excluded Swap Guarantor” means any Loan Party all or a portion of whose Guarantee of, or grant of a security interest to secure, any Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).
“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) or 9.02(c)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” means those certain letters of credit, bank guarantees or similar instruments (if any) issued prior to, and in effect on, the Closing Date, and either (x) listed on Schedule 1.04 or (y) identified in a notice to the Administrative Agent after the Closing Date.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.22(a).
“Existing Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).
“Existing Senior Notes” means the $300,000,000 aggregate principal amount of 4.125% senior unsecured notes due 2020, the $600,000,000 aggregate principal amount of 3.875% senior unsecured notes due 2021, the $400,000,000 aggregate principal amount of 4.625% senior unsecured notes due 2022, the $400,000,000 aggregate principal amount of 4.95% senior unsecured notes due 2023, the $500,000,000 aggregate principal amount of 4.625% senior unsecured notes due 2024, the $35,841,000 aggregate principal amount of 5.25% senior unsecured notes due 2037 and the $425,000,000 aggregate principal amount of 6.7% senior unsecured notes due 2043, each issued by the Borrower prior to the Closing Date.
“Existing Senior Notes Documents” means the Existing Senior Notes Indenture, all other instruments, agreements and other documents evidencing or governing the Existing Senior Notes or providing for any Guarantee or other right in respect thereof, and all schedules, exhibits and annexes to each of the foregoing, as may be amended pursuant to the terms hereof.
“Existing Senior Notes Indenture” means the Senior Indenture, dated as of February 14, 2005, between the Borrower and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee to Citibank, N.A..
“Extension Effective Date” has the meaning assigned to such term in Section 2.22(a).
“Fair Market Value” or “fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Borrower in good faith.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code (or any such amended or successor version thereof).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall set be forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means the Fee Letter, dated October 4, 2019, among JPMCB and the Borrower.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller and with respect to limited liability companies that do not have officers, the manager, sole member, managing member or general partner thereof, the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person, or any other officer of such Person performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.
“First Lien Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated First Lien Debt on such date to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower ended on such date.
“Fixed Amounts” has the meaning specified in Section 1.06(b).
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions under Requirements of Law or by the terms of such Foreign Pension Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Pension Plan required to be registered; (c) the failure of any Foreign Pension Plan to comply with any material Requirements of Law or with the material terms of such Foreign Pension Plan; or (d) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, in each case, which would reasonably be expected to result in the Borrower or any Restricted Subsidiary becoming subject to a material funding or contribution obligation with respect to such Foreign Pension Plan.
“Foreign Collateral Subsidiary” means (a) any Specified Foreign Subsidiary, (b) any Subsidiary, substantially all the assets of which constitute Equity Interests in, or debt of, one or more Specified Foreign Subsidiaries, (c) any direct or indirect Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and that owns, directly or through one or more disregarded entities, 65% or more of the voting Equity Interests of a Subsidiary described in clause (a) or clause (b) above and (d) any other Subsidiary the pledge of whose voting Equity Interests could constitute an investment in “United States property” within the meaning of Section 956 of the Code by a CFC or otherwise result in a material adverse tax consequence to the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower.
“Foreign Lender” means a Lender that is not a U.S. Person for U.S. federal income tax purposes.

“Foreign Pension Plan” means any plan, trust, insurance contract, fund (including any superannuation fund) or other similar program established or maintained by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees or other service providers of the Borrower or such Restricted Subsidiaries, as applicable, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(e).
“Foreign Subsidiary” means each Subsidiary that is not a U.S. Subsidiary.
“Foreign Subsidiary Holding Company” means any Restricted Subsidiary with no material assets other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries or other Foreign Subsidiary Holding Companies.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.04.
“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether State or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of the Borrower)). The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantee Agreement” means the Guarantee Agreement dated as of November 1, 2019 by and among the Administrative Agent and the Loan Parties from time to time party thereto, attached hereto as Exhibit E, as may be amended, restated, amended and restated, supplemented or modified from time to time.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone-depleting substances or mold, or any or materials or substances which are defined or regulated as “toxic,” or “hazardous,” or words of similar import, pursuant to any Environmental Law.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided that “Hedging Agreement” shall not include (i) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any member of the Restricted Group, (ii) Convertible Indebtedness or any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, (iii) any accelerated share repurchase contract, share call option or similar contract with respect to the Borrower’s Equity Interests entered into to consummate a repurchase of such Equity Interests, (iv) any forward sale contract with respect to the Borrower’s Equity Interests or (v) put and call options and forward arrangements entered into in connection with joint ventures and other business investments, acquisitions and dispositions permitted under this Agreement.
“Impacted Interest Period” means at any time with respect to an Interest Period for a Borrowing denominated in a specified currency that the Screen Rate for such currency is not available at such time for such Interest Period.
“Incremental Dollar Basket” has the meaning assigned to such term in Section 2.21(a).
“Incremental Extensions of Credit” has the meaning assigned to such term in Section 2.21(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(c).
“Incremental Facilities” has the meaning assigned to such term in Section 2.21(a).
“Incremental Ratio Basket” has the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.21(a).
“Incremental Term Loan Increase” has the meaning assigned to such term in Section 2.21(a).
“Incremental Term Loans” has the meaning assigned to such term in Section 2.21(a).
“Incremental Tranche A Term Loan” means any Incremental Term Loan that would be considered a “Term A” loan under then-existing customary market convention.
“Incremental Tranche B Term Loan” means any Incremental Term Loan that would be considered a “Term B” loan under then-existing customary market convention.
“Incurrence-Based Amounts” has the meaning specified in Section 1.06(b).
“Indenture Restricted Property” means any Principal Domestic Manufacturing Plant and any shares of stock or “Indebtedness” of any “Restricted Subsidiary” (as each such quoted term is defined in the Existing Senior Notes Documents as in effect on the Closing Date); provided that such assets shall only constitute Indenture Restricted Property so long as any Indebtedness remains outstanding under the Existing Senior Notes Indenture.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable and other accrued or cash management obligations, in each case incurred in the ordinary course of business, (y) any earn-out obligation unless such obligation is not paid promptly after becoming due and payable and (z) Taxes and other accrued expenses), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) net obligations of such Person under any Hedging Agreement and (k) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (A) deferred or prepaid revenue, (B) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, (C) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (D) obligations in respect of any residual value guarantees on equipment leases, (E) any take-or-pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP and (F) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care). The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Initial Term Loans” means the Tranche A Term Loans made on the Closing Date.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be in a form approved by the Administrative Agent and otherwise consistent with the requirements of Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or any other period if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means, with respect to any currency at any time, for any Interest Period, or with respect to any determination of the Alternate Base Rate pursuant to clause (c) of the definition thereof, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period for which that Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period for which that Screen Rate is available for the applicable currency that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time.
“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any principal repayment of such Investment and any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a financial officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. If an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“IP Rights” has the meaning specified in Section 3.05(b).
“IRS” means the United States Internal Revenue Service.
“Issuing Banks” means (a) JPMCB, (b) MUFG Bank, Ltd., (c) SunTrust Bank, (d) Citibank, N.A., (e) Goldman Sachs Bank USA, (f) Citizens Bank, N.A. and (g) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)) and solely with respect to any Existing Letters of Credit, each Revolving Lender (or an Affiliate thereof) that is an issuer thereof as listed on Schedule 1.04 or in the relevant notice to the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing

Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMCB” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning assigned to such term in Section 9.19.
“Latest Maturity Date” means, at any time, the latest of the Maturity Dates in respect of the Classes of Loans and Commitments that are outstanding at such time.
“LC Commitment” means, with respect to an Issuing Bank, the aggregate maximum amount of Letters of Credit at any time outstanding that it will be required to issue hereunder. The LC Commitment of each Issuing Bank existing on the Closing Date is set forth with respect to such Issuing Bank on Schedule 2.01 hereto, and the LC Commitment of each Lender designated as an Issuing Bank after the Closing Date will be specified in the agreement with respect to such designation contemplated by Section 2.05(j). The LC Commitment of any Issuing Bank may be increased or reduced by written agreement between such Issuing Bank and the Borrower, provided that a copy of such written agreement shall have been delivered to the Administrative Agent.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, (a) the sum of the Dollar Equivalents of the aggregate undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be such Lender’s Applicable Percentage of the aggregate LC Exposure at such time, adjusted to give effect to any reallocation under Section 2.20(c) of the LC Exposure of Defaulting Lenders in effect at such time.
“LC Participation Calculation Date” means, with respect to any LC Disbursement made by any Issuing Bank or any refund of a reimbursement payment made by any Issuing Bank to the Borrower, in each case in a Permitted Foreign Currency, (a) the date on which such Issuing Bank shall advise the Administrative Agent that it purchased with Dollars the Permitted Foreign Currency used to make such LC Disbursement or refund or (b) if such Issuing Bank shall not advise the Administrative Agent that it made such a purchase, the date on which such LC Disbursement or refund is made.
“LC Sublimit” means an amount equal to $100,000,000.
“LCT Election” means the Borrower’s election to test the permissibility of a Limited Condition Transaction in accordance with the methodology set forth in Section 1.06.
“LCT Test Date” has the meaning specified in Section 1.06.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Letters of Credit” means any letter of credit (or with respect to any Issuing Bank, any bank guarantee (or similar instrument) as such Issuing Bank may in its sole discretion approve) denominated in Dollars or in a Permitted Foreign Currency issued pursuant to this Agreement by an Issuing Bank under the Revolving Commitments and shall include any Existing Letter of Credit (which shall be deemed issued hereunder on the Closing Date or on the date specified in the relevant notice to the Administrative Agent), other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars or in Sterling for any Interest Period, the applicable Screen Rate as of the Specified Time on the Quotation Day; provided that with respect to an Impacted Interest Period, the LIBO Rate shall be the Interpolated Rate with respect to such currency as of the Specified Time on the Quotation Day; and provided, further, that if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, lien, pledge, hypothecation, charge, security interest or other encumbrance in, on or of such asset or (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease or financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction” means (i) any acquisition of any assets, business or person, or a merger or consolidation, in each case involving third parties, or similar Investment permitted hereunder (subject to Section 1.06) by the Borrower or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (or, if such condition does exist, the Borrower or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained) or (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any

Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Documents” means this Agreement, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Security Document, any agreement designating an additional Issuing Bank as contemplated by Section 2.05(j) and, except for purposes of Section 9.02, the Global Intercompany Note and any promissory notes delivered pursuant to Section 2.09(d) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing) and any document designated as a Loan Document by the Administrative Agent and the Borrower.
“Loan Parties” means, collectively, the Borrower and each Subsidiary of the Borrower other than an Excluded Subsidiary (but including any Designated Subsidiary).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.
“Local Time” means (a) with respect to a Dollar-denominated Borrowing or Letter of Credit, New York City time, and (b) with respect to a Euro-denominated or Sterling denominated Borrowing or Letter of Credit, London time.
“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unfunded Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unfunded Aggregate Revolving Commitment at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unfunded Commitments of, each Defaulting Lender of any Class shall be excluded for purposes of making a determination of Majority in Interest.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their material obligations to the Lenders or the Administrative Agent under this Agreement or any other Loan Document or (c) the material rights of, or remedies available to, the Administrative Agent or the Lenders under this Agreement or any other Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans, the Letters of Credit and the Guarantees under the Loan Documents and other than any Permitted Receivables Facility that is non-recourse to the Restricted Group other than in respect of Standard Securitization Undertakings), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Real Property” means any fee-owned real property (i) with a Fair Market Value of more than $10,000,000 that is owned by a Loan Party as of the Closing Date, with any such real property being specified in Schedule 1.02 or (ii) with a Fair Market Value of more than $10,000,000 that is acquired after the date hereof by any Loan Party or owned by a Subsidiary that becomes a Loan Party pursuant to Section 5.12, in each case other than any Principal Domestic Manufacturing Plant (so long as any Indebtedness remains outstanding under the Existing Senior Note Indentures).
“Material Subsidiary” means each Restricted Subsidiary (a) the Consolidated Total Assets of which equal 5.0% or more of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries or (b) the consolidated revenues of which equal 5.0% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries, in each case as of the end of or for the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to the date of this Agreement); provided that if, at the end of or for any such most recent period of four consecutive fiscal quarters, the combined Consolidated Total Assets or combined consolidated revenues of all Restricted Subsidiaries that pursuant to the criteria set forth in clauses (a) and (b) above (not including any Designated Subsidiary or any Restricted Subsidiary that constitutes an Excluded Subsidiary pursuant to another clause of the definition of “Excluded Subsidiary”) shall have exceeded 7.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries or 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries, respectively, then one or more of such excluded Restricted Subsidiaries shall for all purposes of this Agreement be designated by the Borrower to be Material Subsidiaries, until such excess shall have been eliminated.

“Maturity Date” means the Revolving Maturity Date, the Tranche A Term Maturity Date or the maturity date with respect to any Class of Incremental Term Loans, as the context requires.
“Maturity Date Extension Request” means a request by the Borrower, substantially in the form of Exhibit I hereto or such other form as shall be approved by the Administrative Agent, for the extension of the applicable Maturity Date pursuant to Section 2.22.
“Maturity Date Reference Date” has the meaning specified in the definition of Maturity Date.
“Maximum Rate” has the meaning assigned to such term in Section 9.13.
“MNPI” means material information concerning the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their respective securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning the Borrower, the Subsidiaries or any Affiliate of any of the foregoing or any of their respective securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Mortgage” means a mortgage, deed of trust or other security document granting a Lien on any Mortgaged Property owned by Loan Party to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.
“Mortgaged Property” means, initially, each parcel of Material Real Property existing on the Closing Date, if any, and identified on Schedule 1.02 and thereafter, each parcel of Material Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.12 or 5.13, as applicable.
“Multiemployer Plan” means a “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates makes or is obligated to make contributions or with respect to which any of them has any ongoing obligation or liability, contingent or otherwise.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earnout, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by the Restricted Group (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer, lease or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Restricted Group as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and including pension and other post-employment benefit liabilities and liabilities related to environmental matters, and (iii) the amount of all taxes paid (or reasonably estimated to be payable), and the amount of any reserves established in accordance with GAAP to fund purchase price adjustment, indemnification and other liabilities (other than any earnout obligations, but including pension and other post-employment benefit liabilities and liabilities related to environmental matters) reasonably estimated to be payable, as a result of the occurrence of such event (including, without duplication of the foregoing, the amount of any distributions in respect thereof pursuant to Section 6.08(a)(xi)) (as determined reasonably and in good faith by a Financial Officer of the Borrower). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.
“Net Proceeds Prepayment Amount” has the meaning specified in Section 2.11(c).
“Net Working Capital” means, at any date, (a) the consolidated current assets of the Restricted Group as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Restricted Group as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“Non-Consenting Lender” means a Lender whose consent to a Proposed Change is not obtained.

“Non-Guarantor Debt Basket” means a shared basket in an amount not to exceed the greater of $200,000,000 and 40.0% of Consolidated EBITDA (based on the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) at any time outstanding that may be used for (A) the incurrence of certain Indebtedness by Restricted Subsidiaries that are not Loan Parties under Sections 6.01(a)(vii), 6.01(a)(xii) and 6.01(a)(xix) and (B) Secured Cash Management Obligations of any Restricted Subsidiary that is not a Loan Party.
“Non-Guarantor Investment Basket” means a shared basket in an amount not to exceed the greater of $200,000,000 and 40.0% of Consolidated EBITDA (based on the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) at any time outstanding that may be used for (A) certain Investments permitted under Sections 6.04(b), 6.04(e), 6.04(f), 6.04(g) and 6.04(r) and (B) certain Guarantees permitted under Section 6.04(g) (without duplication of amounts previously included or utilized under clause (A) above); provided that the Non-Guarantor Investment Basket shall be deemed increased on a dollar-for-dollar basis by the amount of any distributions, returns of capital and repayments made in cash by Restricted Subsidiaries that are not Loan Parties to Loan Parties in respect of Investments existing on the Closing Date of the Loan Parties in Restricted Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed the aggregate cash and Permitted Investments as of the Closing Date of the Restricted Subsidiaries that are not Loan Parties.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means, collectively, (a) all the Loan Document Obligations of the Loan Parties, (b) all the Secured Cash Management Obligations of the Loan Parties and (c) all the Secured Hedging Obligations of the Loan Parties. For the avoidance of doubt, Obligations shall not include any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, a Tax imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Eurocurrency Rate” means, for any day, (a) in respect of any Sterling-denominated amount, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for Sterling for an overnight borrowing as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, on such day and (b) in respect of any Euro-denominated amount, the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person that takes over the administration of that rate) for an overnight borrowing as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and provided further that if the Overnight Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in Section 4002 in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Administrative Agent.
“Permitted Acquisition” means any acquisition or similar Investment permitted pursuant to Section 6.04(b).
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Encumbrances” means, with respect to any Person:
(a) Liens imposed by law for Taxes, assessments or governmental charges that (i) are not yet overdue for a period of more than 30 days or not subject to penalties for nonpayment, (ii) are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or (iii) for property taxes on property such Person or one of its subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;
(b) Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, construction contractors’ and other like Liens imposed by law or landlord liens specifically created by contract, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person shall be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c) pledges and deposits made (i) in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, health, disability or employee benefits and other social security laws or similar legislation or regulations and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;
(d) pledges and deposits made (i)(x) to secure the performance of bids, tenders, trade contracts (other than for payment of Indebtedness), governmental contracts, leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (i) above;

(e) judgment and attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01 and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(f) easements, survey exceptions, charges, ground leases, protrusions, encroachments on use of real property or reservations of, or rights of others for, licenses, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, any zoning, building or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, servicing agreements, site plan agreements, developments agreements, contract zoning agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements pertaining to the use or development of any of the real property of the Borrower and the Restricted Subsidiaries, restrictions, rights-of-way and similar encumbrances (including minor defects or irregularities in title) on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not individually or in the aggregate materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole, including leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;
(g) [reserved];
(h) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness;
(i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases, accounts or consignments entered into by the Borrower and the Restricted Subsidiaries or purported Liens evidenced by filings of precautionary Uniform Commercial Code (or similar filings under applicable law) financing statements or similar public filings;
(j) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(k) (i) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property or rights (other than IP Rights) subject to any lease, sublease, license or sublicense or concession agreement held by the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;
(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m) Liens that are contractual rights of set-off;
(n) Liens (i) of a collection bank arising under Section 4-208 of the New York Uniform Commercial Code or Section 4-210 of the Uniform Commercial Code applicable in other States on items in the course of collection, (ii) attaching to pooling accounts, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, or (iii) in favor of a banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law or under general terms and conditions encumbering deposits, deposit accounts, securities accounts, cash management arrangements (including the right of set-off and netting arrangements) or other funds maintained with such institution or in connection with the issuance of letters of credit, bank guarantees or other similar instruments and which are within the general parameters customary in the banking or finance industry;
(o) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(p) Liens in respect of the leasing of equipment to customers in the ordinary course of the Restricted Group’s financing business;
(q) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(r) deposits made or other security provided in the ordinary course of business to secure liability to insurance brokers, carriers, underwriters or under self-insurance arrangements in respect of such obligations;
(s) Liens on the Equity Interests or other securities of Unrestricted Subsidiaries to the extent securing obligations of such Unrestricted Subsidiaries, which obligations shall be non-recourse to the Restricted Group;
(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(u) Liens on Permitted Receivables Facility Assets incurred and transferred in connection with a Permitted Receivables Facility, including Liens on such assets resulting from precautionary Uniform Commercial Code (or equivalent statutes) filings or from recharacterization of any such sale as a financing or loan;
(v) non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of the Borrower or any Restricted Subsidiary;
(w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto or on funds received from insurance companies on account of third party claims handlers and managers;
(x) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from consignment of inventory by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(y) with respect to any entities that are not Loan Parties, other Liens and privileges arising mandatorily by Law;

(z) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar lien provision of any other environmental statute;
(aa) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business;
(bb) rights of recapture of unused real property (other than any Material Real Property of Loan Parties) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;
(cc) Liens on the property of (x) any Loan Party in favor of any other Loan Party and (y) any Restricted Subsidiary that is not a Loan Party in favor of the Borrower or any Restricted Subsidiary;
(dd) Liens or security given to public utilities or to any municipality or Governmental Authority when required by the utility, municipality or Governmental Authority in connection with the supply of services or utilities to the Borrower and any other Restricted Subsidiaries; and
(ee) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness in respect of borrowed money, other than Liens referred to in clauses (s), (u) and (cc) above.
“Permitted Foreign Currency” means Euros and Sterling and (a) with respect to any Revolving Loan, any foreign currency reasonably requested by the Borrower from time to time and in which each Revolving Lender has agreed, in accordance with its policies and procedures in effect at such time, to lend Revolving Loans and (b) with respect to any Letter of Credit, any foreign currency included in clause (a) that is reasonably requested by the Borrower from time to time and that has been agreed to by the applicable Issuing Bank.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper and variable and fixed rate notes maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 by S&P or P-2 by Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 12 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) “money market funds” that (i) comply with the criteria set forth in Rule 2a‑7 of the Investment Company Act, (ii) are rated AAA- by S&P and Aaa3 by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(f) asset-backed securities rated AAA by Moody’s or S&P, with weighted average lives of 12 months or less (measured to the next maturity date);
(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook, with maturities of 24 months or less from the date of acquisition;
(h) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);
(i) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (h) above;
(j) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and
(k) Dollars, Euros, Canadian dollars, Sterling or any other readily tradable currency held by it from time to time in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries.
“Permitted Receivables Facility” means one or more receivables facilities created under Permitted Receivables Facility Documents providing for (a) the factoring, sale or pledge by one or more of the Borrower or a Restricted Subsidiary (each a “Receivables Seller”) of Permitted Receivables Facility Assets (thereby providing financing to the Receivables Sellers) to a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers or (b) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in connection with Receivables-backed financing programs, in each case as more fully set forth in the Permitted Receivables Facility Documents; provided that in each case of clause (a) and clause (b), such facilities are not recourse to the Borrower or any Restricted Subsidiary (other than a Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and the Restricted Subsidiaries which are transferred or pledged to a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also transferred or pledged pursuant to such Permitted Receivables Facility and all proceeds thereof and (ii) loans to Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Borrower and the Restricted Subsidiaries which are made pursuant to a Permitted Receivables Facility.
“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type as determined in good faith by the Borrower.
“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or other financings involving Receivables, as determined in good faith by the Borrower and including for the avoidance of doubt any accounts into which collections on such Receivables are received (and not containing any other material amounts) and the Equity Interests of any Receivables Entity, and any collections or proceeds of any of the foregoing.
“Permitted Junior Lien Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a junior lien, subordinated basis to the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (iii) the security agreements relating to such Indebtedness are not materially more favorable (when taken as a whole) to the lenders or holders providing such Indebtedness than the existing Security Documents are to the Lenders, (iv) such Indebtedness is not guaranteed by any Restricted Subsidiaries other than the Loan Parties and (v) the holders of, or an agent, trustee or note agent acting on behalf of the holders of, such Indebtedness shall have become party to an Acceptable Intercreditor Agreement.
“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior or subordinated unsecured notes or loans; provided that (i) such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans), (ii) such Indebtedness is not guaranteed by any Subsidiaries other than the Loan Parties and (iii) such Indebtedness is not secured by any Lien or any property or assets of the Borrower or any Restricted Subsidiary.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common Equity Interests sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.01(d).
“Prepayment Event” means:
(a) any non-ordinary course sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of any member of the Restricted Group, other than (i) dispositions described in clauses (a) through (i) and (l), (m) and (o) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $20,000,000 in the case of any single disposition or series of related dispositions and (B) $40,000,000 for all such dispositions during any fiscal year of the Borrower;
(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any member of the Restricted Group with a fair market value immediately prior to such event equal to or greater than $20,000,000; or
(c) the incurrence by any member of the Restricted Group of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01;
provided, that notwithstanding the foregoing, the Software Business Sale shall be deemed not to constitute a Prepayment Event so long as the Net Proceeds from the Software Sale are applied, by no later than the later of (x) March 31, 2020 and (y) 120 days after the consummation of the Software Business Sale, to redeem or repurchase Existing Senior Notes (including the payment of accrued interest, premium and other fees and expenses in connection therewith), it being agreed that any such Net Proceeds not so applied by such date shall be deemed on such date to constitute Net Proceeds to which clause (a) of this definition applies, subject to the thresholds in subclause (ii) of such clause (a).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Domestic Manufacturing Plant” means any “Principal Domestic Manufacturing Plant” as such term is defined in the Existing Senior Notes Documents as in effect on the Closing Date; provided that, without limitation of the foregoing, the Borrower shall have the right to determine in good faith that any plant, warehouse or other facility of the Borrower or any Subsidiary, including land and fixtures, constitutes a “Principal Domestic Manufacturing Plant” as such term is defined in the Existing Senior Notes Documents as in effect on the Closing Date and to designate such property as such by notice to the Administrative Agent.
“Private-Siders” has the meaning assigned to such term in Section 9.17(b).
“Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12 and 6.13 or any other calculations hereunder or otherwise for purposes of determining the Consolidated Total Leverage Ratio, Consolidated Interest Expense, Adjusted Consolidated Interest Expense, the Consolidated Secured Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA as of any date, that such calculation shall give pro forma effect to (i) if such calculation is being made for the purposes described in clause (y) below, the transaction or event with respect to which the calculation of any such amount or ratio is to be made pursuant to this Agreement, as applicable (and, to the extent applicable, the use of proceeds thereof and the incurrence or repayment of any Indebtedness in connection therewith) and (ii) all other acquisitions, designations of Restricted Subsidiaries as Unrestricted Subsidiaries, designations of Unrestricted Subsidiaries as Restricted Subsidiaries, all issuances, incurrences or assumptions or repayments and prepayments of Indebtedness in connection therewith (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business) and all sales, transfers or other dispositions of any Equity Interests in a Restricted Subsidiary or all or substantially all assets of a Restricted Subsidiary or division or line of business of a Restricted Subsidiary outside the ordinary course of business (and any related prepayments or repayments of Indebtedness) (x) if such calculation is being made for purposes of determining actual compliance (and not compliance on a pro forma basis as per the requirements of any other provision of this Agreement) with the financial covenants contained in Sections 6.12 and 6.13 or for purposes of determining the Applicable Rate or the ECF Sweep Amount, that have occurred during the four consecutive fiscal quarter period of the Borrower with respect to which such calculation is being made or (y) if such calculation is being made for the purpose of determining whether any Incremental Extension of Credit may be made, any designation under Section 5.17 is permitted or any transaction or event subject to the limitations in Article VI or any other relevant limitations in this Agreement is permitted, that have occurred since the beginning of the four consecutive fiscal quarter period of the Borrower with respect to which such calculation is being made, in each case as if such transactions or events occurred on the first day of such four consecutive fiscal quarter period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness).
“Pro Rata Share” means, with respect to a Revolving Lender or Issuing Bank, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Revolving Commitments of such Revolving Lender or Issuing Bank in its capacity as Revolving Lender and the denominator of which is the aggregate Revolving Commitments of all Revolving Lenders.
“Proposed Change” means a proposed amendment, modification, waiver or termination of any provision of this Agreement or any other Loan Document.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Siders” has the meaning assigned to such term in Section 9.17(b).
“Purchasing Borrower Party” means any of the Borrower or any Restricted Subsidiary.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.21.
“Qualified Equity Interests” means Equity Interests of the Borrower, other than Disqualified Equity Interests.
“Quotation Day” means, in respect of (a) the determination of the LIBO Rate for any Interest Period for Loans denominated in Dollars, the day that is two Business Days prior to the first day of such Interest Period; (b) the determination of the LIBO Rate for any Interest Period for Loans denominated in Sterling, the first day of such Interest Period; and (c) the determination of the EURIBO Rate for any Interest Period for Loans denominated in Euros, the day which is two Target2 Operating Days prior to the first day of such Interest Period; in each case unless market practice differs for loans in the applicable currency priced by reference to rates quoted in the relevant interbank market, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice for loans in such currency priced by reference to rates quoted in the relevant interbank market (and if quotations would normally be given by leading banks for loans in such currency priced by reference to rates quoted in the relevant interbank market on more than one day, the Quotation Day shall be the last of those days).

“Receivables” means all accounts receivable and property relating thereto (including all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Subsidiaries makes an Investment and to which the Borrower or any of its Subsidiaries transfers Permitted Receivables Facility Assets) which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of Receivables)) on terms less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), and (c) to which neither the Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by a certificate of a Financial Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Receivables Seller” has the meaning assigned to such term in the definition of “Permitted Receivables Facility”.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Refinanced Debt” has the meaning set forth in the definition of “Refinancing Term Loan Indebtedness”.
“Refinancing” has the meaning assigned to such term in Section 4.01(j).
“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(a).
“Refinancing Facility Agreement” means a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the

Borrower, the Administrative Agent and one or more Refinancing Term Lenders, establishing commitments in respect of Refinancing Term Loans and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews, replaces or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any fees, premium and expenses relating to such extension, renewal, replacement or refinancing; (b) either (i) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness or (ii) such Refinancing Indebtedness shall not be required to mature or to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the date 91 days after the Latest Maturity Date in effect on the date of such extension, renewal, replacement or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be no shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing (or, if shorter, 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing); (c) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness (provided that Refinancing Indebtedness in respect of the Existing Senior Notes shall be permitted to be supported by Guarantees from the Loan Parties notwithstanding the foregoing requirements of this clause (c)); (d) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders (as determined in good faith by the Borrower); (e) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent (as determined in good faith by the Borrower) (provided that Liens on the Collateral securing Refinancing Indebtedness in respect of Original Indebtedness that was secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations shall be deemed to meet the requirements of this clause (e) if such Liens are on a junior basis to the Liens securing the Obligations and are governed by an Acceptable Intercreditor Agreement); and (f) the proceeds of such Refinancing Indebtedness are promptly, subject to any advance notice requirements for the relevant prepayment, repurchase or redemption and other logistical considerations as determined in good faith by the Borrower, applied to refinance, repurchase or redeem such Original Indebtedness; provided however that the proceeds of any Refinancing Indebtedness in respect of Original Indebtedness constituting Existing Senior Notes or other capital markets Indebtedness shall not be required to be applied to repurchase or redeem such Original Indebtedness prior to the date that is 120 days following the date of the incurrence of such Refinancing Indebtedness.
“Refinancing Term Lender” means any Person that provides a Refinancing Term Loan.
“Refinancing Term Loan Indebtedness” means (a) Permitted Junior Lien Refinancing Debt, (b) Permitted Unsecured Refinancing Debt or (c) Refinancing Term Loans obtained pursuant to a Refinancing Facility Agreement, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, refinance or replace, in whole or part, existing Term Loans hereunder (including any successive Refinancing Term Loan Indebtedness) (such existing Term Loans and successive Refinancing Term Loan Indebtedness, the “Refinanced Debt”); provided that (i) the principal amount (or accreted value, if applicable) of such Refinancing Term Loan Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Refinanced Debt except by an amount equal to the sum of accrued and unpaid interest, accrued fees and premiums (if any) with respect to such Refinanced Debt and fees and expenses associated with the refinancing of such Refinanced Debt with such Refinancing Term Loan Indebtedness; provided, however, that, as part of the same incurrence or issuance of Indebtedness as such Refinancing Term Loan Indebtedness, the Borrower may incur or issue an additional amount of Indebtedness under Section 6.01 without violating this clause (i) (and, for purposes of clarity, (x) such additional amount of Indebtedness shall not constitute Refinancing Term Loan Indebtedness and (y) such additional amount of Indebtedness shall reduce the applicable basket under Section 6.01, if any, on a dollar-for-dollar basis); (ii) the stated final maturity of such Refinancing Term Loan Indebtedness shall not be earlier than 91 days after the Latest Maturity Date of such Refinanced Debt, and such stated final maturity of such Refinancing Term Loan Indebtedness shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the Latest Maturity Date of such Refinanced Debt; (iii) such Refinancing Term Loan Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, on the stated final maturity date as permitted pursuant to the preceding clause (ii) or upon the occurrence of an event of default, asset sale or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Refinanced Debt) prior to the earlier of (A) the latest stated final maturity of such Refinanced Debt and (B) 91 days after the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be permitted so long as the weighted average life to maturity of such Refinancing Term Loan Indebtedness in the form of Refinancing Term Loans shall be no shorter than the weighted average life to maturity of such Refinanced Debt remaining as of the date of such extension, replacement or refinancing; (iv) such Refinancing Term Loan Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of the Borrower or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Refinanced Debt) an obligor in respect of such Refinanced Debt, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary to the extent of its obligations in respect of such Refinanced Debt and (v) in the case of Refinancing Term Loans, such Refinancing Term Loan Indebtedness shall contain terms and conditions that are not materially more favorable (when taken as a whole) to the investors providing such Refinancing Term Loan Indebtedness than those applicable to the existing Term Loans of the applicable Class being refinanced (other than (A) with respect to pricing, maturity, amortization, optional prepayments and redemption and (B) covenants or other provisions applicable only to periods after the Latest Maturity Date) on the date such Refinancing Term Loan is incurred.
“Refinancing Term Loans” means one or more Classes of term loans incurred by the Borrower under this Agreement pursuant to a Refinancing Facility Agreement; provided that such Indebtedness constitutes Refinancing Term Loan Indebtedness in respect of Term Loans (including portions of Classes of Term Loans).
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees, managers, advisors, representatives and controlling persons of such Person or Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Required Covenant Lenders” means, at any time, Lenders having Revolving Exposures, unfunded Revolving Commitments, Tranche A Term Loans and unfunded Tranche A Term Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure, unfunded Revolving Commitments, Tranche A Term Loans and unfunded Tranche A Term Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures and Tranche A Term

Loans of, and the unfunded Revolving Commitments and Tranche A Term Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Covenant Lenders.
“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unfunded Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure (with the aggregate of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition), outstanding Term Loans and unfunded Commitments at such time; provided that whenever there is one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unfunded Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unfunded Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and unfunded Revolving Commitments at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unfunded Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Tranche A Term Lenders” means, at any time, Lenders having Tranche A Term Loans and unfunded Tranche A Term Commitments representing more than 50% of the sum of the Tranche A Term Loans and unfunded Tranche A Term Commitments at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Restricted Debt Payments” has the meaning assigned to such term in Section 6.08(b).
“Restricted Group” means the Borrower and the Restricted Subsidiaries.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary with respect to its Equity Interests, or any payment or distribution (whether in cash, securities or other property) by the Borrower or any Restricted Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of its Equity Interests.

“Restricted Subsidiary” means each Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Resulting Revolving Borrowings” has the meaning assigned to such term in Section 2.21(d).
“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, or a successor thereto.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of all the Revolving Commitments.
“Revolving Borrowing” means Revolving Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Revolving Loans, as to which a single Interest Period is in effect.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.23 and Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption, Refinancing Facility Agreement or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $500,000,000.
“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.21(a).
“Revolving Commitment Increase Lender” means, with respect to any Revolving Commitment Increase, each Additional Lender providing a portion of such Revolving Commitment Increase.
“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the outstanding principal amount of such Revolving Lender’s Revolving Loans and (b) such Revolving Lender’s LC Exposure, in each case, at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person as to which such Revolving Lender is, directly or indirectly, a subsidiary.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.
“Revolving Maturity Date” means the date that is five years after the Closing Date, as the same may be extended pursuant to Section 2.22; provided that, if, on any date prior to the then-scheduled Revolving Maturity Date that is ninety-one (91) days prior to the scheduled maturity date in respect of (x) any series of the Existing Senior Notes and/or (y) any Refinancing Indebtedness in respect of any series of Existing Senior Notes (any such date, a “Revolving Facility Springing Maturity Date” and any such maturing Existing Senior Notes or Refinancing Indebtedness, “Reference Debt”), Reference Debt is outstanding in an aggregate principal amount in excess of $150,000,000, the Revolving Maturity Date shall instead be the Revolving Facility Springing Maturity Date; provided further, in each case, if such date is not a Business Day, the Revolving Maturity Date shall be the immediately preceding Business Day.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, Canada or Her Majesty’s Treasury of the United Kingdom or (b) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Canada or Her Majesty’s Treasury of the United Kingdom.
“Screen Rate” means (a) in respect of the LIBO Rate for Dollars or Sterling for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information services that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period and (b) in respect of the EURIBO Rate for any Interest Period, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for such Interest Period as set forth on the Reuters screen page that displays such rate (currently EURIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).
“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Obligations” means the due and punctual payment of any and all obligations of (x) the Borrower and each Loan Party and (y) each Restricted Subsidiary that is not a Loan Party, in each case whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) arising in respect of Cash Management Services; provided that at the time of incurrence of obligations incurred pursuant to clause (y) of this definition and after giving effect thereto, the Non-Guarantor Debt Basket shall not have been exceeded, in each case that (a) (i) are owed to the Administrative Agent or an Affiliate thereof, or to any Person that was the Administrative Agent or an Affiliate thereof at the time the agreements in respect of such obligations were entered, incurred or that becomes the Administrative Agent or an Affiliate thereof thereafter, (ii) are owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (iii) are owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred or becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral.
“Secured Hedging Obligations” means the due and punctual payment of any and all obligations of the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a)(i) is with a counterparty that is the Administrative Agent or an Arranger or an Affiliate thereof, or any Person that was the Administrative Agent or an Arranger or an Affiliate thereof at the time such Hedging Agreement was entered into or that becomes the Administrative Agent or an Arranger or an Affiliate thereof thereafter, (ii) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (iii) is entered into after the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into or that becomes a Lender or an Affiliate of a Lender thereafter and (b) are secured by the Collateral. Notwithstanding the foregoing, in the case of any Excluded Swap Guarantor, “Secured Hedging Obligations” shall not include Excluded Swap Obligations of such Excluded Swap Guarantor.
“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations and (f) the successors and assigns of each of the foregoing.
“Securities Act” means the United States Securities Act of 1933.
“Security Documents” means the Guarantee Agreement, Collateral Agreement, any Acceptable Intercreditor Agreement, each Mortgage, each intellectual property security agreement and each other security agreement or other instrument or document executed and delivered by any Loan Party pursuant to any of the foregoing or pursuant to Section 5.12 or 5.13.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Software Business Sale” means the transactions contemplated by that certain Stock and Asset Purchase Agreement, dated as of August 23, 2019 by and between the Borrower and Starfish Parent L.P., as may be amended.
“Specified ECF Percentage” means, with respect to any fiscal year of the Borrower, (a) if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is greater than 4.50 to 1.00, 50%, (b) if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.50 to 1.00 but greater than 3.50 to 1.00, 25%, and (c) if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00, 0%.
“Specified Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is a CFC or a subsidiary of a CFC.
“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time, and (b) with respect to the EURIBO Rate, 11:00 a.m., Brussels time.
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary thereof in connection with the Permitted Receivables Facility which are customary in an accounts receivable financing transaction.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans denominated in Dollars shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held (unless parent does not Control such entity), or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Successor Borrower” has the meaning assigned to such term in Section 6.03(a)(v).
“Supported QFC” has the meaning assigned to it in Section 9.21.
“Swap Obligations” means, with respect to the Borrower or any other Loan Party, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.
“Syndication Agents” means, collectively, MUFG Bank, Ltd. and SunTrust Bank.
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system.
“Target2 Operating Day” means any day (other than a Saturday or Sunday) on which both (a) TARGET2 (or, if TARGET2 ceases to be operative, such other payment system as shall be determined by the Administrative Agent to be a replacement therefor for purposes hereof) is open for the settlement of payments in Euros and (b) banks in London, England are open for general business.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term Borrowings” means the Tranche A Term Borrowings and/or the Incremental Term Loans, as the context requires.
“Term Commitments” means, collectively, the Tranche A Term Commitments and any commitments to make Incremental Term Loans.
“Term Lenders” means, collectively, the Tranche A Term Lenders and any Lenders with an outstanding Incremental Term Loan or a Commitment to make an Incremental Term Loan.
“Term Loans” means, collectively, the Initial Term Loans and any Incremental Term Loans.
“Total Adjusted Debt” means, at any time, Consolidated Debt at such time minus Captive Finance Debt at such time.
“Tranche A Term Borrowing” means Tranche A Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Tranche A Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Term Commitments is $400,000,000.
“Tranche A Term Lender” means a Lender with a Tranche A Term Commitment or an outstanding Tranche A Term Loan.
“Tranche A Term Loan” means a Loan made pursuant to clause (b) of Section 2.01.
“Tranche A Term Maturity Date” means the date that is five years after the Closing Date, as the same may be extended pursuant to Section 2.22; provided that, if, on any date prior to the then-scheduled Tranche A Term Maturity Date that is ninety-one (91) days prior to the scheduled maturity date in respect of (x) any series of the Existing Senior Notes and/or (y) any Refinancing Indebtedness in respect of any series of Existing Senior Notes (any such date, a “Tranche A Term Springing Maturity Date” and any such maturing Existing Senior Notes or Refinancing Indebtedness, “Reference Debt”), Reference Debt is outstanding in an aggregate principal amount in excess of $150,000,000, the Tranche A Term Maturity Date shall instead be the Tranche A Springing Maturity Date; provided further, in each case, if such date is not a Business Day, the Tranche A Term Maturity Date shall be the immediately preceding Business Day.
“Transactions” means, collectively, the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.
“U.S. Intellectual Property” means Intellectual Property (as defined in the Collateral Agreement) that is registered or applied for in the United States.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.
“U.S. Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Unaudited Financial Statements” the unaudited condensed consolidated balance sheets of the Borrower as of June 30, 2019, and the related unaudited condensed consolidated statements of income, comprehensive income and cash flows for the six months ended on June 30, 2019.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.
“Unrestricted Subsidiaries” means (a) any Subsidiary that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 5.17 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.
“Unrestricted Subsidiary Reconciliation Statement” means in connection with the delivery of financial statements pursuant to Section 5.01(a) or (b) (solely to the extent required under

Section 5.01(c)), an unaudited financial statement (in substantially the same form) prepared on the basis of consolidating the accounts of the Borrower and the Restricted Subsidiaries and treating Unrestricted Subsidiaries as if they were not consolidated with the Borrower and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Voting Equity Interests” of any Person means the Equity Interests of such Person ordinarily having the power to vote for the election of the directors of such Person.
“wholly owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other withholding agent, if applicable.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02.     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03.     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise or except as expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04.     Accounting Terms; GAAP; Borrower Representative. %3.Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to Accounting Standard Codifications), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein.
(a)     The Borrower is hereby authorized to act as an agent and representative of the other Loan Parties party hereto in providing and receiving notices, consents, certificates, other writing or statements on behalf of the other Loan Parties for purposes hereof (including for purposes of Article II). Unless otherwise provided therein, the Administrative Agent may assume any notice, consent, certificate, other writing or statement received from the Borrower is made on behalf of the other Loan Parties, and shall be entitled to rely on, and shall incur no liability by acting upon, any such notice, consent, certificate, other writing or statement accordingly.
SECTION 1.05.     Pro Forma Calculations. All relevant calculations for purposes of determining compliance with the financial covenants contained in Sections 6.12 and 6.13 (or pro forma compliance with the same for purposes of the requirements of any other relevant provision) or otherwise for purposes of determining the Consolidated Total Leverage Ratio, the Consolidated Interest Expense, the Consolidated Secured Leverage Ratio, the First Lien Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA for any purpose under this Agreement shall be made on a Pro Forma Basis.
SECTION 1.06.     Limited Condition Transaction. (a) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable financial ratio or test or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom) in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be (i) in the case of a Limited Condition Transaction described in clause (i) of the definition thereof, the date the definitive agreements for such Limited Condition Transaction are entered into and (ii) in the case of a Limited Condition Transaction described in clause (ii) of the definition thereof, the date of giving of the irrevocable notice of redemption therefor (the “LCT Test Date”) and if, after such financial ratios and tests and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with; provided that at the option of the Borrower, the relevant ratios and baskets may be recalculated at the time of consummation of such Limited Condition Transaction. For the avoidance of doubt, (x) if any of such financial ratios or tests are exceeded (or, with respect to the Consolidated Interest Coverage Ratio or the Consolidated Adjusted Interest Coverage Ratio, not reached) as a result of fluctuations in such ratio or test (including due to fluctuations in Consolidated EBITDA or otherwise) at or prior to the consummation of the relevant Limited Condition Transaction, such financial ratios and tests and other provisions will not be deemed to have been exceeded (or, with respect to the Consolidated Interest Coverage Ratio or the Consolidated Adjusted Interest Coverage Ratio, not reached) as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such financial ratios and tests and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related transaction. For the avoidance of doubt, if the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any financial ratio or test (excluding, for the avoidance of doubt, any ratio contained in Sections 6.12 or 6.13) or basket availability with respect to any Limited Condition Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, in the case of a Limited Condition Transaction described in clause (i) thereof, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such subsequent transaction is permitted under this Agreement or any Loan Document, any such ratio, test or basket shall be required to comply with any such ratio, test or basket on a Pro Forma Basis assuming such Limited Condition Transaction and the other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires.
(a)     Notwithstanding anything to the contrary herein, with respect to any Indebtedness or Liens incurred in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, any tests based on the Consolidated Total Leverage Ratio, Consolidated Interest Expense, Adjusted Consolidated Interest Expense, the First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA) (any such amounts, the “Fixed Amounts”) substantially concurrently with any Indebtedness or Liens incurred in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including any tests based on the Consolidated Total Leverage Ratio, Consolidated Interest Expense, Adjusted Consolidated Interest Expense, the First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Interest Coverage Ratio, Consolidated EBITDA or Adjusted Consolidated EBITDA) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the incurrence of the Incurrence-Based Amounts.

SECTION 1.07.     Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08.     Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in Dollars or a Permitted Foreign Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.14(d), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.14(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.14(c)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
SECTION 1.09.     Permitted Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Loan or Letter of Credit denominated in a Permitted Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of each applicable Exchange Rate Date with respect to each Permitted Foreign Currency in which any requested or outstanding Loan or Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Loan to be made or repaid or Letter of Credit issued on or prior to the applicable date for such calculation), and each such amount shall be the Dollar Equivalent of such Loan or Letter of Credit until the next required calculation thereof pursuant to this paragraph; provided that the Administrative Agent shall in addition determine the Dollar Equivalent of any Letter of Credit denominated in any Permitted Foreign Currency as provided in Sections 2.05(e) and 2.05(n).
(a)     For purposes of any determination under Section 6.01, 6.02, 6.04 or 6.05 or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into the Dollar Equivalent at the currency exchange rates in effect on the date of such determination (with such currency exchange rates being determined by the Borrower in good faith); provided that no Default shall arise as a result of any limitation set forth in Section 6.01, 6.02, 6.04 or 6.05 being exceeded solely as a result of changes in currency exchange rates from the currency exchange rates applicable at the time or times the applicable transaction was initially consummated in reliance on the applicable exception to the limitation set forth in such Section.
ARTICLE II

The Credits
SECTION 2.01.     Commitments. Subject to the terms and conditions set forth herein, (a) each Tranche A Term Lender agrees to make a Tranche A Term Loan denominated in Dollars to the Borrower on the Closing Date in a principal amount not exceeding its Tranche A Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans denominated in Dollars or a Permitted Foreign Currency to the Borrower from time to time, in each case during the Revolving Availability Period, in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment. Tranche A Term Loans may be ABR Loans or Eurocurrency Loans, as further provided herein. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02.     Loans and Borrowings. %3.Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)     Subject to Section 2.16, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan advanced to it in accordance with the terms of this Agreement.
(b)     At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not be more than a total of ten Eurocurrency Borrowings at any time outstanding unless the Administrative Agent otherwise agrees. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unfunded balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).
SECTION 2.03.     Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable (provided that the Borrowing Request in connection with any acquisition or other investment permitted under Section 6.04 may be conditioned on the closing of such acquisition or other investment, as applicable) and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request signed by a Financial Officer of the Borrower. Each such Borrowing Request shall specify the following information (to the extent applicable, in compliance with Sections 2.01 and 2.02):
(i)     specifying the Class of the requested Borrowing;
(ii)     the currency and the aggregate amount of such Borrowing;
(iii)     the requested date of such Borrowing, which shall be a Business Day;
(iv)     whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(v)     in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vi)     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06(a), or, if the Borrowing is being requested to finance the reimbursement of an LC Disbursement in accordance with Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement; and
(vii)     that as of such date Sections 4.02(a) and 4.02(b) are satisfied.
If no election as to the Type of Borrowing is specified, then, if the specified currency of such Borrowing is (a) Dollars, the requested Borrowing shall be an ABR Borrowing, and (b) Euros or Sterling, the requested Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Revolving Loan, the Borrower shall be deemed to have selected Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.     [Reserved].
SECTION 2.05.     Letters of Credit. %3.General. Subject to the terms and conditions set forth herein, the Borrower may request (and each Issuing Bank shall issue) Letters of Credit for the Borrower’s own account (or for the account of any Restricted Subsidiary so long as such Issuing Bank has completed its customary “know your client” procedures with respect to such Subsidiary), in each case, denominated in Dollars or any Permitted Foreign Currency and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided above, the Borrower will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b)  in respect thereof to the same extent as if it were the sole account party in respect of such Letter of Credit. Notwithstanding anything contained in any letter of credit application or other agreement (other than this Agreement or any Security Document) submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, (i) all provisions of such letter of credit application or other agreement purporting to grant Liens in favor of such Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of such letter of credit application or such other agreement, as applicable, the terms and conditions of this Agreement shall control. On the Closing Date (or on the date specified in the relevant notice to the Administrative Agent), each Existing Letter of Credit shall, without any further action by any Person, be deemed to have been issued as a Letter of Credit hereunder (without any breakage or transfer charges in connection therewith) and shall for all purposes hereof (including paragraphs (d) and (e) of this Section) be treated as and constitute a Letter of Credit.
(a)     Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than any automatic renewal permitted pursuant to paragraph (c) of this Section), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be requested by the applicable Issuing Bank as necessary to enable such Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. An Issuing Bank shall not be obligated to issue any trade Letter of Credit (unless it otherwise consents) and no Letter of Credit shall be issued, amended, renewed or extended unless (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the sum of the LC Exposure shall not exceed the LC Sublimit, (ii) the Aggregate Revolving Exposure shall not exceed the Aggregate Revolving Commitment, (iii) the face amount of the Letters of Credit issued by the applicable Issuing

Bank shall not exceed the LC Commitment of such Issuing Bank (unless it otherwise agrees) and (iv) following the effectiveness of any Maturity Date Extension Request with respect to the Revolving Commitments of any Class, the LC Exposure in respect of all Letters of Credit of such Class having an expiration date after the fifth Business Day prior to the applicable Existing Maturity Date shall not exceed the aggregate Revolving Commitments of such Class of the Consenting Lenders extended pursuant to Section 2.22. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall give to the Administrative Agent written notice thereof as required under paragraph (l) of this Section. Notwithstanding anything herein to the contrary, an Issuing Bank shall have no obligation hereunder to issue any Letter of Credit if (x) any law applicable to such Issuing Bank from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (y) such issuance shall violate such Issuing Bank’s internal policies that are applicable to letters of credit generally.
(b)     Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date (unless such Letters of Credit have been cash collateralized or backstopped on or prior to such fifth Business Day pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank); provided that (x) any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional periods (but not beyond the date that is five Business Days prior to the Revolving Maturity Date (unless such Letters of Credit have been cash collateralized or backstopped on or prior to such fifth Business Day pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank)) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed and (y) clause (c)(i) above shall not apply to a Letter of Credit if such long-dated Letter of Credit is consented to by the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date in respect of any Class of Revolving Commitments shall be extended pursuant to Section 2.22, “Revolving Maturity Date” as referenced in this paragraph shall refer, with respect to the Class of Letters of Credit associated with such Class of Revolving Commitments, to the Revolving Maturity Date in respect of any Class of Revolving Commitments as extended pursuant to Section 2.22; provided that, notwithstanding anything in this Agreement (including Section 2.22 hereof) or any other Loan Document to the contrary, the Revolving Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended with respect to any Issuing Bank without the prior written consent of such Issuing Bank.
(c)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Such payment by the Revolving Lenders shall be made (i) if the currency of the applicable LC Disbursement or reimbursement payment shall be in Dollars, then in Dollars and (ii) subject to paragraph (n) of this Section, if the currency of the applicable LC Disbursement or reimbursement shall be a Permitted Foreign Currency, then in Dollars in an amount equal to the Dollar Equivalent of such LC Disbursement or reimbursement payment, calculated by the Administrative Agent using the Exchange Rate on the applicable LC Participation Calculation Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(d)     Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, in the case of an LC Disbursement denominated in Dollars in an amount equal to or in excess of $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, the applicable Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the currency and amount of the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower in the currency of the applicable LC Disbursement, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the applicable Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing

Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(e)     Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.
(f)     Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing (via hand delivery, facsimile or other electronic imaging) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the applicable Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.
(g)     Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at (i) in the case of any LC Disbursement denominated in Dollars, and at all times following the conversion to Dollars of the reimbursement obligation with respect to any LC Disbursement made in Euro or Sterling pursuant to paragraph (e) of this Section, at the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any other Permitted Foreign Currency, at all times prior to the conversion of the reimbursement obligation with respect thereto to Dollars pursuant to paragraph (e) of this Section, at a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement in full when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.
(h)     Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, a Majority in Interest of the Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash (in the currency of each applicable Letter of Credit) equal to the LC Exposure of the Revolving Lenders with respect to the Letters of Credit issued on behalf of the Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b), 2.20(c) or 2.22(c). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders (treating the Classes of Revolving Commitments and

Revolving Loans as one Class) and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure in respect of the Revolving Commitments or Revolving Loans would not exceed the Aggregate Revolving Commitment and no Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.20(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default shall have occurred and be continuing
(i)     Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time with notice to the Administrative Agent, designate as additional Issuing Banks one or more Revolving Lenders, that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and shall specify the LC Commitment of such Issuing Bank, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
(j)     Resignation or Termination of an Issuing Bank. Any Issuing Bank may resign as a “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders, and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated

Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit.
(k)     Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, amount and currency of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(l)     LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.06.     Funding of Borrowings. %3.Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement denominated in Dollars as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.
(a)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) in the case of Loans denominated in Dollars, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of Loans denominated in a Permitted Foreign Currency, the Overnight Eurocurrency Rate or (ii) in the case of the Borrower, the interest rate applicable to (A) in the case of Loans denominated in Dollars, ABR Loans of the applicable Class and (B) in the case of Loans denominated in a Permitted Foreign Currency, the interest rate applicable to the subject Loan pursuant to Section 2.13. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07.     Interest Elections. %3.Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type (provided that Eurocurrency Borrowings denominated in a Permitted Foreign Currency may not be converted into ABR Borrowings but instead must be prepaid in the original currency of such Loan) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(a)     To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Financial Officer of the Borrower.
(b)     Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)     if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)     Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)     If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Eurocurrency Borrowing denominated in a Permitted Foreign Currency, such Borrowing shall be continued as a Borrowing of the applicable Type for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of the Lenders of any Class has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Permitted Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
SECTION 2.08.     Termination and Reduction of Commitments.

%3.Unless previously terminated, (i) the Tranche A Term Commitments shall automatically terminate and be reduced to $0 on the Closing Date upon the making of the Tranche A Term Loans and (ii) the Revolving Commitments shall automatically terminate and be reduced to $0 on the Revolving Maturity Date.
(a)     The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.
(b)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.09.     Repayment of Loans; Evidence of Debt. %3.The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan made by such Revolving Lender to the Borrower on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Tranche A Term Lender the then unpaid principal amount of each Tranche A Term Loan made by such Tranche A Term Lender to the Borrower as provided in Section 2.10.
(a)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans made to the Borrower, LC Disbursements, interest and fees due or accrued, in each case, with respect to the Borrower hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent maintained pursuant to paragraph (c) of this Section shall control.
(b)     The Administrative Agent shall, in connection with maintenance of the Register in accordance with Section 9.04(b)(iv) maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal, premium, interest or fees due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)     Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower of such Loans shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.     Amortization of Tranche A Term Loans. %3.Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay to the Administrative Agent, for the account of each Tranche A Term Lender, Tranche A Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (provided that if any such date is not a Business Day, such payment shall be due on the immediately preceding Business Day):

Date	Amount
March 31, 2020	$5,000,000
June 30, 2020	$5,000,000
September 30, 2020	$5,000,000
December 31, 2020	$5,000,000
March 31, 2021	$5,000,000
June 30, 2021	$5,000,000
September 30, 2021	$5,000,000
December 31, 2021	$5,000,000
March 31, 2022	$7,500,000
June 30, 2022	$7,500,000
September 30, 2022	$7,500,000
December 31, 2022	$7,500,000
March 31, 2023	$10,000,000
June 30, 2023	$10,000,000
September 30, 2023	$10,000,000
December 31, 2023	$10,000,000
March 31, 2024	$10,000,000
June 30, 2024	$10,000,000
September 30, 2024	$10,000,000
Tranche A Term Maturity Date	Balance of any remaining outstanding principal amount of Tranche A Term Loans

(a)     To the extent not previously paid, the Borrower shall pay to the Administrative Agent for the account of the Tranche A Term Lenders the then unpaid principal amount of the Tranche A Term Loans on the Tranche A Term Maturity Date.
(b)     Any prepayment by the Borrower of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed in writing by the Borrower; provided that (A) any prepayment of any Class of Incremental Term Borrowings shall be applied to subsequent scheduled repayments as provided in the applicable Incremental Facility Amendment, (B) any prepayment of Term Borrowings of any Class contemplated by Section 2.23 shall be applied to subsequent scheduled repayments as provided in such Section, (C) mandatory prepayments of Term Borrowings shall be applied to scheduled repayments of such Term Borrowings in direct order of maturity and (D) if any Lender elects to decline a mandatory prepayment of a Term Borrowing in accordance with Section 2.11(f), then the portion of such prepayment not so declined shall be applied to reduce the subsequent repayments of such Term Borrowing to be made pursuant to this Section ratably based on the amount of such scheduled repayments.
(c)     Prior to any repayment of any Term Borrowings of any Class under this Section, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) of such selection not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.
SECTION 2.11.     Prepayment of Loans. %3.The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, subject to Section 2.16.
(a)     In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment (including as a result of any revaluation of the Dollar Equivalent of any Loan or Letter of Credit pursuant to Section 1.09), the Borrower shall, within one Business Day, prepay its Revolving Borrowings (or, if no such Revolving Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(i)) in an aggregate amount equal to such excess.
(b)     In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, within five Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds (or, if the Borrower or any of its Restricted Subsidiaries has incurred Indebtedness that is permitted under Section 6.01 that is secured, on an equal and ratable basis with the Term Loans, by a Lien on the Collateral permitted under Section 6.02, and such Indebtedness is required to be prepaid or redeemed with the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, then by such lesser percentage of such Net Proceeds such that such Indebtedness receives no greater than a ratable percentage of such Net Proceeds based upon the aggregate principal amount of the Term Loans and such Indebtedness then outstanding) (such Net Proceeds amount, as reduced in accordance with the proviso to this paragraph (c), the “Net Proceeds Prepayment Amount”); provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event” and so long as no Event of Default under Section 7.01(a), 7.01(b) or, solely with respect to the Borrower, Section 7.01(h) or 7.01(i) has occurred and be continuing if the Borrower shall, on or prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower intends to cause the Net Proceeds from such event (or a portion thereof specified in such certificate) to be applied within 365 days after receipt of such Net Proceeds to be reinvested in the business of the Borrower or its Restricted Subsidiaries, or to enter into an acquisition permitted by this Agreement, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or within a period of 180 days thereafter if by the end of such initial 365-day period the Borrower or one or more Restricted Subsidiaries shall have committed to invest such proceeds), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.
(c)     Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2020, the Borrower shall prepay Term Borrowings in an aggregate amount equal to the Specified ECF Percentage of Excess Cash Flow for such fiscal year (such amount, as reduced in accordance with the provisos to this paragraph (d), the “ECF Sweep Amount”); provided that such amount shall be reduced by the aggregate amount of prepayments of Term Borrowings and Revolving Borrowings (but only to the extent accompanied by a permanent reduction of the corresponding Commitment) made pursuant to paragraph (a) of this Section and the aggregate amount of voluntary prepayments or repurchases of other Indebtedness secured by the Collateral on a pari passu basis to the Liens on the Collateral securing the Obligations, in each case, during such fiscal year (and, at the Borrower’s option (and without deducting such amounts against the subsequent fiscal year’s prepayment computation pursuant to this paragraph (d)), after the end of such fiscal year but prior to the date on which the prepayment pursuant to this Section for such fiscal year is required to have been made); provided further that, in the case of any Term Loan (or other relevant Indebtedness) prepaid in connection with the purchase thereof by a Purchasing Borrower Party pursuant to Section 9.04(e) at a discount to par (or the below-par purchase or prepayment of any other relevant Indebtedness), the prepayment required pursuant to this Section shall be reduced, with respect to the prepayment of such Term Loan (or other Indebtedness), only by the actual amount of cash paid to the applicable Lender or Lenders (or other lender(s) or holder(s)) in connection with such purchase. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event not later than the last day on which such financial statements may be delivered in compliance with such Section).
(d)     Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event by or Excess Cash Flow of a Foreign Subsidiary of the Borrower giving rise to a prepayment pursuant to Section 2.11(c) or (d) (a “Foreign Prepayment Event”) are prohibited or delayed by applicable local law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, and once the Borrower has determined in good faith that such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, then the amount of such Net Proceeds or Excess Cash Flow will be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax or cost consequence with respect to such Net Proceeds or Excess Cash Flow, the amount of Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be taken into account as soon as practicable in determining the amount to be applied (net of additional taxes payable or reserved against if such amounts were repatriated) to the repayment of the Term Loans pursuant to Section 2.11(c) or Section 2.11(d), as applicable, and (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would give rise to a risk of liability for the directors of such Subsidiary, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary.
(e)     Prior to any optional prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment delivered pursuant to paragraph (g) of this Section. In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated among the Term Borrowings of each such Class (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Incremental Facility Amendment for any Class of Incremental Term Loans, any Lender that holds Incremental Term Loans of such Class) may elect, by notice to the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) at least one Business Day prior to the required prepayment date, to decline all or any portion of any prepayment of its Loans pursuant to this Section (other than (x) an optional prepayment pursuant to paragraph (a) of this Section or (y) a mandatory prepayment triggered by an event described in clause (c) of the definition of the term “Prepayment Event”, neither of which may be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans may be retained by the Borrower.
(f)     The Borrower shall notify the Administrative Agent in writing (via hand delivery, facsimile or other electronic imaging) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of a prepayment of a Eurocurrency Borrowing, not later than 1:00 p.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of a prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
SECTION 2.12.     Fees. %3.The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) in accordance with its Pro Rata Share of the Aggregate Revolving Commitments for the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate (or are otherwise reduced to zero), a commitment fee which shall accrue at the Applicable Rate on the average daily unfunded amount of the aggregate Revolving Commitment of such Revolving Lender. Such accrued commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which all the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.
(a)     The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate then used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s aggregate LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which all of such Lender’s Revolving Commitments terminate and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of all the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which all the Revolving Commitments terminate and any such fees accruing after the date on which all the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.
(b)     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(c)     The Borrower agrees to pay to the Arrangers and the Administrative Agent, for the account of each applicable Arranger and Lender, such other fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter and including upfront fees, which may be in the form of original issues discounts to the Loans) in the amounts and at the times so specified.
(d)     All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.
(e)     All commitment fees, participation fees, fronting fees and other fees payable pursuant to this Section and all interest shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (ii) interest computed for any Borrowing denominated in Sterling shall, in each case, be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.13.     Interest. %3.The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(a)     The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b)     Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, and an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, such overdue amount shall bear interest, on and from such date, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section. Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.
(c)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan of any Class, upon termination of the Revolving Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
SECTION 2.14.     Alternate Rate of Interest.
(a)     If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class:
(i)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the LIBO Rate, as the case may be, for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or
(ii)     the Administrative Agent is advised by a Majority in Interest of the Lenders of such Class that Adjusted Eurocurrency Rate or the LIBO Rate as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone, facsimile or other electronic imaging as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (i) in the case of Borrowings denominated in Dollars, (A) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing and (B) any Borrowing Request for a Eurocurrency Borrowing of such Class shall be made as a request for an ABR Borrowing, and (ii) in the case of Borrowings denominated in Euros or Sterling, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest that shall apply to such Borrowing shall be such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period plus the Applicable Rate then in effect for Eurocurrency Loans.
(b)     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders of each Class; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.
(c)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent and the Borrower will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agent shall post any such amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.
(d)     The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.
(e)     Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) any request by the Borrower for a Eurocurrency Borrowing denominated in a Permitted Foreign Currency shall be ineffective.
SECTION 2.15.     Increased Costs. %3.If any Change in Law shall:
(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or any Issuing Bank;
(ii)     impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)     subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Recipient, the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as applicable, for such additional costs or expenses incurred or reduction suffered.
(b)     If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)     A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and the calculation thereof shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)     Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)     Notwithstanding any other provision of this Section, no Lender or Issuing Bank shall demand compensation for any increased cost or reduction pursuant to this Section if (i) it shall not at the time be the general policy or practice of such Lender or Issuing Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements and (ii) such increased cost or reduction is due to market disruption, unless such circumstances generally affect the banking market and when the Required Lenders have made such a request.
SECTION 2.16.     Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of profit). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate, that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section and the reasons therefor, and showing the calculation thereof, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Notwithstanding the foregoing, this Section will not apply to losses, costs or expenses resulting from Taxes.
SECTION 2.17.     Taxes. %3.Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(a)     Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(b)     Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)     Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(e)     Status of Lenders. %4.Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), 2.17(f)(ii)(B) or 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)     Without limiting the generality of the foregoing:
(A)      any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)     executed originals of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or Form W-8BEN-E; or
(4)     to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct or indirect partner;
(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)     if a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)     Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.
(h)     For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18.     Payments Generally; Pro Rata Treatment; Sharing of Setoffs. %3.Except to the extent otherwise provided herein, the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank shall be so made, payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in Dollars.
(a)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(b)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee, to the Borrower or any Subsidiary or other Affiliate thereof in a transaction that complies with the terms of Section 9.04(e) or (f), as applicable. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(c)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(a) or (b), 2.17(e), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.     Mitigation Obligations; Replacement of Lenders. %3.If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agree to pay all reasonable and documented assignment fees in connection with any such designation or assignment and delegation.
(a)     If (i) any Lender has requested compensation under Section 2.15, (ii) a Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has become a Declining Lender under Section 2.22, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a Lender having become a Declining Lender, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender of the applicable Class with respect to which such Lender is a Declining Lender) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder (including, if applicable, the prepayment fee pursuant to Section 2.11(h) (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section)) (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees (other than any fee payable pursuant to Section 2.11(h)) or the Borrower (in the case of all other amounts (including any fee payable pursuant to Section 2.11(h)), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments and (E) such assignment and delegation does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20.     Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)     commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b)     the Commitments, Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders adversely affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c)     if any LC Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then:
(i)     [reserved];
(ii)     all or any part of the LC Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.05(e) and 2.05(f)) of such Defaulting Lender shall be reallocated among the non-Defaulting Revolver Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Revolving Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all non-Defaulting Revolving Lenders’ Revolving Commitments and (y) such reallocation does not cause the aggregate Revolving Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment; provided that, subject to Section 9.18, no reallocation under this clause (ii) shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;
(iii)     if the reallocation described in clause (ii) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.05(i) for so long as such LC Exposure is outstanding;
(iv)     if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (iii) above, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;

(v)     if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (ii) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted to give effect to such reallocation;
(vi)     [reserved]; and
(vii)     if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (ii) or (iii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)     so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the non-Defaulting Revolving Lenders and/or cash collateral provided by the Borrower in accordance with Section 2.20(c), and participating interests in any such issued, amended, renewed or extended Letter of Credit will be allocated among the non-Defaulting Revolving Lenders in a manner consistent with Section 2.20(c)(ii) (and such Defaulting Lender shall not participate therein).
In the event that (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the Closing Date and for so long as such Bankruptcy Event shall continue or (ii) any applicable Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or the applicable Revolving Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower and each applicable Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused the applicable Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the applicable Class of the other Revolving Lenders of such Class as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans of such Class in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Revolving Lender was a Defaulting Lender; provided further that, except as otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.
SECTION 2.21.     Incremental Extensions of Credit. %3.At any time and from time to time, commencing on the Closing Date and ending on the latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) to add one or more additional tranches of term loans denominated in Dollars (the “Incremental Term Loans”), (ii) one or more increases in the aggregate amount of any Class of Term Loans (each such increase, a “Incremental Term Loan Increase”), (iii) to add one or more additional tranches of revolving commitments (each, an “Incremental Revolving Commitment”, and the loans made pursuant thereto, the “Incremental Revolving Loans”), (iv) solely during the Revolving Availability Period, one or more increases in the aggregate amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase” and, together with the Incremental Term Loans, any Incremental Term Loan Increase, any Alternative Incremental Facility Debt and the Incremental Revolving Commitments, the “Incremental Extensions of Credit”, the Incremental Revolving Commitments and the Incremental Revolving Loans, together with the Incremental Term Loans, any Revolving Commitment Increase and any Incremental Term Loan Increase, the “Incremental Facilities”)) or (v) Alternative Incremental Facility Debt, in an aggregate principal amount of up to (i) the sum of (x) the greater of $250,000,000 and 50.0% of Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower most recently ended on such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b), plus (y) the amount of any voluntary prepayments of the Term Loans and any Alternative Incremental Facility Debt and permanent reductions in the amount of the Revolving Commitments, in each case, to the extent not funded with long-term Indebtedness (the sum of (x) and (y), the “Incremental Dollar Basket”), plus (ii) an additional amount if, after giving effect to the incurrence of such additional amount and the application of the proceeds therefrom (assuming that the full amount of such Incremental Extensions of Credit being established on such date has been funded on such date), the First Lien Leverage Ratio is equal to or less than 2.75 to 1.00 (assuming any such Incremental Revolving Commitments being established on such date are fully drawn and excluding any amounts incurred concurrently in reliance on the Incremental Dollar Basket) (it being understood that if the proceeds of the relevant Incremental Extensions of Credit will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, compliance with the First Lien Leverage Ratio test prescribed above may be determined as of the LCT Test Date in respect of such Limited Condition Transaction on a Pro Forma Basis) (the “Incremental Ratio Basket”); provided that, at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom (or, in the event the proceeds of any Incremental Extension of Credit are used to finance any Limited Condition Transaction permitted hereunder for which the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date for such Limited Condition Transaction), (B) the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents would be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit (or, if incurred in connection with a Limited Condition Transaction, on the LCT Test Date) (provided that in the event the proceeds of any Incremental Extension of Credit are used to finance any Investment permitted hereunder, such condition precedent related to the making and accuracy of such representations and warranties may be waived or limited as agreed between the Borrower and the Lenders providing such Incremental Extension of Credit, without the consent of any other Lenders) and (C) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) and (B) above. Each Class of Incremental Term Loans and Incremental Revolving Commitments, and each Revolving Commitment Increase, shall be in an integral multiple of the $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000; provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Extensions of Credit set forth above.
(a)     The Incremental Facilities (i) shall be documented pursuant to an Incremental Facility Amendment and rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Initial Term Loans, (ii) shall not have a borrower other than the Borrower, (iii) shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral or guaranteed by any Subsidiaries other than the Loan Parties and (iv) shall, except as otherwise set forth herein, be on terms and subject to conditions as agreed between the Borrower and the Lenders providing the applicable Incremental Extension of Credit and to the extent such terms (other than with respect to maturity, amortization and pricing) are inconsistent with those governing the other Loans hereunder, the covenants and events of default of any Incremental Facility shall be, when taken as a whole, no more favorable to the Lenders providing the applicable Incremental Facility than the terms governing the Loans hereunder (as determined in good faith by the Borrower), unless (1) the Lenders receive the benefit of such more restrictive terms (it being understood to the extent that any covenant is added for the benefit of any Incremental Facility, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of the Lenders), (2) such more restrictive terms only apply after the Latest Maturity Date or (3) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided, further, that (A) any Incremental Tranche A Term Loan shall not have (1) a final maturity date earlier than the Tranche A Term Maturity Date (but may have “springing maturity” provisions that are not more favorable to the lenders than those contained in this Agreement with respect to the Tranche A Term Loans) or (2) a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the then-remaining Tranche A Term Loans; provided that the requirements set forth in the foregoing clause (A) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility converts into long-term Indebtedness that satisfies this clause (A); (B) any Incremental Tranche B Term Loan shall not have (1) a final maturity date earlier than the Maturity Date for any then outstanding Term Loans (but may have “springing maturity” provisions that are not more favorable to the lenders than those contained in this Agreement with respect to the then outstanding Term Loans) or (2) a weighted average life to maturity that is shorter than the remaining weighted average life to maturity of the then-remaining Term Loans; provided that the requirements set forth in the foregoing clause (B) shall not apply to any Indebtedness consisting of a customary bridge facility so long as such bridge facility converts into long-term Indebtedness that satisfies this clause (B); (C) any Incremental Revolving Commitment or any Revolving Commitment Increase shall not have a maturity date that is earlier than the Revolving Maturity Date and shall not require any scheduled amortization or mandatory commitment reductions prior to the Revolving Maturity Date and (D) any Incremental Term Loan Increase shall be treated the same as the Class of Term Loans being increased (including with respect to maturity date thereof), shall be considered to be part of the Class of Term Loans being increased and shall be on the same terms applicable to such Term Loans. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, any Incremental Facility Amendment may contain “most favored lender” and call protection provisions and, in the case of any Incremental Facility Amendment documenting any Incremental Tranche B Term Loan, provisions then customary for loans of such Type.
(b)     Any additional bank, financial institution, existing Lender or other Person that elects to extend Incremental Extensions of Credit (i) shall, to the extent a consent would be required under Section 9.04 if such additional bank, financial institution, existing Lender or other Person were taking an assignment of Loans or Commitments, be approved by the Borrower and the Administrative Agent (and, in the case of any Incremental Revolving Commitment or Revolving Commitment Increase, each applicable Issuing Bank) (such approval not be unreasonably withheld) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and (ii) if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each such Additional Lender and the Administrative Agent. No Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Commitments in respect of any Incremental Extension of Credit shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s Revolving Commitment) under this Agreement upon the effectiveness of the applicable Incremental Facility Amendment. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement or to any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). To the extent required by the relevant Additional Lenders as set forth in the relevant Incremental Facility Amendment, the effectiveness of any Incremental Facility Amendment and the making of the initial Borrowings thereunder shall be subject to the satisfaction on the effective date thereof of each of the conditions set forth in clauses (a) and (b) of Section 4.02 (it being understood and agreed that all references to a Borrowing in clauses (a) and (b) of Section 4.02 shall be deemed to refer to the applicable Incremental Facility Amendment).
(c)     On the date of effectiveness of any Revolving Commitment Increase, (i) the aggregate principal amount of the Revolving Loans outstanding (the “Existing Revolving Borrowings”) immediately prior to the effectiveness of such Revolving Commitment Increase shall be deemed to be repaid, (ii) each Revolving Commitment Increase Lender that shall have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to the amount, if any, by which (A) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings (as hereinafter defined) exceeds (B) (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, (iii) each Revolving Commitment Increase Lender that shall not have had a Revolving Commitment prior to the effectiveness of such Revolving Commitment Increase shall pay to the Administrative Agent in same day funds an amount equal to (1) such Revolving Commitment Increase Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Lender of the Applicable Class the portion of such funds that is equal to the amount, if any, by which (A) (1) such Revolving Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Existing Revolving Borrowings, exceeds (B) (1) such Revolving Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) multiplied by (2) the aggregate principal amount of the Resulting Revolving Borrowings, (v) after the effectiveness of such Revolving Commitment Increase, the Borrower shall be deemed to have made new Revolving Borrowings (the “Resulting Revolving Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Existing Revolving Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03 (and the Borrower shall deliver such Borrowing Request), (vi) each Revolving Lender of the Applicable Class shall be deemed to hold its Applicable Percentage of each Resulting Revolving Borrowing (calculated after giving effect to the effectiveness of such Revolving Commitment Increase) and (vii) the Borrower shall pay each Revolving Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrower pursuant to the provisions of Section 2.16 if the date of the effectiveness of such Revolving Commitment Increase occurs other than on the last day of the Interest Period relating thereto. Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Revolving Commitment Increase Lender, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage.
(d)     Notwithstanding anything to the contrary contained in this Section, unless the Administrative Agent shall agree otherwise, after giving effect to any transaction contemplated in this Section, there shall not be more than six Classes of Loans or Commitments (including any revolving and term loan facilities) hereunder at any one time outstanding.
(e)     The Borrower may (i) incur Incremental Facilities under the Incremental Dollar Basket or the Incremental Ratio Basket in such order as it may elect in its sole discretion and shall be allowed to classify under which basket such Incremental Facilities are being incurred at the time of such Incurrence and (ii) later reclassify Indebtedness incurred under the Incremental Dollar Basket as incurred under the Incremental Ratio Basket, if at the time of such reclassification, the Borrower would have been permitted to incur such Indebtedness under the Incremental Ratio Basket.
SECTION 2.22.     Extension of Maturity Date.
(a)     The Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then-existing Maturity Date for the applicable Class of Commitments and/or Loans hereunder to be extended (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section; provided that, for the avoidance of doubt, each Lender may elect to agree or not agree, in its sole discretion, to an extension of a Maturity Date. Each Maturity Date Extension Request shall (i) specify the applicable Class of Commitments and/or Loans hereunder to be extended, (ii) specify the date to which the applicable Maturity Date is sought to be extended, (iii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments and/or Loans extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date) and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request; provided that no such changes or modifications requiring approvals pursuant to the provisos to Section 9.02(b) shall become effective prior to the Existing Maturity Date unless such other approvals have been obtained. In the event a Maturity Date Extension Request shall have been delivered by the Borrower, each Lender shall have the right to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment and/or Loans of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Lender that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then existing Commitment and/or Loans, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment and/or Loans, and the aggregate principal amount of each Type and currency of Loans of the applicable Class of such Lender shall be allocated ratably among the extended and non-extended portions of the Loans of such Lender based on the aggregate principal amount of such Loans so extended and not extended. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments and/or Loans held by them, then, subject to paragraph (d) of this Section, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments and/or Loans shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the applicable Commitments and/or Loans of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof) shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals (including those of the Required Lenders) having been obtained) become effective.
(b)     Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.19(b) and 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitment and/or Loans subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or other financial institution that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment and/or Loans assigned to and assumed by it on and after the effective time of such replacement.
(c)     If a Maturity Date Extension Request has become effective hereunder:
(i)     solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, not later than the fifth Business Day prior to the Existing Maturity Date, the Borrower shall make prepayments of Revolving Loans and shall provide cash collateral in respect of Letters of Credit, in each case, in the manner set forth in Section 2.05(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Aggregate Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Lenders extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Aggregate Revolving Exposure would exceed the aggregate amount of the Revolving Commitments so extended);
(ii)     solely in respect of a Maturity Date Extension Request that has become effective in respect of the Revolving Commitments, on the Existing Maturity Date, the Revolving Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Revolving Loans made by each Declining Lender to the Borrower to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Revolving Commitments; and
(iii)     solely in respect of a Maturity Date Extension Request that has become effective in respect of a Class of Term Loans, on the Existing Maturity Date, the Borrower shall repay all the Loans of such Class made by each Declining Lender to the Borrower, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 4.02, such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Revolving Lenders.
(d)     Notwithstanding the foregoing, no Maturity Date Extension Request shall become effective hereunder unless, on the Extension Effective Date, the conditions set forth in clauses (a) and (b) of Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Maturity Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower.
(e)     Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Commitments and the Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.08(c) or Section 2.18(b) or 2.18(c) or any other provision of this Agreement requiring the ratable reduction of Commitments or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.02(b).
(f)     The Borrower, the Administrative Agent and the Consenting Lenders may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section.
(g)     Notwithstanding anything to the contrary contained in this Section, unless the Administrative Agent shall agree otherwise, after giving effect to any transaction contemplated in this Section, there shall not be more than six Classes of Loans or Commitments (including any revolving and term loan facilities) hereunder at any one time outstanding.
SECTION 2.23.     Refinancing Facilities. (a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, obtain Refinancing Term Loan Indebtedness. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that such Refinancing Term Loan Indebtedness shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:
(i)     no Event of Default of the type set forth in Section 7.01(a), (b), (h) (with respect to the Borrower) or (i) (with respect to the Borrower) shall have occurred and be continuing;
(ii)     substantially concurrently with the incurrence of such Refinancing Term Loan Indebtedness, the Borrower shall repay or prepay then outstanding Term Borrowings of the applicable Class made to the Borrower (together with any accrued but unpaid interest thereon and any prepayment premium with respect thereto) in an aggregate principal amount equal to the Net Proceeds of such Refinancing Term Loan Indebtedness, and any such prepayment of Term Borrowings of such Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.09(a) ratably,
(iii)     such notice shall set forth, with respect to the Refinancing Term Loan Indebtedness established thereby in the form of Refinancing Term Loans, to the extent applicable, the following terms thereof: (a) the designation of such Refinancing Term Loans as a new “Class” for all purposes hereof, (b) the stated termination and maturity dates applicable to the Refinancing Term Loans of such Class, (c) amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (d) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (e) the fees applicable to the Refinancing Term Loans of such Class, (f) any original issue discount applicable thereto, (g) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class and (h) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are materially more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loans of such Class, and
(iv)     such Refinancing Term Loan Indebtedness will, to the extent secured, rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder on the terms set out in an Acceptable Intercreditor Agreement.
(b)     Any Lender or any other Eligible Assignee approached by the Borrower to provide all or a portion of the Refinancing Term Loan Indebtedness may elect or decline, in its sole discretion, to provide any Refinancing Term Loan Indebtedness.
(c)     Any Refinancing Term Loans shall be established pursuant to a Refinancing Facility Agreement executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan and the Administrative Agent, which shall be consistent with the provisions set forth in clause (a) above (but which shall not require the consent of any other Lender). Each Refinancing Facility Agreement shall be binding on the Lenders, the Loan Parties and the other parties hereto and may effect amendments to the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect provisions of this Section, including any amendments necessary to treat such Refinancing Term Loans as a new “Class” of loans hereunder. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement.
(d)     Notwithstanding anything to the contrary contained in this Section, unless the Administrative Agent shall agree otherwise, after giving effect to any transaction contemplated in this Section, there shall not be more than six Classes of Loans or Commitments (including any revolving and term loan facilities) hereunder at any one time outstanding.

ARTICLE III

Representations and Warranties
The Borrower (with respect to itself and, where applicable, the Restricted Subsidiaries) represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:
SECTION 3.01.     Organization; Powers. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization (except, in the case of any Restricted Subsidiary, to the extent the failure to be so could not (either individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect), (b) has the corporate or other organizational power and authority to carry on its business as now conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and (c) except where the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept exists in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02.     Authorization; Due Execution and Delivery; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03.     Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party (a) as of the date such Loan Document is executed, do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents or (ii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration under this clause (c) or clause (b) above that would not reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents or permitted by Section 6.02.
SECTION 3.04.     Financial Condition; No Material Adverse Change.

%3.The Audited Financial Statements and the Unaudited Financial Statements present fairly, in all material respects, the financial position of the Borrower and the Subsidiaries on a combined consolidated basis as of such dates and their results of operations and cash flows for the period covered thereby, and were prepared in accordance with GAAP consistently applied throughout the period covered thereby except as otherwise expressly noted therein, subject to normal year-end audit adjustments and, in the case of the Unaudited Financial Statements, the absence of footnotes.
(a)     Since December 31, 2018, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.
SECTION 3.05.     Properties. %3. Each of the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold (or license or similar) interests in or other limited property interests in, all its real and personal property necessary for the conduct of its business (including the Mortgaged Properties), (i) free and clear of Liens, other than Liens expressly permitted by Section 6.02 and (ii) except for minor defects in title or interest that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(a)         To the knowledge of the Borrower or any Restricted Subsidiary, (i) each of the Borrower and the Restricted Subsidiaries owns, or has a valid and enforceable right to use, any and all trademarks, service marks, trade names, domain names, copyrights, rights in software, patents, patents rights, trade secrets, database rights, design rights and any and all other intellectual property or similar proprietary rights throughout the world and all registrations and applications for registrations therefor (collectively, “IP Rights”) that is used in or necessary for its business as currently conducted, and (ii) the use thereof by the Borrower and each Restricted Subsidiary does not infringe upon, misappropriate or otherwise violate the rights of any other Person, except, in each case of (i) and (ii), for any such failures to own or have rights to use, or any such infringements, misappropriations or other violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any IP Rights owned or used by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower or any Restricted Subsidiary, threatened against the Borrower or any Restricted Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06.     Litigation and Environmental Matters. %3.There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(a)     Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or, to the knowledge of the Borrower or any Restricted Subsidiary, there is a reasonable basis for any such Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) is reasonably expected to incur any Environmental Liability with respect to any Release on any real property now or previously owned, leased or operated by it.
SECTION 3.07.     Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08.     Sanctions; Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower, the Restricted Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and the Restricted Subsidiaries and their respective officers and employees (when acting in their role as officers and employees) and to the knowledge of the Borrower, the respective directors of the Borrower and its Restricted Subsidiaries (when acting in their role as directors) and agents (in their capacity as such) are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of the Borrower, any Restricted Subsidiary or any of their respective directors, officers or employees is a Sanctioned Person. None of the Borrower or any Restricted Subsidiary is operating, organized or resident in any Sanctioned Country.
SECTION 3.09.     Investment Company Status. None of the Borrower or any other Loan Party is required to register as an “investment company” under the Investment Company Act.
SECTION 3.10.     Federal Reserve Regulations. None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that violates the provisions of Regulations U or X of the Board of Governors.
SECTION 3.11.     Taxes. Except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each Restricted Subsidiary (a) has timely filed or caused to be timely filed all Tax returns and reports required to have been filed by it and (b) has timely paid or caused to be timely paid all Taxes required to have been paid by it, except where the validity or amount thereof is being contested in good faith by appropriate proceedings and where the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP.
SECTION 3.12.     ERISA. %3.Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.
(a)     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Foreign Pension Plan is in compliance in all material respects with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plan, (ii) with respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject the Borrower or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty and (iii) with respect to each Foreign Pension Plan, any underfunding has been reflected in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with GAAP.
SECTION 3.13.     Disclosure. As of the Closing Date, no reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Arrangers, the Administrative Agent, any Issuing Bank or any Lender on or before the Closing Date in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information, when taken as a whole, was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished (it being understood and agreed that (i) such projected financial information is merely a prediction as to future events and are not to be viewed as facts, (ii) such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of the Restricted Subsidiaries and (iii) no assurance can be given that any particular projected financial information will be realized and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material).
SECTION 3.14.     Subsidiaries. As of the Closing Date, Schedule 3.14 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Loan Party, after giving effect to the Transactions.
SECTION 3.15.     Solvency. As of the Closing Date, after giving effect to the Transactions, (a) the fair value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and the Restricted Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower and the Restricted Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted. For purposes of this Section, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
SECTION 3.16.     Collateral Matters. %3. Each Security Document, is effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid, enforceable security interest in the Collateral to the extent intended to be created thereby and (x) when all financing statements and other appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and filings and recordation with the United States Patent and Trademark Office and the United States Copyright Office (which filings or recordings shall be made to the extent required by the applicable Security Document) and (y) when the taking of possession by the Administrative Agent of such Collateral with respect to which a security interest may be perfected by possession (which possession shall be given to the Administrative Agent to the extent possession by the Administrative Agent is required by the applicable Security Document) occurs, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, then the security interests created by the Security Documents shall constitute so far as possible under relevant law fully perfected Liens on, and security interests in (in each case with respect to such Liens and security interests, to the extent intended to be created thereby and required to be perfected under the Loan Documents) all right, title and interest of the Loan Parties in such Collateral in each case prior and superior in right to any other Person, subject to Liens permitted under Section 6.02.
(a)     Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof under the laws of the relevant jurisdiction as indicated in the Mortgage, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof under the laws of the relevant jurisdiction as indicated in the Mortgage, prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02.
(b)     Upon the recordation of the Collateral Agreement (or short-form intellectual property security agreements in form and substance substantially similar to the Patent Security Agreement, Trademark Security Agreement and/or Copyright Security Agreement (each as defined in the Collateral Agreement)) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) described therein in which a security interest may be perfected by such filing of such documents in the United States of America, in each case prior and superior in right to any other Person, but subject to Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary pursuant to Section 4.05(e) of the Collateral Agreement or to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).
ARTICLE IV

Conditions
SECTION 4.01.     Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)     The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)     The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders) of (i) Gibson, Dunn & Crutcher LLP, external counsel for the Loan Parties, (ii) Day Pitney LLP, external Connecticut counsel for the Loan Parties and (iii) Julie Solomon, internal counsel for the Loan Parties, in each case (A) dated as of the Closing Date and (B) in form and substance reasonably satisfactory to the Administrative Agent.
(c)     The Administrative Agent shall have received a copy of (i) each organizational document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the responsible officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the board of directors or managers, shareholders, partners, and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Closing Date by a secretary, an assistant secretary or a responsible officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept, or an analogous concept, exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.
(d)     The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(e)     The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date (or such shorter period agreed by the Borrower in its sole discretion), reimbursement or payment of all reasonable, documented and invoiced out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder, under any other Loan Document or under any other agreement entered into by any of the Arrangers, the Administrative Agent and the Lenders, on the one hand, and any of the Loan Parties, on the other hand; provided that such amounts may be offset against the proceeds of the Term Loans.
(f)     (i) The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested at least 10 Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and a Lender has requested in a written notice to the Borrower at least 10 Business Days prior to the Closing Date a Beneficial Ownership Certification in relation to the Borrower, such Lender shall have received such Beneficial Ownership Certification with respect to the Borrower at least three Business Days prior to the Closing Date (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the conditions set forth in this clause (f) shall be deemed to be satisfied).
(g)     Except as provided by Section 5.15 herein, the Collateral and Guarantee Requirement shall have been satisfied, and the Administrative Agent, on behalf of the Secured Parties, shall have a perfected security interest in the Collateral of the type and priority described in each Security Document (except as otherwise set forth in the Collateral and Guarantee Requirement or Section 5.15). The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Financial Officer or legal officer of each of the Borrower, together with all attachments contemplated thereby.
(h)     The Administrative Agent shall have received evidence that the insurance required by Section 5.07(a) and the Security Documents is in effect; provided that to the extent that, notwithstanding its use of commercially reasonable efforts in respect thereof, the Borrower is unable to comply with Section 5.07(a), such compliance shall not constitute a condition precedent under this Section but shall instead be required within 30 days following the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion).
(i)     The Lenders shall have received a certificate from a Financial Officer of the Borrower, substantially in the form of Exhibit L, certifying as to the solvency of the Borrower and its Restricted Subsidiaries as of the Closing Date on a consolidated basis after giving effect to the Transactions.
(j)     Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Borrower’s (i) Credit Agreement dated as of January 6, 2015, (ii) Credit Agreement dated as of January 5, 2016 and (iii) Credit Agreement dated as of August 30, 2017, shall in each case have been or shall be paid in full, the commitments thereunder shall have been or shall be terminated and any guarantees and Liens existing in connection therewith shall have been or shall be discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof (collectively, the “Refinancing”).
(k)     The Borrower shall have delivered to the Administrative Agent the notice required by Section 2.03.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
SECTION 4.02.     Each Credit Event. On or after the Closing Date, the obligations of the Lenders to make Loans on the occasion of any Borrowing (except for the initial Borrowings under any Incremental Facility, to the extent otherwise provided in the applicable Incremental Facility Amendment in accordance with Section 2.21(c)), and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)     The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.
(b)     At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(c)     The Borrower shall have delivered to the Administrative Agent a request for Borrowing that complies with the requirements set forth in Section 2.03.
Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) (other than as set forth above in this Section with respect to the initial Borrowings under any Incremental Facility), and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V

Affirmative Covenants
From and including the Closing Date and until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01.     Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, which shall furnish to each Lender, the following:
(a)     within 100 days after the end of each fiscal year of the Borrower (or such later date as Form 10-K of the Borrower is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Borrower gives the Administrative Agent notice of any such extension), its audited consolidated balance sheet and audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted auditing standards and reported on by an independent public accountants of recognized national standing (without a “going concern” or like qualification, exception or statement and without any qualification or exception as to the scope of such audit, but may contain a “going concern” or like qualification that is due to (i) an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in any future period) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year and accompanied by a narrative report describing the financial position, results of operations and cash flow of the Borrower and its consolidated Subsidiaries;
(b)     within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such later date as Form 10-Q of the Borrower is required to be filed with the SEC taking into account any extension granted by the SEC, provided that the Borrower gives the Administrative Agent notice of any such extension), its unaudited consolidated balance sheet and unaudited consolidated statements of income, comprehensive income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and accompanied by a narrative report describing the financial position, results of operations and cash flow of the Borrower and its consolidated Subsidiaries;
(c)     concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under clause (a) above and, solely to the extent the Borrower would be required to prepay the Term Loans pursuant to Section 2.11(d), beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2020, of Excess Cash Flow and (iii) at any time when there is any Unrestricted Subsidiary, including as an attachment with respect to each such financial statement, an Unrestricted Subsidiary Reconciliation Statement (except to the extent that the information required thereby is separately provided with the public filing of such financial statement);

(d)     within 90 days after the end of each fiscal year of the Borrower (or such longer period as permitted under Section 5.01(a)), a detailed consolidated budget for the current fiscal year (including selected balance sheet items and consolidated statements of projected income and free cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget);
(e)     concurrently with each delivery of financial statements under clause (a) above, a certificate of a Financial Officer or legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 5.01(e);
(f)     promptly after the same becomes publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally, as applicable; and
(g)     promptly following any request therefor, but subject to the limitations set forth in the proviso to the last sentence of Section 5.09 and Section 9.12, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Issuing Bank or any Lender, may reasonably request; provided that none of the Borrower or any Restricted Subsidiary will be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any Restricted Subsidiary or any of their respective customers and suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by applicable Requirements of Law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Borrower or any Restricted Subsidiary (not created in contemplation thereof); provided, further, that if any information is withheld pursuant to clause (i), (ii), or (iii) above, the Borrower or any Restricted Subsidiary shall promptly notify the Administrative Agent of such withholding of information and the basis therefor.
Information required to be furnished pursuant to clause (a), (b), (f) or (g) of this Section shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on the Platform or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

The Borrower shall conduct a quarterly meeting (which may be a telephonic meeting) that the Lenders may attend to discuss the financial condition and results of operations of the Borrower for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), at a date and time within 60 days of the end of such fiscal quarter (but in any event, no earlier than the date financial statements of the Borrower are delivered pursuant to pursuant to Section 5.01(a) or (b)) to be determined by the Borrower with reasonable advance notice to the Administrative Agent; provided that the Borrower may satisfy the foregoing obligation with respect to any fiscal quarter if a quarterly public earnings call is held with respect to such fiscal quarter.
SECTION 5.02.     Notices of Material Events. The Borrower will furnish to the Administrative Agent, which shall furnish to each Issuing Bank and each Lender, promptly after a responsible officer of the Borrower acquires knowledge thereof (or in the case of clause (c), within 30 days after), written notice of the following:
(a)     the occurrence of any Default;
(b)     to the extent permitted by the Requirements of Law, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Restricted Subsidiary, affecting the Borrower or any Restricted Subsidiary, that in each case would reasonably be expected to result in a Material Adverse Effect; and
(c)     the occurrence of any Environmental Liability or ERISA Event that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Credit Agreement dated as of November 1, 2019” and (iii) shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03.     Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement (or the equivalent thereof in each applicable jurisdiction), the Federal Taxpayer Identification Number of such Loan Party.
SECTION 5.04.     Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to maintain, preserve, protect, enforce, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and IP Rights in each case to the extent necessary for the conduct of its business; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) the Borrower and each Restricted Subsidiary from allowing registered or applied-for IP Rights to lapse, expire, become abandoned or otherwise terminate in the ordinary course of business or where, in its reasonable business judgment, the lapse, expiration, abandonment or termination would not materially interfere with the business of the Borrower or any Restricted Subsidiary, as applicable.
SECTION 5.05.     Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.     Maintenance of Properties. Except if failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.
SECTION 5.07.     Insurance. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (or, to the extent consistent with past practices of the Loan Parties or otherwise in accordance with applicable laws and good business practices, self-insurance), insurance in such amounts (with no greater risk retention) and against such risks as are consistent with the past practices of the Loan Parties or otherwise as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower shall take commercially reasonable efforts cause the main property and liability policies maintained by or on behalf of the Borrower to (a) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder and (b)  contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder.
(b) With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under the Flood Insurance Laws. The Borrower will furnish to the Lenders, upon reasonable request of the Administrative Agent, information in reasonable detail with respect to such insurance; provided that no Loan Party shall be required to deliver original copies of any insurance policies.
SECTION 5.08.     [Reserved].
SECTION 5.09.     Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to keep proper books of record and accounts in which full, true and correct entries, in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon at least 3 Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants; provided that, unless an Event of Default shall have occurred and be continuing, the Borrower shall be provided an opportunity to participate in any such discussions with such accountants, all at such reasonable times during regular office hours but no more often than one (1) time during any calendar year absent the existence of an Event of Default; provided that excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section; provided, further that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirement of Law or any binding agreement (not created in contemplation thereof) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.
SECTION 5.10.     Compliance with Laws. The Borrower will, and will take reasonable action to cause each of its Restricted Subsidiaries to, comply with all Requirements of Law (including ERISA, Environmental Laws and the USA PATRIOT Act) with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.11.     Use of Proceeds; Letters of Credit. %3.The proceeds of the Term Loans, together with cash on hand, will be used solely for (i) the payment of fees and expenses payable in connection with the Transactions, (ii) the Refinancing and (iii) general corporate purposes. On the Closing Date, the proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Restricted Group. Thereafter, the proceeds of the Revolving Loans, as well as the proceeds of any Incremental Extension of Credit (unless otherwise provided in the applicable Incremental Facility Amendment) will be used for working capital and other general corporate purposes, including acquisitions and other Investments and Restricted Payments permitted by this Agreement, of the Borrower and the Restricted Subsidiaries. No part of the proceeds of any Loan will be used in violation of the representation set forth in Section 3.10. Letters of Credit will be used by the Borrower and the Restricted Subsidiaries for general corporate purposes.
(a)     The Borrower will not request any Borrowing or any Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws by the Borrower or any of its Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.12.     Additional Subsidiaries. %3.If any additional Subsidiary (other than any Excluded Subsidiary) is formed or acquired or if any Subsidiary ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary, in each case after the Closing Date, the Borrower will, as promptly as practicable and, in any event, within 90 days (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired or ceases to be an Excluded Subsidiary or becomes a Designated Subsidiary, notify the Administrative Agent thereof and, to the extent applicable, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (and any Material Real Property owned by such Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and such other documents, certificates and opinions consistent with those delivered pursuant to Sections 4.01(b) and (c) that the Administrative Agent may reasonably request with respect to such Subsidiary.
(a)     The Borrower may designate by writing to the Administrative Agent any wholly owned Restricted Subsidiary that is a U.S. Subsidiary and otherwise an Excluded Subsidiary as a Designated Subsidiary (each such Restricted Subsidiary, a “Designated Subsidiary”).
SECTION 5.13.     Further Assurances. %3. The Borrower will, and will cause each of its Subsidiaries that is a Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents, and the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied and are necessary in the applicable jurisdiction in order for Liens in the Collateral to remain perfected, all at the expense of the Loan Parties. Notwithstanding anything contained in this Agreement, no Mortgage shall be executed and delivered to the Administrative Agent with respect to any real property located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Laws unless and until each Lender has received, at least 30 calendar days prior to such execution and delivery, a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each applicable mortgagor relating thereto) (provided, that in no event shall the Borrower be required to deliver more than one flood determination to the Lenders as a whole) and each such lender has confirmed to the Administrative Agent that flood insurance due diligence and flood insurance compliance has been  completed to its reasonable satisfaction (such written confirmation not to be unreasonably withheld or delayed); provided however that the time period for execution and delivery of any such Mortgage (and any related documents pursuant to the Collateral and Guarantee Requirement) by the applicable Loan Party shall, to the extent necessary, be automatically extended to the date on which the Administrative Agent is permitted under this Section to enter into such Mortgage.
(a)     If any material assets (other than Excluded Property) including any Material Real Property, or any IP Rights (other than Excluded Property) are acquired by a Loan Party after the Closing Date (other than assets constituting Collateral under the applicable Security Document that become subject to the Lien created by such Security Document upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will, subject to the Collateral and Guarantee Requirement, take, and cause the Loan Parties to take, such actions as shall be necessary to grant and perfect such Liens, including actions described in paragraph (a) of this Section, and otherwise cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.
(b)     Notwithstanding anything herein to the contrary, with respect to pledges of, or grants of security interests in, assets acquired by a Loan Party after the Closing Date (including Equity Interests of newly-acquired Restricted Subsidiaries) or that cease to be Excluded Property after the Closing Date, the Loan Parties shall have the timeframe set forth in the definition of “Collateral and Guarantee Requirement”, or provided for in the Collateral Agreement or other applicable Security Document, or if no timeframe is so provided, ninety (90) days (or such longer period as agreed by the Administrative Agent, acting reasonably) after the date of such acquisition (or after the date such assets cease to be Excluded Property) to comply with the requirements of clauses (a) and (b) above.
SECTION 5.14.     Credit Ratings. The Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s (but not any particular rating). The Borrower will use commercially reasonable efforts to maintain a corporate rating (but not any particular rating) from S&P and a corporate family rating (but not any particular rating) from Moody’s, in each case, in respect of the Borrower.
SECTION 5.15.     Post-Closing Date Matters. As promptly as practicable, and in any event within the time period specified in Schedule 5.15 (or such longer period as the Administrative Agent, acting reasonably, may agree to in writing), after the Closing Date, (i) the Borrower shall, and shall cause each of its subsidiaries that is a Loan Party to, deliver all Mortgages that are required to be delivered pursuant to, and otherwise satisfy, the Collateral and Guarantee Requirement (if any), except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement” and (ii) the Borrower shall deliver, or cause to be delivered, the items specified in Schedule 5.15 hereof or complete such undertakings described on Schedule 5.15 hereof, if any, on or before the dates specified with respect to such items, or such later dates as may be agreed to by, or as may be waived by, the Administrative Agent in its reasonable discretion.
SECTION 5.16.     [Reserved].
SECTION 5.17.     Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation and (b) no Subsidiary may be designated as an Unrestricted Subsidiary if it (i) is a “restricted subsidiary” or a “guarantor” (or any similar designation) for the Existing Senior Notes or any Material Indebtedness that is subordinated in right of payment to the Obligations, (ii) holds any IP Rights that are material to the operation of the business of the Borrower and the Restricted Subsidiaries or (iii) holds any Equity Interests in any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the parent company of such Subsidiary therein under Section 6.04(u) at the date of designation in an amount equal to the fair market value of such parent company’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary, and the making of an Investment by such Subsidiary in any Investments of such Subsidiary, in each case existing at such time, and (ii) a return on any Investment in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.
ARTICLE VI

Negative Covenants
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full, and all Letters of Credit (other than those collateralized or back-stopped on terms reasonably satisfactory to the applicable Issuing Bank) have expired or been terminated and all LC Disbursements shall have been reimbursed:
SECTION 6.01.     Indebtedness; Certain Equity Securities. %3. The Borrower will not, nor will the Borrower permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(i)     Indebtedness created hereunder and under the other Loan Documents (including any Indebtedness incurred pursuant to Section 2.21 or 2.23);
(ii)     the Existing Senior Notes;
(iii)     Indebtedness (and Guarantees thereof) existing on the Closing Date and, to the extent having a principal amount in excess of $10,000,000 individually or $25,000,000 in the aggregate set forth in Schedule 6.01 (in each case, except for intercompany Indebtedness) and any intercompany Indebtedness existing on the Closing Date;
(iv)     Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary which is permitted pursuant to Section 6.04 so long as such Indebtedness of the Borrower or any other Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations on the terms set forth in the Global Intercompany Note (or any other promissory note or agreement with substantially similar terms of subordination reasonably satisfactory to the Administrative Agent); provided such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall not be required to become subject to the Global Intercompany Note (or any other promissory note or agreement referred to above in this clause providing for such subordination) until the 60th day after the latest of (x) the Closing Date, (y) the date such Person becomes a Restricted Subsidiary and (z) the date such Restricted Subsidiary becomes the obligor or lender in respect of intercompany Indebtedness (other than in respect of Investments made pursuant to clause (ee) of Section 6.04) owed by or to a Loan Party in an aggregate principal amount of more than $20,000,000 (or, in each case, such longer period as agreed by the Administrative Agent, acting reasonably);
(v)     Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary (other than Indebtedness incurred pursuant to clause (a)(iii) or (a)(vii) of this Section); provided that (A) the Indebtedness so Guaranteed is permitted by this Section, (B) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Restricted Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations (if such Indebtedness is subordinated to the Obligations) and (D) none of the Existing Senior Notes or any Refinancing Indebtedness in respect thereof shall be Guaranteed by any Subsidiary unless such Subsidiary is a Loan Party;
(vi)     Indebtedness of any member of the Restricted Group incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by any member of the Restricted Group in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement; provided further that at the time of incurrence thereof, the aggregate principal amount of Indebtedness permitted by this clause (vi), together with the Indebtedness in respect of any sale and leaseback transaction incurred pursuant to Section 6.06 (other than as separately permitted pursuant to clause (xxviii) below), outstanding under this clause (vi) at any time shall not exceed the greater of (x) $140,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b);
(vii)     Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in an acquisition permitted by Section 6.04; provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (or such merger or consolidation) or such assets being acquired; provided that (x) the Indebtedness outstanding in reliance on this clause (vii) shall not exceed, in the aggregate at the time of incurrence thereof, the greater of (i) $140,000,000 and (ii) 30.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) and (y) the Indebtedness of Subsidiaries that are not Loan Parties outstanding in reliance on this clause (vii) shall not exceed, at the time of incurrence thereof and in the aggregate, the Non-Guarantor Debt Basket;
(viii)     other Indebtedness in an aggregate principal amount outstanding under this clause (viii) at any time not exceeding, the greater of (x) $140,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b);
(ix)     Indebtedness incurred pursuant to Permitted Receivables Facilities; provided that the Indebtedness outstanding in reliance on this clause (ix) shall not exceed, at the time of incurrence thereof, the greater of (x) $250,000,000 and (y) 50.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) in the aggregate;
(x)     Indebtedness and obligations in respect of self-insurance and obligations in respect of bids, tenders, trade contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), public or statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;
(xi)     Indebtedness in respect of Hedging Agreements permitted by Section 6.07;
(xii)     Indebtedness in respect of any overdraft facilities, employee credit card programs, netting services, automated clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business; provided, that such Indebtedness is repaid in full within 10 Business Days of incurrence or the date due to be repaid in the case of credit cards or similar Indebtedness;
(xiii)     Indebtedness in the form of deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, earnouts, non-competition agreements and other contingent arrangements) or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any acquisition or other investment permitted under this Agreement;
(xiv)     Refinancing Term Loan Indebtedness incurred pursuant to Section 2.23; provided that the Net Proceeds thereof are used to make the prepayments required under clause (a)(iii) of Section 2.23;
(xv)     Alternative Incremental Facility Debt, provided that the (A) aggregate principal amount of such Alternative Incremental Facility Debt shall not exceed the amount permitted under Section 2.21 and (B) if any such Alternative Incremental Facility Debt (1) is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations or (2) is secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations, such Alternative Incremental Facility shall be subject to an Acceptable Intercreditor Agreement;
(xvi)     Indebtedness representing deferred compensation to directors, officers, consultants or employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;
(xvii)     Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors, consultants and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.08;
(xviii)     [reserved];
(xix)     Indebtedness of Restricted Subsidiaries that are not Loan Parties that are not secured by the Collateral; provided that at the time such Indebtedness is incurred under this clause (xix) and after giving effect thereto, such incurrence shall not cause the Non-Guarantor Debt Basket to be exceeded; provided, further that any such Indebtedness secured by a Letter of Credit issued hereunder in a principal amount not to exceed the face amount of such Indebtedness shall not count toward the aggregate amount permitted under this Section 6.01(a)(xix) (including the Non-Guarantor Debt Basket);
(xx)     other Indebtedness of the Borrower or any other Loan Party so long as (A) after giving thereto on a Pro Forma Basis (1) in the case of Indebtedness secured by a Lien on the Collateral that is pari passu to the Liens securing the Obligations, the First Lien Leverage Ratio does not exceed 2.75 to 1.00, (2) in the case of Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the Consolidated Secured Leverage Ratio does not exceed 3.75 to 1.00 and (3) in the case of any Indebtedness that is unsecured, (x) the Consolidated Interest Coverage Ratio is no less than 2.00 to 1.00, (B) such Indebtedness shall not mature or, in the case of unsecured Indebtedness and Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, require any scheduled amortization or require scheduled payments of principal or shall be subject to any mandatory redemption, repurchase, repayment or sinking fund obligation, in each case, prior to the Latest Maturity Date as of such date, and shall have a weighted average life to maturity not shorter than the longest remaining weighted average life to maturity of the then outstanding Loans, (C) no Event of Default shall exist or shall result therefrom (it being understood that if the proceeds of the relevant Indebtedness will be applied to finance a Limited Condition Transaction and the Borrower has made an LCT Election, no Event of Default shall exist and be continuing as of the LCT Test Date), (D) such Indebtedness has terms and conditions that in the good faith determination of the Borrower are no less favorable to the Borrower (when taken as a whole) to the terms and conditions of the Loan Documents (when taken as a whole) and (E) if any such Indebtedness (1) is secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations or (2) is secured by Liens on the Collateral on a junior basis to the Liens securing the Obligations, such Indebtedness shall be subject to an Acceptable Intercreditor Agreement;
(xxi)     Indebtedness constituting obligations arising in respect of Cash Management Services;
(xxii)     Indebtedness constituting Secured Hedging Obligations;
(xxiii)     Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxiv)     Refinancing Indebtedness in respect of Indebtedness permitted under clauses (ii), (iii), (vi), (vii), (viii), (xv), (xix) and (xx) of this Section 6.01(a) (it being understood and agreed that to the extent that any Indebtedness incurred under clauses (vi), (vii), (viii), (xv) and (xix) of this Section 6.01(a) is refinanced with Refinancing Indebtedness under this clause (xxiv), then the aggregate outstanding principal amount of such Refinancing Indebtedness shall also be deemed to utilize the related basket (including, for the avoidance of doubt, the Non-Guarantor Debt Basket, as applicable) under the applicable clause of this Section 6.01(a) on a dollar-for-dollar basis (it being further understood an agreed that a Default shall be deemed not to have occurred solely to the extent that the incurrence of Refinancing Indebtedness would cause the permitted amount under such clause of this Section 6.01(a) to be exceeded and such excess shall be permitted hereunder to the extent contemplated by the definition of Refinancing Indebtedness));
(xxv)     Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis;
(xxvi)     Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business or consistent with past practice, in each case, in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;
(xxvii)     (x) Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (y) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;
(xxviii)     Indebtedness incurred pursuant to Section 6.06 in connection with the sale and leaseback of the real property located at 27 Waterview Drive, Shelton, CT, 06484;
(xxix)     (x) tenant improvement loans and allowances in the ordinary course of business and (y) to the extent constituting Indebtedness, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary; and
(xxx)     all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxix) above.
(b)     For purposes of determining compliance with this Section, in the event that an item of Indebtedness at any time, whether at the time of Incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories (other than ratio-based baskets) of Section 6.01(a), the Borrower and the Restricted Subsidiaries shall, in their sole discretion, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness solely between and among such categories and in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification; provided that Indebtedness incurred hereunder shall only be classified as incurred under Section 6.01(a)(i) and the Existing Senior Notes shall only be classified as incurred under Section 6.01(a)(ii)(A). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.
(c)     For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (at the Borrower’s election), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus the aggregate amount of premiums (including reasonable tender premiums), defeasance costs and fees, discounts and expenses in connection therewith).
SECTION 6.02.     Liens. %3. Neither the Borrower will, nor will the Borrower permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(i)     Liens created under the Loan Documents;
(ii)     Permitted Encumbrances;
(iii)     any Lien on any asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and to the extent securing Indebtedness or obligations (other than intercompany Indebtedness or obligations) having a principal amount in excess of $10,000,000 individually or $25,000,000 in the aggregate, as set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(iii) or Refinancing Indebtedness in respect thereof) and (B) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(xxiv) as Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(a)(iii);
(iv)     any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any asset of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into a Restricted Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Restricted Subsidiary (or is so merged or consolidated); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary (other than (x) assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(vii) or otherwise required to be pledged pursuant to the provisions governing such Indebtedness as of the time of the relevant acquisition by the Borrower or any Restricted Subsidiary and (y) in the case of any such merger or consolidation, the assets of any special purpose merger Subsidiary that is a party thereto) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(a)(xxiv) as Refinancing Indebtedness in respect of Indebtedness permitted under Section 6.01(a)(vii);
(v)     Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction, repair, replacement or improvement and permitted by clause (vi) of Section 6.01(a) or any Refinancing Indebtedness in respect thereof permitted by clause (xxiv) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, replacement or improvement (provided that this clause (B) shall not apply to any Refinancing Indebtedness permitted by clause (xxiv) of Section 6.01(a) or any Lien securing such Refinancing Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing or improving such fixed or capital asset and in any event, the aggregate principal amount of such Indebtedness does not exceed the amount permitted under the second proviso of Section 6.01(a)(vi) at any time outstanding and (D) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (except assets financed by the same financing source in the ordinary course of business and after-acquired property that is affixed or incorporated into the asset(s) covered by such Lien or financed by Indebtedness permitted under Section 6.01(a)(vi));
(vi)     customary rights and restrictions contained in agreements relating to any sale or transfer pending the completion thereof in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05;
(vii)     any encumbrance or restriction (including put and call arrangements, tag, drag, right of first refusal and similar rights) with respect to Equity Interests of any (A) Restricted Subsidiary that is not a wholly owned Subsidiary or (B) joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(viii)     Liens on any cash advances or cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement for an acquisition, disposition or other transaction permitted hereunder;
(ix)     Liens on Collateral securing any Permitted Junior Lien Refinancing Debt or Alternative Incremental Facility Debt (or any Refinancing Indebtedness in respect thereof permitted pursuant to clause (xxiv) of Section 6.01(a)); provided that such Liens are subject to the terms of an Acceptable Intercreditor Agreement;
(x)     Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness permitted to be incurred by such Subsidiary under Section 6.01;
(xi)     Liens not otherwise permitted by this Section to the extent that the aggregate outstanding principal amount of the obligations secured thereby outstanding under this clause (xi) at any time does not exceed the greater of (x) $140,000,000 and (y) 30.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) (or, in the case of any such Liens securing obligations constituting Refinancing Indebtedness permitted under clause (xxiv) of Section 6.01(a) in respect of Indebtedness originally incurred under clause (viii) of Section 6.01(a), such greater principal amount that is permitted in respect thereof under clause (xxiv) of Section 6.01(a));
(xii)     Liens securing Indebtedness incurred as secured Indebtedness under Section 6.01(a)(xv) or (xx) (or incurred as secured Refinancing Indebtedness in respect thereof permitted pursuant to clause (xxiv) of Section 6.01(a) so long as such Liens are subject to an Acceptable Intercreditor Agreement);
(xiii)     [reserved];
(xiv)     [reserved];
(xv)     Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness or other obligations of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a) (if applicable);
(xvi)     Liens on the Collateral securing Secured Cash Management Obligations and Secured Hedging Obligations;
(xvii)     Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;
(xviii)     Liens on Equity Interests of any joint venture or Unrestricted Subsidiary (a) securing obligations of such joint venture or Unrestricted Subsidiary or (b) pursuant to the relevant joint venture agreement or arrangement;
(xix)     Liens on cash, Permitted Investments or other marketable securities securing (A) letters of credit of any Loan Party that are cash collateralized on the Closing Date in an amount of cash, Permitted Investments or other marketable securities with a fair market value of up to 105% of the face amount of such letters of credit being secured or (B) letters of credit and other credit support obligations in the ordinary course of business; and
(xx)     any Liens on cash or deposits granted in favor of any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or other obligations in respect of Letters of Credit, in each case as contemplated by this Agreement;
provided that the expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section. For purposes of determining compliance with this Section, (x) a Lien need not be incurred solely by reference to one category of Liens described in this Section but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories hereof, the Borrower and the Restricted Subsidiaries shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) solely between and among such categories and, in each case, that would be permitted to be incurred in reliance on the applicable exception as of the date of such reclassification.
Notwithstanding the foregoing, (i) the Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries that are Loan Parties to suffer to exist any Lien on any Indenture Restricted Property to secure Indebtedness for borrowed money without equally and ratably securing the Obligations hereunder for so long as such Indebtedness for borrowed money shall be so secured and (ii) the Borrower will not permit any of its Subsidiaries that are not Loan Parties to suffer to exist any Lien on any U.S. Intellectual Property of any of such Subsidiaries to secure Indebtedness for borrowed money.
SECTION 6.03.     Fundamental Changes. %3. The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, divide or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (which, for the avoidance of doubt, shall not restrict the change in organizational form), except that:
(i)     any Restricted Subsidiary may merge into or consolidate with (A) the Borrower so long as the Borrower shall be the continuing or surviving Person (and continues to be organized under the laws of the same jurisdiction), (B) [reserved] and (C) any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary and, if any party to such merger or consolidation is a Loan Party, either (x) the continuing or surviving entity is a Loan Party or (y) the acquisition of such Loan Party by such continuing or surviving Person is otherwise permitted under 6.04; provided, that, after giving effect to any such activities under this Section, the Loan Parties are in compliance with the Collateral and Guarantee Requirement to the extent required by Sections 5.12 and 5.13;
(ii)     any Restricted Subsidiary may dispose of all or any of its properties and assets in a transaction permitted pursuant to Section 6.05, so long as such disposition does not constitute a disposition of all or substantially all of the properties and assets of the Borrower and the Restricted Subsidiaries taken as a whole;
(iii)     any Restricted Subsidiary may liquidate or dissolve; provided that in the case of any dissolution or liquidation of a Restricted Subsidiary that is a Loan Party, such Subsidiary shall at or before the time of such dissolution or liquidation transfer its assets to another Loan Party unless such disposition of assets is permitted under Section 6.05;
(iv)     any Restricted Subsidiary may engage in a merger, consolidation, dissolution or liquidation, the purpose of which is to effect an Investment permitted pursuant to Section 6.04 or a disposition permitted pursuant to Section 6.05; and
(v)     so long as no Event of Default shall have occurred and be continuing, or would result therefrom, the Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if (x) the Person formed by or surviving any such merger or consolidation is not the Borrower (y) the Borrower is not the Person into which the Borrower has been liquidated or (z) in connection with a Disposition of all or substantially all of the Borrower’s assets, the Person that is the transferee of such assets is not the Borrower (any such Person, a “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement, amendment or restatement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) if reasonably requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement, amendment or restatement to this Agreement or any Loan Document comply with this Agreement and (4) if reasonably requested by the Administrative Agent or any Lender, the Successor Borrower shall have delivered to the Administrative Agent all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and to the extent the Successor Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower; provided, further, that if the foregoing are satisfied, the Successor Borrower, will succeed to, and be substituted for, the Borrower under this Agreement and the original Borrower will be released.
(b)     The Borrower and the Restricted Subsidiaries, taken as a whole, will not engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Restricted Subsidiaries on the Closing Date; provided that businesses reasonably related, incidental or ancillary thereto to the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date or reasonable extensions thereof shall be permitted hereunder.
SECTION 6.04.     Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, make any Investment, except:
(a)     Permitted Investments and cash;
(b)     investments constituting the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary if, after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Sections 6.12 and 6.13; provided that the aggregate amount of cash consideration paid in respect of such investments (including in the form of loans or advances made to Restricted Subsidiaries that are not Loan Parties) by Loan Parties involving the acquisition of Restricted Subsidiaries that do not become Loan Parties shall not, at the time such investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, except, for the avoidance of doubt, to the extent of the available amount under any other basket or ratio incurrence test in another clause of this Section 6.04 (available for Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties) which is utilized to permit such investment (and provided that, to the extent such Restricted Subsidiaries do become Loan Parties, the aggregate amount outstanding in reliance on this clause (b) shall be reduced by the amount initially utilized);
(c)     loans, leases of equipment and other extensions of credit to customers in the ordinary course of business in connection with the financing business of the Restricted Group;
(d)     Investments existing on the Closing Date and to the extent having a principal amount in excess of $5,000,000 individually or $10,000,000 in the aggregate (in each case, other than with respect to intercompany Investments) set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof;
(e)     Investments by the Borrower and the Restricted Subsidiaries in Equity Interests of their respective Restricted Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party in any other Loan Party shall be pledged to the extent required by the definition of the term “Collateral and Guarantee Requirement” (and subject to the timeframes set forth in Section 5.12, 5.13 or 5.15 or in the Collateral Agreement or other applicable Security Documents) and (ii) the making of such Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party shall not, at the time such Investment is made and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded, provided that if any such investment under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (u) of this Section, the amount available under this clause (e) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under clause (u) of this Section;
(f)     loans or advances made by the Borrower to any Restricted Subsidiary and made by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) any such loans and advances made by a Loan Party in excess of $20,000,000 shall be evidenced, on and after the Closing Date, by the Global Intercompany Note or other promissory notes reasonably acceptable to the Administrative Agent, provided, that with respect to loans and advances made after the Closing Date, evidence of such loans and advances by the Global Intercompany Note or other promissory note shall not be required until 60 days after the making of such loan or advance and (ii) the outstanding amount of such loans and advances pursuant to this clause (f) made by Loan Parties to Restricted Subsidiaries that are not Loan Parties at the time such loans or advances are made, and after giving effect thereto, shall not cause the Non-Guarantor Investment Basket to be exceeded, provided that any intercompany loans or advances made by any Loan Party to any Restricted Subsidiary that is not a Loan Party using the proceeds of intercompany loans or advances received from Restricted Subsidiaries that are not Loan Parties no more than 120 days prior to making such intercompany loan or advance shall not be taken into account in the calculation of any restriction or basket set forth in this subclause (ii) (including the Non-Guarantor Investment Basket); provided further that if any such loan or advance under this subclause (ii) is made for the purpose of making an investment, loan or advance permitted under clause (u) of this Section, the amount available under this clause (f) shall not be reduced by the amount of any such investment, loan or advance which reduces the basket under clause (u) of this Section, provided further that any loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party, for the purposes of calculating usage under this subclause (ii) and the Non-Guarantor Investment Basket, shall be reduced dollar-for-dollar by any amounts owed by such Loan Party to such Restricted Subsidiary that is not a Loan Party;
(g)     Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness permitted under Section 6.01 and in respect of other obligations not otherwise contemplated by this Section, in each case of the Borrower or any Restricted Subsidiary; provided that any such Guarantees of Indebtedness, in each case of Restricted Subsidiaries that are not Loan Parties by any Loan Party shall not, at the time any such Guarantee is provided and after giving effect thereto, cause the Non-Guarantor Investment Basket to be exceeded;
(h)     loans or advances to directors, officers, consultants or employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business of the Borrower or such Restricted Subsidiary, as applicable, not exceeding $10,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);
(i)     payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;
(j)     investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case in the ordinary course of business;
(k)     investments in the form of Hedging Agreements permitted by Section 6.07;
(l)     investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;
(m)     investments resulting from pledges or deposits described in clauses (c), (d), (o), (r), (aa) or (dd) of the definition of the term “Permitted Encumbrance” or Section 6.02(a)(viii);
(n)     investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;
(o)     investments that result solely from the receipt by the Borrower or any Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);
(p)     receivables or other trade payables owing to the Borrower or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any Restricted Subsidiary deems reasonable under the circumstances;
(q)     mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and Restricted Subsidiaries that are wholly owned Restricted Subsidiaries;
(r)     Investments in the form of letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations made in the ordinary course of business by the Borrower on behalf of any Restricted Subsidiary and made by any Restricted Subsidiary on behalf of the Borrower or any other Restricted Subsidiary; provided that at the time such letters of credit, bank guarantees, performance bonds or similar instruments or other creditor support or reimbursement obligations are made by Loan Parties on behalf of Restricted Subsidiaries that are not Loan Parties pursuant to this clause (r), and after giving effect thereto, such obligations shall not cause the Non-Guarantor Investment Basket to be exceeded;
(s)     Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(t)     Investments, so long as, after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 3.50:1.00;
(u)     other Investments by the Borrower or any Restricted Subsidiary (and loans and advances by the Borrower) in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future Investments (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such Investment), outstanding under this clause (u) at any time in an aggregate amount not exceeding the sum of (i) (x) the greater of $100,000,000 and (y) 20.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) plus (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Available Amount at such time in the aggregate for all such investments made or committed to be made from and after the Closing Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such investment was made);
(v)     Investments consisting of (i) extensions of trade credit and accommodation guarantees in the ordinary course of business and (ii) loans and advances to customers; provided that the aggregate principal amount of such loans and advances outstanding under this clause (ii) at any time shall not exceed $10,000,000;
(w)     Permitted Bond Hedge Transactions which constitute Investments;
(x)     Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;
(y)     Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) in the form of trade accounts created, or prepaid expenses accrued, in the ordinary course of business;
(z)     non-cash Investments in connection with tax planning and reorganization activities; provided that, after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;
(aa)     Investments which are customary (as determined in good faith by the Borrower) in connection with Permitted Receivables Facilities;
(bb)     Investments in joint ventures and Unrestricted Subsidiaries; provided that at the time of any such Investment on a Pro Forma Basis, the aggregate amount at any time outstanding of all such Investments made in reliance on this clause (bb) shall not exceed the greater of $100,000,000 and 20.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b);
(cc)     Investments in the form of loans or advances made to distributors and suppliers in the ordinary course of business;
(dd)     to the extent they constitute Investments, guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower and any Restricted Subsidiary;
(ee)     Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice; and
(ff)     Investments to the extent that payment for such Investments is made solely with the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower.
For purposes of this Section, if any Investment (or a portion thereof) would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in this Section, the Borrower and the Restricted Subsidiaries may divide and classify such Investment (or a portion thereof) in any manner that complies with this covenant and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
SECTION 6.05.     Asset Sales. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset (other than assets sold, transferred, leased or otherwise disposed of in a single transaction or a series of related transactions with a fair market value of $25,000,000 or less), including any Equity Interest owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Restricted Subsidiary), except:
(a)     sales, transfers, leases and other dispositions of (i) inventory, (ii) used, obsolete, damaged, worn out or surplus equipment, (iii) property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries (including intellectual property), (iv) immaterial assets and (v) cash and Permitted Investments, in each case in the ordinary course of business;
(b)     sales, transfers, leases and other dispositions to the Borrower or a Restricted Subsidiary; provided that any such sales, transfers, leases or other dispositions involving a Restricted Subsidiary that is not a Loan Party shall, to the extent applicable, be made in compliance with Sections 6.04 and 6.09;
(c)     sales, transfers and other dispositions or forgiveness of accounts receivable in connection with the compromise, settlement or collection thereof not as part of any accounts receivables financing transaction (including sales to factors and other third parties);
(d)     (i) sales, transfers, leases and other dispositions of assets to the extent that such assets constitute an investment permitted by clause (j), (l) or (n) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary (other than directors’ qualifying shares) are sold) and (ii) sales, transfers, and other dispositions of the Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary to the extent such sale, transfer or other disposition would be permissible as an Investment in a Restricted Subsidiary permitted by Section 6.04(e) or (u);
(e)     leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary;
(f)     non-exclusive licenses or sublicenses of IP Rights granted in the ordinary course of business or other licenses or sublicenses of IP Rights granted in the ordinary course of business that do not materially interfere with the business of the Borrower or any Restricted Subsidiary;
(g)     dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, and transfers of property arising from foreclosure or similar action with regard to, any asset of the Borrower or any Restricted Subsidiary;
(h)     dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;
(i)     dispositions permitted by Sections 6.02, 6.04 and 6.08;
(j)     dispositions set forth on Schedule 6.05;
(k)     sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that no Event of Default has occurred and is continuing or would result therefrom;
(l)     sales, transfers or other dispositions of Receivables in connection with Permitted Receivables Facilities;
(m)     sales, transfers or other dispositions of any assets (including Equity Interests) (A) acquired in connection with any acquisition or other investment permitted under Section 6.04, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries and/or (B) made to obtain the approval of any applicable antitrust authority in connection with an acquisition permitted under Section 6.04;
(n)     sales, transfers or other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(o)     to the extent constituting a disposition governed by this Section, the unwinding or early termination or settlement of any Hedging Agreement or any Permitted Bond Hedge Transaction or Permitted Warrant Transaction or other option, forward or other derivative contract;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (a)(iii), (a)(iv), (b) and (c)) for a purchase price in excess of $25,000,000 shall be made for fair value (as determined in good faith by the Borrower), and at least 75% of the consideration from all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b), (d), (g) or (h)) is in the form of cash or Permitted Investments; provided further that (i) any consideration in the form of Permitted Investments that are disposed of for cash consideration within 30 days after such sale, transfer or other disposition shall be deemed to be cash consideration in an amount equal to the amount of such cash consideration for purposes of this proviso, (ii) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer, lease or other disposition and for which the Borrower and all the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash consideration in an amount equal to the liabilities so assumed and (iii) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such sale, transfer, lease or other disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (x) $50,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash consideration.
SECTION 6.06.     Sale and Leaseback Transactions. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly (other than intercompany arrangements between or among the Borrower and any other Loan Party or between or among Restricted Subsidiaries that are not Loan Parties), whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Restricted Subsidiary that (x) is made for cash consideration in an amount not less than the fair value of such fixed or capital asset (as determined in good faith by the Borrower) and (y) is consummated within 270 days after the Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset; provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(a)(v); provided, further, that the requirement is clause (y) of this Section 6.06 shall not apply to any sale and leaseback of the property located at 27 Waterview Drive, Shelton, CT, 06484, subject to compliance with Sections 2.11(c) and 6.05.
SECTION 6.07.     Hedging Agreements. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, enter into any Hedging Agreement other than Hedging Agreements that are not for speculative purposes.
SECTION 6.08.     Restricted Payments; Certain Payments of Junior Indebtedness. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(i)     any Restricted Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, or make other Restricted Payments in respect of its Equity Interests, in each case (x) to the Borrower or any other Restricted Subsidiary or (y) ratably to the holders of such Equity Interests;
(ii)     the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests or Disqualified Equity Interests permitted hereunder;
(iii)     the Borrower may make Restricted Payments, not exceeding the greater of (A) $35,000,000 and (B) 7.5% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b) (with unused amounts being carried over to the succeeding fiscal years, subject to an aggregate cap of up to $50,000,000 in any fiscal year under this clause (v)) during any fiscal year, pursuant to and in accordance with stock option plans or other benefit or stock based compensation plans for directors, officers, consultants or employees of the Borrower and the Restricted Subsidiaries;
(iv)     commencing in the fiscal year of the Borrower ending December 31, 2019, the Borrower may declare and pay dividends with respect to its Equity Interests in an aggregate amount not to exceed $50,000,000 per fiscal year of the Borrower (with unused amounts being carried over to the immediately succeeding fiscal year);
(v)     Restricted Payments may be made, so long as, after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 3.00:1.00;
(vi)     the Borrower may make cash payments in lieu of the issuance of fractional shares in connection with the exercise or settlement of any warrants or other option or forward contract with respect to the Borrower’s capital stock or the conversion or exchange of Convertible Indebtedness or other securities convertible into or exchangeable for Equity Interests in the Borrower;
(vii)     the Borrower may repurchase Equity Interests upon the exercise of stock options if such Equity Interests represent a portion of the exercise price of such stock options (and related redemption or cancellation of shares for payment of taxes or other amounts relating to the exercise under such stock option or other benefit plans);
(viii)     concurrently with any issuance of Qualified Equity Interests, the Borrower may redeem, purchase or retire any Equity Interests of the Borrower using the proceeds of, or convert or exchange any Equity Interests of the Borrower for, such Qualified Equity Interests;

(ix)     the Borrower may make cash payments in connection with any conversion or exchange of Convertible Indebtedness in amount equal to the sum of (i) the principal amount of such Convertible Indebtedness and (ii) the proceeds of any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(x)     the Borrower may make payments in connection with a Permitted Bond Hedge Transaction and the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s Equity Interests upon net share settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction and (B) payment of an early termination amount thereof in common Equity Interests of the Borrower upon any early termination thereof;
(xi)     the Borrower may declare and make Restricted Payments in an aggregate amount not to exceed, at the time such Restricted Payments are made and after giving effect thereto, the sum of (A) $100,000,000 plus (B) the Available Amount at such time; provided that the Borrower may only make Restricted Payments under this clause (x) if (x) no Event of Default has occurred and is continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Sections 6.12 and 6.13; and
(xii)     (i) any non-cash repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise of, or withholding obligations with respect to, such options, warrants or similar rights (for the avoidance of doubt, it being understood that any required withholding or similar tax related thereto may be paid by the Borrower or any Restricted Subsidiary in cash), and (ii) loans or advances to officers, directors and employees of the Borrower or any Restricted Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower, provided that no cash is actually advanced pursuant to this clause (ii) other than to pay taxes due in connection with such purchase, unless immediately repaid.
(b)     The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, prepay, redeem, purchase or otherwise satisfy any Indebtedness that is subordinated in right of payment to the Obligations (excluding, for the avoidance of doubt, any subordinated obligations owing to the Borrower or any Restricted Subsidiary) (collectively, “Restricted Debt Payments”), except for:
(i)     payments of Indebtedness created under this Agreement or any other Loan Document;
(ii)     regularly scheduled interest and principal payments as and when due in respect of any such Indebtedness, other than payments in respect of such Indebtedness prohibited by the subordination provisions thereof;
(iii)     refinancings of Indebtedness with the proceeds of other Indebtedness permitted under Section 6.01;

(iv)     payments of or in respect of Indebtedness in an amount equal to, at the time such payments are made and after giving effect thereto, (A) the greater of (x) $100,000,000 plus (B) the Available Amount at such time; provided that the Borrower may only use the Available Amount under this clause (iv) if (x) no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (y) after giving effect thereto on a Pro Forma Basis, the Borrower would be in compliance with Sections 6.12 and 6.13;
(v)     Restricted Debt Payments so long as, after giving effect thereto, the Consolidated Total Leverage Ratio does not exceed 3.00:1.00;
(vi)     payments required by the terms of the relevant Indebtedness, which terms are designed to ensure such instrument would not be treated, at issuance, as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code; and
(vii)     the conversion of such Indebtedness to, or exchange of such Indebtedness for, Qualified Equity Interests of the Borrower.
For purposes of this Section, if any Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in this Section, the Borrower and the Restricted Subsidiaries may divide and classify such Restricted Payment (or a portion thereof) in any manner that complies with this covenant.
SECTION 6.09.     Transactions with Affiliates. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions involving aggregate consideration in excess of $20,000,000 with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary, taken as a whole, than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions (A) between or among the Loan Parties not involving any other Affiliate or (B) between or among Restricted Subsidiaries that are not Loan Parties, (iii) Restricted Payments permitted under Section 6.08 and Investments in Subsidiaries (and in any other Person that is an Affiliate of the Borrower solely by virtue of the Borrower owning, directly or indirectly through one or more Subsidiaries, Equity Interests in such Person and Controlling such person) permitted under Section 6.04 and any other transaction involving the Borrower and the Restricted Subsidiaries permitted under Section 6.03 to the extent such transaction is between the Borrower and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries and Section 6.05 (to the extent such transaction is not required to be for fair value thereunder), (iv) the payment of reasonable fees to directors of the Borrower or any Restricted Subsidiary who are not employees of the Borrower or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of the Borrower or the Restricted Subsidiaries in the ordinary course of business, (v) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vi) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Restricted Subsidiary and any employee thereof and approved by the Borrower’s board of directors, and (vii) payments made to other Restricted Subsidiaries arising from or in connection with any customary tax consolidation and grouping arrangements.

SECTION 6.10.     Restrictive Agreements. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets that are Collateral or required to be Collateral to secure the Obligations or (b) the ability of any Restricted Subsidiary that is not a Loan Party to pay dividends or other distributions with respect to any of its Equity Interests, to make or repay loans or advances to the Borrower or any Loan Party or to transfer any of its properties or assets to the Borrower or any Loan Party; provided that the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement, any Loan Document, any Incremental Facility Amendment, any Refinancing Facility Agreement, any document governing any Refinancing Term Loan Indebtedness or Refinancing Indebtedness or any document governing Alternative Incremental Facility Debt, (B) restrictions and conditions imposed by the Existing Senior Notes Documents as in effect on the Closing Date or any agreement or document evidencing other Indebtedness permitted under clause (ii) of Section 6.01(a); provided that the restrictions and conditions contained in any such agreement or document taken as a whole are not materially less favorable (as determined by the Borrower in good faith) to the Lenders than the restrictions and conditions imposed by the Existing Senior Notes Documents or restrictions otherwise customary for the relevant type of Indebtedness (which may be in the form of “high-yield-style” notes or term loans), (C) in the case of any Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Restricted Subsidiary and to the Equity Interests of such Restricted Subsidiary, (D) customary restrictions and conditions (as determined by the Borrower in good faith) contained in agreements relating to the sale of a Restricted Subsidiary or any assets of the Borrower or any Restricted Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Restricted Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, (E) restrictions and conditions existing on the Closing Date and identified on Schedule 6.10 (and any extension or renewal of, or any amendment, modification or replacement of the documents set forth on such schedule that do not expand the scope of, any such restriction or condition in any material respect), (F) restrictions and conditions imposed by any agreement relating to Indebtedness of any Restricted Subsidiary in existence at the time such Restricted Subsidiary became a Restricted Subsidiary and otherwise permitted by clause (vii) of Section 6.01(a) or to any restrictions in any Indebtedness of a non-Loan Party Restricted Subsidiary permitted by clause (viii) or clause (xix) of Section 6.01(a), in each case if such restrictions and conditions apply only to such Restricted Subsidiary and its subsidiaries, (G) customary prohibitions, restrictions and conditions (as determined by the Borrower in good faith) contained in agreements relating to a Permitted Receivables Facility, (H) any encumbrance or restriction under documentation governing other Indebtedness of the Borrower and any Restricted Subsidiaries permitted to be incurred pursuant to Section 6.01, provided that such encumbrances or restrictions will not materially impair (as determined by the Borrower in good faith) (1) the Borrower’s ability to make principal and interest payments hereunder or (2) the ability of the Loan Party to provide any Lien upon any of its assets that are Collateral or required to be Collateral, (I) customary provisions in leases, licenses, sublicenses and other contracts (including non-exclusive licenses and sublicenses of intellectual property) restricting the assignment thereof, (J) restrictions imposed by any agreement relating to secured Indebtedness or other Liens permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness or covered by such Liens, (K) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits subject to or constituting Permitted Encumbrances), (L) customary restrictions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto, (M) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary and (N) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.
SECTION 6.11.     Amendment of Material Documents, Etc. The Borrower will not, nor will the Borrower permit any of its Restricted Subsidiaries to, amend, modify or waive its certificate of incorporation, bylaws or other organizational documents, if the effect of such amendment, modification or waiver would be materially adverse to the Lenders without the consent of the Required Lenders.
SECTION 6.12.     Consolidated Adjusted Interest Coverage Ratio. The Borrower will not permit the Consolidated Adjusted Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower ending on or after the Closing Date, in each case for any period of four consecutive fiscal quarters of the Borrower ending on the last day of such fiscal quarter, to be less than 2.75 to 1.00.
The provisions of this Section are solely for the benefit of the Revolving Lenders and the Tranche A Term Lenders and, unless otherwise provided in any Incremental Facility Amendment, not for the benefit of any lenders providing any Incremental Facility. Notwithstanding the provisions of Section 9.02, the Required Covenant Lenders may (i) amend or otherwise modify this Section or, solely for the purposes of this Section, the defined terms used, directly or indirectly, therein, or (ii) waive any non-compliance with Section 6.12 or any Event of Default resulting from such non-compliance, in each case without the consent of any other Lenders.
SECTION 6.13.     Consolidated Adjusted Total Leverage Ratio. The Borrower will not permit the Consolidated Adjusted Total Leverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on or about any date during any period set forth below, to exceed the ratio set forth below opposite such period:

Fiscal Quarter Ending	Consolidated Adjusted Total Leverage Ratio
December 31, 2019	4.25 to 1.00
March 31, 2020	4.25 to 1.00
June 30, 2020	4.25 to 1.00
September 30, 2020	4.25 to 1.00
December 31, 2020	4.25 to 1.00
March 31, 2021	4.00 to 1.00
June 30, 2021	4.00 to 1.00
September 30, 2021	3.75 to 1.00
December 31, 2021	3.75 to 1.00
March 31, 2022	3.50 to 1.00
June 30, 2022	3.50 to 1.00
September 30, 2022	3.50 to 1.00
December 31, 2022	3.50 to 1.00
March 31, 2023 and thereafter	3.25 to 1.00

The provisions of this Section are solely for the benefit of the Revolving Lenders and the Tranche A Term Lenders and, unless otherwise provided in any Incremental Facility Amendment, not for the benefit of any lenders providing any Incremental Facility. Notwithstanding the provisions of Section 9.02, the Required Covenant Lenders may (i) amend or otherwise modify this Section or, solely for the purposes of this Section, the defined terms used, directly or indirectly, therein, or (ii) waive any non-compliance with this Section or any Event of Default resulting from such non-compliance, in each case without the consent of any other Lenders.
SECTION 6.14.     Changes in Fiscal Periods. The Borrower will not make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders, to make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
ARTICLE VII

Events of Default

SECTION 7.01.     Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:
(a)     the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)     the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)     any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in this Agreement or any other Loan Document, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent capable of being cured, such incorrect representation or warranty shall remain incorrect for a period of 30 days following written notice thereof from the Administrative Agent to the Borrower;
(d)     the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.11 or Article VI; provided that, unless otherwise provided in any Incremental Facility Amendment, any failure to comply with Section 6.12 or 6.13 shall not constitute an Event of Default with respect to any Incremental Loans unless and until the Administrative Agent or the Required Covenant Lenders shall have terminated the Revolving Commitments or exercised remedies with respect to outstanding Revolving Loans or Tranche A Term Loans pursuant to this Article VII;
(e)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or any Lender to the Borrower;
(f)     the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period under the documentation representing such Material Indebtedness);
(g)     any event or condition occurs that results in any Material Indebtedness becoming due or being terminated or required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits (with all applicable grace periods in respect of such event or condition under the documentation representing such Material Indebtedness having expired); the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf, or, in the case of any Hedging Agreement, the applicable counterparty, to cause any Material Indebtedness to become due, or to terminate or require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (v) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (w) any Indebtedness permitted by this Agreement that becomes due or required to be repurchased or offered to be repurchased as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of assets of the Restricted Group pursuant to customary asset sale offer or asset sale prepayment provisions applicable to such Indebtedness (so long as the relevant sale, transfer or other disposition is not prohibited under this agreement or under the Agreement governing such other Indebtedness and the requirements of Section 2.11(c) have been or are being satisfied in connection therewith), (x) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01, (y) any conversion of, or trigger of conversion rights with respect to, any Convertible Indebtedness in accordance with its terms (whether or not such conversion is to be settled in cash or capital stock or a combination thereof) unless such conversion results from any event of default thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder or (z) termination events or similar events occurring under any Hedging Agreement (other than a termination event or similar event as to which the Borrower or any of its Restricted Subsidiaries is the defaulting party) that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of such termination or similar event);
(h)     except as otherwise provided in Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrative receiver, administrator, receiver and manager or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) the Borrower or any Loan Party that is a Material Subsidiary (A) admits publicly its inability to pay its debts as they fall due or (B) has a moratorium declared in relation to any of its Indebtedness;
(i)     except as otherwise provided in Section 7.02, the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(iv)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)     [reserved];
(k)     one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary that are material to the business and operations of the Borrower or any Restricted Subsidiary, taken as a whole, to enforce any such judgment;
(l)     an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing and remain uncured, would reasonably be expected to result in a Material Adverse Effect;
(m)     any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) permission under any Loan Document (including the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents), (ii) the release thereof as provided in Section 9.14, (iii) the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Security Document or (B) file Uniform Commercial Code continuation statements (or equivalent statements in any other relevant jurisdiction) or (iv) as to Collateral consisting of Mortgaged Property, to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;
(n)     any material Security Document shall cease to be, or shall be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto, except as expressly permitted hereunder or thereunder or as a result of the release thereof as provided in the applicable Loan Document or Section 9.14;
(o)     any Guarantee purported to be created under any Loan Document shall cease to be or shall be asserted by any Loan Party not to be, in full force and effect, except as in accordance with the terms of the Loan Documents (including a result of the release thereof as provided in the applicable Loan Document or Section 9.14); or
(p)     a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(i), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that, unless otherwise provided in any Incremental Facility Amendment, upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with Section 6.12 or 6.13, (x) actions pursuant to clause (i) may be taken by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) with respect to the Revolving Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, (y) actions pursuant to clause (ii) with respect to the Tranche A Term Loans may be taken by a Majority in Interest of the Tranche A Term Lenders (excluding any Defaulting Lenders) with respect to the Tranche A Term Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders and (z) only if action has been taken in respect of such Event of Default under clause (i) (with respect to the Revolving Loans) by a Majority in Interest of the Revolving Lenders (excluding any Defaulting Lenders) or by the Administrative Agent at the direction of such Lenders or has been taken in respect of such Event of Default under clause (ii) (with respect to the Tranche A Term Loans) by a Majority in Interest of the Tranche A Term Lenders (excluding any Defaulting Lenders) or by the Administrative Agent at the direction of such Lenders, then such Event of Default will be deemed to be an Event of Default with respect to any Incremental Facility hereunder and the remedies set forth above can be exercised in respect of any such Incremental Facility.
SECTION 7.02.     Exclusion of Certain Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that is not a Material Subsidiary; provided that (i) if it is necessary to exclude more than one Restricted Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default, the aggregate consolidated assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 7.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries and the aggregate consolidated revenues of all such excluded Restricted Subsidiaries for such four fiscal quarter period may not exceed 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries and (ii) in no circumstance shall the Borrower be excluded from clause (h) of (i) of Section 7.01.
ARTICLE VIII

The Administrative Agent
SECTION 8.01.     Appointment and Other Matters.
(a)     Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent and collateral agent under the Loan Documents and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)     In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)     the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
(ii)     where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States of America, any State thereof or the District of Columbia, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;
(iii)     nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or Issuing Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(c)     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not the Administrative Agent. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Banks.
(d)     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a)  the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any other Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
(e)     The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their respective duties and exercise their respective rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
(f)     In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.03) allowed in such judicial proceeding; and
(ii)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to, or accept or adopt on behalf of any Lender or Issuing Bank, any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(g)     Notwithstanding anything herein to the contrary, neither the Arrangers nor any Person named on the cover page of this Agreement as a Syndication Agent or a Documentation Agent shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.
(h)     The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.
SECTION 8.02.     Administrative Agent’s Reliance, Indemnification, Etc.
(a)     Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)     The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or any other Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in this Agreement or any other Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure or the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.
(c)     Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03.     Successor Administrative Agent.
(a)     Subject to the terms of this paragraph, the Administrative Agent may resign from its capacity as such upon 30 days’ notice of its intent to resign to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor.
(b)     Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
SECTION 8.04.     Acknowledgements of Lenders and Issuing Banks.
(a)     Each Lender and each Issuing Bank acknowledges that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)     Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, this Agreement and each other Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
SECTION 8.05.     Collateral Matters.
(a)     Except (x) with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or (y) with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)     In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Services the obligations under which constitute Secured Cash Management Obligations and no Hedging Agreement the obligations under which constitute Secured Hedging Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services or any Hedging Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
(c)     The Secured Parties party hereto irrevocably authorize the Administrative Agent, at its option and in its discretion, to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document and any Acceptable Intercreditor Agreement to the holder of any Lien on such property that is permitted by Section 6.02(a)(v). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
(d)     The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the applicable Collateral in satisfaction of some or all of such Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the applicable Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
(e)     The Lenders and the other Secured Parties party hereto hereby irrevocably authorize and instruct the Administrative Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Acceptable Intercreditor Agreement; provided that the specific consent of counterparties to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, each provider of Cash Management Services the obligations under which constitute Secured Cash Management Obligations, or each Issuing Bank shall be required for any amendment, renewal, extension, supplement, restatement, replacement or waiver to the extent its rights and obligations solely in its capacity as such are materially adversely affected. The Lenders and the other Secured Parties irrevocably agree that any Acceptable Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Secured Parties, and each Lender and each of the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of an Acceptable Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions.
SECTION 8.06.     Certain ERISA Matters.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)     such Lender is not using “plan assets” (within the meaning of the Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of, or performance of the Loans, the Letters of Credit, the Commitments, or this Agreement,
(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)     In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX

Miscellaneous
SECTION 9.01.     Notices. %3.General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (to the extent fax information is provided below), as follows:
(i)     if to the Borrower, to it at Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926-0700, Attention: Debbie Salce, Vice President & Treasurer; Telephone No.: (203) 351-6926; Email: debbie.salce@pb.com); with a copy to Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926-0700, Attention: Daniel Goldstein, Esq., General Counsel; Telephone No.: (203) 351-7587; Email: Daniel.Goldstein@pb.com);
(ii)     if to the Administrative Agent to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Road, 3/Ops2, Newark, DE 19713, Attention of Himran Aziz, Email: himran.aziz@chase.com, with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, Attention: Gene Riego de Dios (Fax No. 855-234-2120);
(iii)     if to any Issuing Bank, to it at its address or email address (or fax number) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address or email address (or fax number) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(iv)     if to any other Lender, to it at its address or email address (or fax number) set forth in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications, to the extent provided in paragraph (b) of this Section, shall be effective as provided in such paragraph.
(b)     Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)     Change of Address, etc. Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.
(d)     Platform.
(i)     The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications by posting such Communication on Debt Domain, IntraLinks, SyndTrak or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Platform”).
(ii)     Although the Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Platform is secured through a per-deal authorization method whereby each user may access the Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution.
(iii)     THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE BAD FAITH, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF AN APPLICABLE PARTY OR ANY OF ITS RELATED PARTIES.
(iv)     Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank (as applicable) for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)     Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02.     Waivers; Amendments. %3.No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
(a)     Except as provided in Sections 2.14(b), 2.21, 2.22, 2.23 and 9.02(c), none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders (provided that the Administrative Agent shall post any such amendments reasonably promptly after such amendment becomes effective) and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any Default or Event of Default will not constitute an increase in the Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a reduction in the principal amount of any Loan), (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby (it being understood and agreed that a waiver of any Default or Event of Default will not constitute a postponement of the scheduled maturity date of any loan, or the date of any scheduled payment of principal, interest or fees payable hereunder), (iv) change the last sentence of Section 2.08(c), Section 2.18(a), Section 2.18(b), Section 2.18(c) or any other Section hereof or any other Loan Document providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata termination of commitments or sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or “Majority in Interest” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable); provided that, with the consent of the Required Lenders, the provisions of this Section and the definition of the term “Required Lenders” or “Majority in Interest” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders; provided further that the definition of “Required Covenant Lenders” may be amended to include the Lenders in respect of any additional Incremental Facility that will have the benefit of Section 6.12 or 6.13 to the extent provided in any Incremental Facility Amendment without the consent of any other Lenders, (vi) release all or substantially all of the value of the Guarantees provided by the Loan Parties under the Security Documents, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Security Documents) (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Security Documents shall not be deemed to be a release of any Guarantee), (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), (viii) waive any condition set forth in Section 4.01 (other than as it relates to the payment of fees and expenses of counsel), or, in the case of any Loans made or Letters of Credit issued on the Closing Date, Section 4.02, without the written consent of each Lender with a Revolving Commitment and each Issuing Bank (as applicable), (ix) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of Collateral securing the obligations owed to, or payments due to, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class, (x) change the rights of the Tranche A Term Lenders to decline mandatory prepayments as provided in Section 2.11 or the rights of any Additional Lenders of any Class to decline mandatory prepayments of Term Loans of such Class as provided in the applicable Incremental Facility Amendment, without the written consent of Tranche A Term Lenders or Additional Lenders of such Class, as applicable, holding a majority of the outstanding Tranche A Term Loans or Incremental Term Loans of such Class or (xi) change Section 6.12 or 6.13 or the definitions of “Consolidated Adjusted Interest Coverage Ratio” or “Consolidated Adjusted Total Leverage Ratio” (or in each case any of the component definitions thereof), in each case solely as used within such Sections, without the written consent of the Required Covenant Lenders (and the Consent of any other Lenders shall not be required); provided further that (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent or any Issuing Bank without the prior written consent of the Administrative Agent or such Issuing Bank, as applicable, (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time (provided that any change that would directly and adversely affect a Class of Lenders hereunder shall require the written consent of the Majority in Interest with respect to each such Class directly and adversely affected thereby) and (C) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (i) to cure any ambiguity, omission, mistake, defect or inconsistency, (ii) to comply with local law or advice of local counsel, (iii) to cause any guarantee, collateral security document (including Mortgages) or other document to be consistent with this Agreement, the other Loan Documents and each Acceptable Intercreditor Agreement or (iv) to give effect to the provisions of Section 2.14(b) or to amend time periods, minimum amounts and currency exchange rate calculations mechanics with respect to borrowing and payment mechanics with respect to the Revolving Commitments solely to the extent necessary to implement a Permitted Foreign Currency and (3) this Agreement may be amended to provide for Incremental Extensions of Credit in the manner contemplated by Section 2.21, the extension of the Maturity Date as provided in Section 2.22 and the incurrence of Refinancing Commitments and Refinancing Loans as provided in Section 2.23, in each case without any additional consents, and such amendments may effect such changes to the Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the existence and the terms of the Incremental Extensions of Credit, the extension of the Maturity Date or the incurrence of Refinancing Commitments and Refinancing Loans, as applicable, and to the extent permitted under the terms of this Agreement, will be effective to amend the terms of this Agreement and the other applicable Loan Documents (including to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other applicable Loan Documents with the other Term Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders), in each case, without any further action or consent of any other party to any Loan Document.
(b)     In connection with any Proposed Change requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section, the consent of a Majority in Interest of the outstanding Loans and unfunded Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender” for purposes of this clause (c)), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if the Administrative Agent is not such Non-Consenting Lender, the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (with such assignment being deemed to be an optional prepayment for purposes of determining the applicability of such Section) from the assignee (in the case of such principal and accrued interest and fees or the Borrower (in the case of all other amounts)), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected. Any assignment required pursuant to this Section may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment shall not be required to be a party to such Assignment and Assumption.
(c)     Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or any Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.
(d)     The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender. Any waiver, amendment or other modification effected in accordance with this Section, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03.     Expenses; Indemnity; Damage Waiver. %3. The Borrower shall pay (i) all reasonable, documented and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and their respective Affiliates (without duplication), including the reasonable fees and documented charges and disbursements of a single primary counsel and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each appropriate jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing or replacing, in whole or in part, any of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof, (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, any Lender or any Arranger, including the reasonable, documented and invoiced fees, charges and disbursements of counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(a)     The Borrower shall indemnify the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents , the Lenders, the Issuing Banks and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one firm of counsel for all such Indemnitees, taken as a whole, and, if reasonably necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if reasonably necessary, of another firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)), incurred by or asserted against such Indemnitees arising out of, in connection with or as a result of any actual or prospective claim, litigation, investigation or proceeding relating to (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, in each case, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, liabilities or related expenses to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, willful misconduct or gross negligence of such Indemnitee, (B) a claim brought by the Borrower or any Subsidiary against such Indemnitee for material breach of such Indemnitee’s obligations under this Agreement or any other Loan Document or (C) a proceeding that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or any other agent or any Arranger in its capacity or in fulfilling its roles as an agent or arranger hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(b)     To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by it under paragraph (a) or (b) of this Section to the Administrative Agent, any Issuing Bank or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or any Issuing Bank in connection with such capacity; provided further that, with respect to such unpaid amounts owed to any Issuing Bank in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section, a Lender’s “pro rata share” shall be determined by its share of the sum of the total Revolving Exposure, unfunded Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unfunded Term Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).
(c)     To the fullest extent permitted by applicable law, (i) the Borrower shall not assert, or permit any of its Affiliates or Related Parties to assert, and hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of any Indemnitee or Related Party of any Indemnitee or (ii) neither any Indemnitee nor any other party to this Agreement or any other Loan Document shall be liable for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (ii) shall limit the expense reimbursement and indemnification obligations of the Borrower set forth in paragraphs (a) and (b) of this Section.
(d)     All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04.     Successors and Assigns. %3.General. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related Parties of any of the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)     Assignments by Lenders. %4.Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (1) for assignments of Commitments or Loans of any Class to another Lender under such Class, an Affiliate of a Lender under such Class or an Approved Fund and (2) if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, for any other assignment and delegation; provided further that the Borrower shall be deemed to have consented to an assignment and delegation of rights and obligations unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required for an assignment and delegation of all or any portion of a Term Commitment or Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (C) each Issuing Bank (such consent not to be unreasonably withheld or delayed) in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure.
(i)     Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of an Incremental Tranche B Term Loan, $1,000,000 (treating contemporaneous assignments by or to two or more Approved Funds as a single assignment for purposes of such minimum transfer amount), unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default of the type set forth in Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations by or to two or more Approved Funds, (2) the Administrative Agent may waive or reduce such fee in its sole discretion and (3) with respect to any assignment and delegation pursuant to Section 2.19(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto, and (D) the assignee shall deliver to the Administrative Agent any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.
(ii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
(iii)     The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)     Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment and delegation required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(v)     The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as applicable, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar State laws based on the Uniform Electronic Transactions Act.
(b)     Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) the Participant will under no circumstances (x) be subrogated to, or substituted in respect of, the Lender’s claims under this Agreement and (y) have otherwise any contractual relationship with, or rights against, the Borrower under or in relation to this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii), (vi) or (vii) in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood and agreed that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(c)     Certain Pledges. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(d)     Purchasing Borrower Parties. Notwithstanding anything else to the contrary contained in this Agreement (including, without limitation, the definition of “Eligible Assignee”), any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party (x) through open market purchases made by such Purchasing Borrower Party on a non-pro rata basis (subject to clause (v) below) or (y) otherwise in accordance with clauses (i) through (vii) below (which assignment and delegation, in the case of the foregoing clauses (x) and (y) will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that, in the case of assignments and delegations made pursuant to the foregoing clause (y):
(i)     no Default or Event of Default has occurred and is continuing or would result therefrom;
(ii)     each Auction Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the Auction Procedures;
(iii)     the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Assumption;
(iv)     for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Commitments or Revolving Exposure to a Purchasing Borrower Party;
(v)     to the extent permitted by applicable law, any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that (A) except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and Consolidated EBITDA and (B) any purchase of Term Loans pursuant to this paragraph (f) shall not constitute a voluntary prepayment of Term Loans for purposes of this Agreement);
(vi)     the applicable Assignment and Assumption shall include or be supplemented by a customary “big boy” representation from each of the Purchasing Borrower Party and the assignee or assignor, as the case may be (it being agreed that no Purchasing Borrower Party shall be required to make a representation as to absence of MNPI); and
(vii)     no Purchasing Borrower Party may use the proceeds from Revolving Loans to purchase any Term Loans.
(e)     [Reserved].
SECTION 9.05.     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Arrangers, any Syndication Agent, any Documentation Agent, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.15, 2.16, 2.17, 2.18(e) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06.     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 9.07.     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08.     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations then due of the Borrower now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations of the Borrower are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have.
SECTION 9.09.     Governing Law; Jurisdiction; Consent to Service of Process. %3.This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
(a)     The Borrower irrevocably and unconditionally agrees that it will not, and will not permit any controlled Subsidiary to, commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.
(b)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10.     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11.     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.     Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section shall constitute a breach of this Section by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable, (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, provided that each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies (f) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a non-confidential basis from a source other than the Borrower or any Subsidiary, which source is not known by the recipient of such information to be subject to a confidentiality obligation or (j) to any credit insurance provider relating to the Borrower or its Obligations. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13.     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or Issuing Bank holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the

Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or Issuing Bank in respect of other Loans or LC Disbursements or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuing Bank.
SECTION 9.14.     Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in any applicable Security Document, a Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (or in case the Borrower elects that any Designated Subsidiary that would otherwise constitute an Excluded Subsidiary cease to be a Designated Subsidiary); provided that, if so required by this Agreement, the Required Lenders (or if applicable, the Lenders) shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. Upon the release of any Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by such Loan Party created by the Security Documents shall be automatically released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such Unrestricted Subsidiary shall be automatically released. On the date on which all (1) Obligations have been paid in full in cash (other than (x) Secured Hedging Obligations not yet due and payable, (y) Secured Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and (2) all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank), all obligations under the Loan Documents and all security interests under the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, and in connection with any Collateral becoming Excluded Property, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to file or register in any office, or to evidence, such termination or release, or, in the case of Collateral becoming Excluded Property, to effect, to file or register in any office, or to evidence the release of any security interest created by the Security Documents in such assets. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section.
SECTION 9.15.     Certain Notices. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA PATRIOT Act and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable.
SECTION 9.16.     No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17.     Non-Public Information. %3.Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.
(a)     The Borrower and each Lender acknowledge that, if information furnished the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Lenders’ employees and representatives willing to receive such MNPI (such employees and representatives, “Private-Siders”); and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private-Siders. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Lenders’ public-side employees and representatives who do not wish to receive MNPI

(such employees and representatives, “Public-Siders”), and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.
SECTION 9.18.     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank party hereto that is an EEA Financial Institution; and
(b)     the effects of any Bail-In Action on any such liability, including, if applicable:
(i)     a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.19.     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).
SECTION 9.20.     Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
SECTION 9.21.     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
PITNEY BOWES INC., as Borrower,

by
_________________________

Name:

Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, as a Tranche A Term Lender, a Revolving Lender and an Issuing Bank,
by

_________________________

Name:

Title:

[●], as a Tranche A Term Lender, a Revolving Lender and an Issuing Bank,
by

_________________________

Name:

Title:

[NAME OF INSTITUTION], as a Revolving Lender and as an Issuing Bank

by

_________________________

Name:

Title:
[[For any Lender requiring a second signature block:]
by

_________________________

Name:

Title:]

[NAME OF INSTITUTION], as a Lender

by

_________________________

Name:

Title:
[[For any Lender requiring a second signature block:]
by

_________________________

Name:

Title:]

SCHEDULE 1.02
MORTGAGED PROPERTY

Property located at 27 Waterview Drive, Shelton, CT, 06484.

SCHEDULE 1.04
EXISTING LETTERS OF CREDIT
None.

SCHEDULE 2.01
COMMITMENTS

Lender	Revolving Commitment	Tranche A Term Commitment	LC Commitment
JPMorgan Chase Bank, N.A.	$77,222,222.22	$61,777,777.78	$17,935,483.87
MUFG Bank, Ltd.	$77,222,222.22	$61,777,777.78	$17,935,483.87
SunTrust Bank	$77,222,222.22	$61,777,777.78	$17,935,483.87
Citibank, N.A.	$68,888,888.89	$55,111,111.11	$16,000,000.00
Goldman Sachs Bank USA	$68,888,888.89	$55,111,111.11	$16,000,000.00
Citizens Bank, N.A.	$61,111,111.11	$48,888,888.89	$14,193,548.39
Royal Bank of Canada	$41,666,666.67	$33,333,333.33	-
The Northern Trust Company	$27,777,777.78	$22,222,222.22	-
TOTAL	$500,000,000.00	$400,000,000.00	$100,000,000.00

SCHEDULE 3.03
GOVERNMENTAL APPROVALS; NO CONFLICTS
None.

SCHEDULE 3.14
SUBSIDIARIES

Owner	Name	Ownership	Subsidiary Loan Party
Pitney Bowes Inc.	Elmcroft Road Realty Corporation	100%	No
Pitney Bowes Inc.	Enroute Systems Corporation	100%	No
Pitney Bowes Inc.	PB Can US Holding LLC	100%	No
Pitney Bowes Inc.	PB Professional Services Inc.	4.7619%	Yes
Pitney Bowes Inc.	Pitney Bowes Australia Pty Limited	0.0374%	No
Pitney Bowes Inc.	Inlet L.L.C.	50%	No
Pitney Bowes Inc.	Pitney Bowes Deutschland GmbH	100%	No
Pitney Bowes Inc.	Pitney Bowes Global Financial Services LLC	100%	Yes
Pitney Bowes Inc.	Pitney Bowes India Private Limited	0.0100%	No
Pitney Bowes Inc.	Pitney Bowes International Holdings, Inc.	69.0989%	Yes
Pitney Bowes Inc.	Pitney Bowes Presort Services, LLC	100%	Yes
Pitney Bowes Inc.	Pitney Bowes Properties Inc.	100%	No
Pitney Bowes Inc.	Pitney Bowes Shelton Realty LLC	100%	Yes
Pitney Bowes Inc.	The Pitney Bowes Foundation, Inc.	100%	No
PB Nova Scotia Holding Inc.	Pitney Bowes International Holdings, Inc.	30.8734%	Yes
PB Nova Scotia Holding Inc	PB US Can LLC	100%	No
PB Can US Holding LLC	PB Nova Scotia Holding Inc	100%	No
PB US Can LLC	Pitney Bowes International Holdings, Inc.	.0276%	Yes
Pitney Bowes Global Financial Services LLC	PB Equipment Management Inc.	100%	Yes
Pitney Bowes Global Financial Services LLC	The Pitney Bowes Bank, Inc.	100%	No
The Pitney Bowes Bank, Inc.	Wheeler Financial from Pitney Bowes Inc	100%	No
Pitney Bowes Global Financial Services LLC	Wheeler Insurance Ltd	100%	No
Pitney Bowes Global LLC Financial Services	Mount Verde Insurance Company, Inc.	100%	No
Pitney Bowes Global Financial Services LLC	FSL Holdings Inc.	100%	No
Pitney Bowes Global Financial Services LLC	FSL Risk Managers Inc.	100%	No
Pitney Bowes Inc.	Pitney Bowes Software Inc.	100%	No

Pitney Bowes International Holdings, Inc.	Borderfree, Inc.	100%	Yes
Pitney Bowes International Holdings, Inc.	NGS Holdings, Inc.	100%	Yes
Pitney Bowes International Holdings, Inc.	PB European UK LLC	100%	No
Pitney Bowes International Holdings, Inc.	PB Nova Scotia Holdings ULC	100%	No
Pitney Bowes International Holdings, Inc.	PB Professional Services Inc.	95.2381%	Yes
Pitney Bowes International Holdings, Inc.	PB Worldwide Inc.	100%	Yes
Pitney Bowes International Holdings, Inc.	Pitney Bowes (Asia Pacific) Pte Ltd	100%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes Brasil Equipamentos e Servicos Ltda.	99.9800%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes Global Limited	100%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes India Private Limited	99.9900%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes Japan K.K.	100%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes New Zealand Limited	100%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes PayCo US Inc.	100%	Yes
Pitney Bowes International Holdings, Inc.	Pitney Bowes Polska Sp. z.o.o.	100%	No
Pitney Bowes International Holdings, Inc.	Pitney Bowes Puerto Rico, Inc.	100%	No
PB Professional Services Inc.	B. Williams Funding Corp.	100%	Yes
B. Williams Funding Corp.	Pitney Bowes Brasil Equipamentos e Servicos Ltda.	0.0200%	No
PB Worldwide Inc.	Real Time Content, Ltd	100%	No
Borderfree, Inc.	Borderfree Research and Development Ltd.	100%	No
Borderfree, Inc.	Borderfree Trading (Shanghai) Co., Ltd.	100%	No
Borderfree, Inc.	Pitney Bowes PayCo Mexico, S. DE R.L. DE C.V.	1%	No
PB Nova Scotia Holdings ULC	PB Nova Scotia II ULC	100%	No
PB Nova Scotia II ULC	Pitney Bowes Nova Scotia ULC	100%	No
NGS Holdings, Inc.	NGS Intermediate Holdings, Inc.	100%	Yes
NGS Intermediate Holdings, Inc.	Newgistics, Inc.	100%	Yes
Newgistics, Inc.	AtLast Holdings, Inc.	100%	No
Newgistics, Inc.	Tacit Knowledge Latin America, S. de R.L. de C.V.	1.00%	No
Newgistics, Inc.	Tacit Knowledge, Inc.	100%	Yes
Tacit Knowledge Ltd.	Tacit Knowledge Singapore PTE. LTD.	100%	No
Tacit Knowledge, Inc.	Intreprinderea Cu Capital Strain “Tacit Knowledge” S.R.L	100%	No

Tacit Knowledge, Inc.	Tacit Knowledge Latin America, S. de R.L. de C.V.	99%	No
Tacit Knowledge, Inc.	Tacit Knowledge Ltd.	100%	No
Pitney Bowes Software Inc.	Mapinfo Realty LLC	100%	No
Pitney Bowes Software Inc.	Pitney Bowes Australia FAS Pty Limited	100%	No
Pitney Bowes Software Inc.	Pitney Bowes Software India Private Limited	99.99%	No
Pitney Bowes Software Inc.	Pitney Bowes UK Funding Limited	100%	No
Pitney Bowes Software Inc.	Pitney Bowes Software Holdings Limited	100%	No
Pitney Bowes Software Inc.	Pitney Bowes Software Canada Inc.	100%	No
Pitney Bowes Software Holdings Limited	Pitney Bowes Software Europe Limited	100%	No
Pitney Bowes Software Holdings Limited	Pitney Bowes Software India Private Limited	0.01%	No
Pitney Bowes Australia FAS Pty Limited	Pitney Bowes Australia Pty Limited	99.9626%	No
Pitney Bowes Australia FAS Pty Limited	Pitney Bowes Software PTY Ltd	100%	No
Pitney Bowes Global Limited	OldEurope Limited	100%	No
Pitney Bowes Global Limited	Pitney Bowes UK LP	39.92%	No
PB European UK LLC	Pitney Bowes UK LP	60.08%	No
Pitney Bowes UK LP	Pitney Bowes Global LLC	100%	No
Pitney Bowes Global LLC	Pitney Bowes Funding SRL	100%	No
OldEurope Limited	Pitney Bowes HoldCo Limited	100%	No
OldEurope Limited	Pitney Bowes Luxembourg Holding S.a.r.l.	100%	No
Pitney Bowes HoldCo Limited	Pitney Bowes Holdings Limited	100%	No
Pitney Bowes Holdings Limited	OldMS Limited	100%	No
Pitney Bowes Holdings Limited	Pitney Bowes Limited	100%	No
Pitney Bowes Holdings Limited	Pitney Bowes Finance Limited	100%	No
Pitney Bowes Holdings Limited	Pitney Bowes PayCo Holdings Limited	100%	No
Pitney Bowes Holdings Limited	Borderfree UK Limited	100%	No
Pitney Bowes Holdings Limited	Borderfree Limited	100%	No
Pitney Bowes Finance Limited	Pitney Bowes Finance Ireland Limited	100%	No
Pitney Bowes Finance Limited	Pitney Bowes International Finance Limited	100%	No
Pitney Bowes Limited	Pitney Bowes Ireland Limited	100%	No
Pitney Bowes Luxembourg Holding S.a.r.l.	Pitney Bowes Luxembourg Holding II S.a.r.l.	100%	No
Pitney Bowes Luxembourg Holding S.a.r.l.	PB Nova Scotia VI ULC	100%	No
Pitney Bowes Luxembourg Holding S.a.r.l.	PB Wilmington USLux, LLC	100%	No
Pitney Bowes Luxembourg Holding S.a.r.l.	Portrait Software Limited	100%	No

Pitney Bowes Luxembourg Holding II S.a.r.l.	Harvey Company L.L.C.	100%	No
Pitney Bowes Luxembourg Holding II S.a.r.l.	Pitney Bowes Holding SNC	99.9157	No
Harvey Company, L.L.C.	Pitney Bowes Holding SNC	.0843	No
Pitney Bowes Holding SNC	Pitney Bowes Software SAS	100%	No
Pitney Bowes Holding SNC	Pitney Bowes SAS	100%	No
PB Nova Scotia VI ULC	PB Nova Scotia VII ULC	100%	No
PB Nova Scotia VI ULC	Pitney Bowes Canada II LP	99.90%	No
PB Nova Scotia VII ULC	Pitney Bowes Canada II LP	0.1%	No
Pitney Bowes Canada II LP	Pitney Bowes of Canada Ltd.	100%	No
Portrait Software Limited	Portrait Software International Limited	100%	No
Portrait Software International Limited	Portrait Million Handshakes AS	100%	No
Pitney Bowes (Asia Pacific) Pte Ltd	Pitney Bowes Software PTE LTD	100%	No
Pitney Bowes Software PTE LTD	Group 1 Software China LTD	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Japan KK	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Switzerland GmbH	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo UK Limited	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Canada Ltd	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Australia PTY Ltd	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Hong Kong Limited	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Singapore Pte Ltd	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo EMR Limited	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Korea Ltd	100%	No
Pitney Bowes PayCo Holdings Limited	Pitney Bowes PayCo Mexico, S. DE R.L. DE C.V.	99%	No

SCHEDULE 5.15
POST-CLOSING UNDERTAKINGS
1.    Within ninety (90) days following the Closing Date (or such longer period as the Administrative Agent may, in its reasonable discretion, agree to in writing (such approval or consent not to be unreasonably withheld or delayed)), the Loan Parties shall, with respect to the Mortgaged Property set forth on Schedule 1.02, satisfy the requirements of clause (e) of the definition of “Collateral and Guarantee Requirement”.
2.    Within ninety (90) days following the Closing Date (or such longer period as the Administrative Agent may, in its reasonable discretion, agree to in writing (such approval or consent not to be unreasonably withheld or delayed)), the Loan Parties shall deliver to the Administrative Agent a duly executed Global Intercompany Note, together with undated instruments of transfer with respect thereto endorsed in blank, in accordance with clause (c) of the definition of “Collateral and Guarantee Requirement.”
3.    Within (x) in the case of U.S. Subsidiaries, thirty (30) days following the Closing Date and (y) in the case of Foreign Subsidiaries, ninety (90) days following the Closing Date (or in each case such longer period as the Administrative Agent may, in its reasonable discretion, agree to in writing (such approval or consent not to be unreasonably withheld or delayed)), the Loan Parties shall deliver to the Administrative Agent, subject to the exclusions and limitations set forth in the Loan Documents, certificates or other instruments representing the Equity Interests of each Restricted Subsidiary that is a Material Subsidiary owned by any Loan Party, together with undated stock powers or other appropriate instruments of transfer with respect thereto endorsed in blank (to the extent applicable), in accordance with clause (b) of the definition of “Collateral and Guarantee Requirement”.

SCHEDULE 6.01
EXISTING INDEBTEDNESS

1.	Letter of Credit, dated as of May 27, 2016, issued by Mizuho, in favor of Service Public Federal Finances, as beneficiary, in an aggregate amount not exceeding €257,585.00.

2.	Letter of Credit, dated as of September 05, 2017, issued by Citibank, in favor of Connecticut Innovations, as beneficiary, in an aggregate amount not exceeding $1,075,000.00.

3.	Letter of Credit, dated as of June 01, 2017, issued by Citibank, in favor of ACE American Insurance CO., as beneficiary, in an aggregate amount not exceeding $20,350,932.00.

4.	Letter of Credit, dated as of June 01, 2017, issued by Citibank, in favor of Travelers, as beneficiary, in an aggregate amount not exceeding $1,200,000.00.

5.	Letter of Credit, dated as of September 19, 2019, issued by Barclays, in favor of Federal Tax Administration, FTA (Switzerland), as beneficiary, in an aggregate amount not exceeding $175,000.00.

6.	Letter of Credit, dated as of July 30, 2019, issued by Citibank, in favor of 292 Madison NY LLC, C/O VanBarton Group LLC, as beneficiary, in an aggregate amount not exceeding $252,142.00.

7.	Letter of Credit, dated as of February 13, 2019, issued by Citibank, in favor of Esprit Investments Ltd, as beneficiary, in an aggregate amount not exceeding €230,000.00.

8.	Letter of Credit, dated as of July 03, 2019, issued by Citibank, in favor of Bloomington LC, L.L.C, as beneficiary, in an aggregate amount not exceeding $874,992.86.

9.	Letter of Credit, dated as of October 02, 2017, issued by Citibank, in favor of JP Morgan, as beneficiary, in an aggregate amount not exceeding $34,912.50.

10.	Letter of Credit, issued by RBS, in favor of Stern CONCEPT GmbH, as beneficiary, in an aggregate amount not exceeding €1,533.88.

11.	Letter of Credit issued by HDFC, in favor of INDIA LC's, as beneficiary, in an aggregate amount not exceeding INR 2,840,547.00.

12.	Letter of Credit, dated as of November 23, 2005, issued by Barclays, in favor of AN Post, as beneficiary, in an aggregate amount not exceeding €2,540,000.00.

13.	Letter of Credit, dated as of November 28, 1995, issued by Barclays, in favor of HM Customs & Excise, as beneficiary, in an aggregate amount not exceeding £100,000.00.

14.	Letter of Credit, dated as of September 03, 2019, issued by Citibank, in favor of TMF Denmark A/S, as beneficiary, in an aggregate amount not exceeding $350,000.00.

15.	Letter of Credit, issued by Bank of Ireland, in favor of An Post, as beneficiary, in an aggregate amount not exceeding €5,000,000.00.

16.	Letter of Credit, dated as of June 28, 2019, issued by Citibank, in favor of KTR NJ IV LLC c/o Prologis, as beneficiary, in an aggregate amount not exceeding $1,000,000.00.

17.	Letter of Credit, dated as of January 27, 2015, issued by Deutsche, in favor of ABU DHABI DISTRIBUTION CENTER (Performance), as beneficiary, in an aggregate amount not exceeding AED 111,916.00.

18.	Letter of Credit, dated as of April 09, 2019, issued by Barclays, in favor of Belgian Ministry of Finance (Deloitte), as beneficiary, in an aggregate amount not exceeding €7,500.00.

19.	Letter of Credit, issued by Intesa Sanpaolo, in favor of ITALY LC's, as beneficiary, in an aggregate amount not exceeding €1,307,186.20.

SCHEDULE 6.02
EXISTING LIENS

DEBTOR	JURISDICTION	SECURED PARTY	FILE NO.	COLLATERAL DESCRIPTION
Borderfree, Inc.	DE SOS	Trilogy Leasing Co., LLC	20191566954	Certain leased equipment under that certain Master Lease Agreement dated November 2, 1999.
Borderfree, Inc.	NY Dep’t. of State	NY Department of State	E-044569782-W001-4	N/A
Newgistics, Inc.	DE SOS	PNC Equipment Finance, LLC	20123621382/	Certain leased equipment and software under Lease Agreement 166696000
Newgistics, Inc.	DE SOS	Raymond Leasing Corporation	20132594787	Certain leased material handling equipment under a certain Equipment Master Lease
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20152634185	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20152633096	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20152634193	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20152636859	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20152656253	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20154492806	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	Nissan Motor Acceptance Corporation	20156077092	A certain leased Nissan forklift
Newgistics, Inc.	DE SOS	U.S. Bank Equipment Finance	20162802591	Certain leased copiers and related business equipment
Newgistics, Inc.	DE SOS	Documation	20163245048	Certain leased copiers and scanners
Newgistics, Inc.	DE SOS	UBEO of Austin, Inc.	20174439409	Certain leased copiers and scanners
Newgistics, Inc.	DE SOS	UBEO of Austin, Inc.	20176028432	Certain leased copiers and scanners

Newgistics, Inc.	DE SOS	UBEO of Austin, Inc.	20181940275	Certain leased copiers and printers
Newgistics, Inc.	DE SOS	De Lage Landen Financial Services, Inc.	20182360564	All equipment financed by or leased under Master Lease Agreement Number 1075
Newgistics, Inc.	DE SOS	Trilogy Leasing Co., LLC	20188253052	Certain leased computer equipment under the Master Lease Agreement dated November 2, 1999t
Pitney Bowes Inc.	DE SOS	Cisco Systems Capital Corporation	20083692330	Certain leased computer and telecom equipment under a certain Master Agreement
Pitney Bowes Inc.	DE SOS	Pacific Rim Capital, Inc.	20110030216	Certain material handling equipment pursuant to certain Master Lease Agreement No. 2230-00 dated October 8, 2009
Pitney Bowes Inc.	DE SOS	Gelco Corporation dba GE Fleet Services	20071912293	A certain leased GMC van
Pitney Bowes Inc.	DE SOS	Pacific Rim Capital, Inc. (until assignment on 6/3/15) MB Financial Bank NA (from 6/3/15 to date)	20143514270	Certain leased Toyota forklifts and accessories
Pitney Bowes Inc.	DE SOS	Banc of America Leasing & Capital, LLC	20145151873	Certain leased equipment
Pitney Bowes Inc.	DE SOS	MB Financial Bank, N.A.	20150714955	Certain leased computer equipment
Pitney Bowes Inc.	DE SOS	Grinnell State Bank	20153353603	Certain printing equipment
Pitney Bowes Inc.	DE SOS	Hewlett-Packard Financial Services Company	20154063888	Certain printing equipment covered under a lease-to-ownership financing plan between Pitney Bowes and the U.S. department of Veterans Affairs
Pitney Bowes Inc.	DE SOS	Grinnell State Bank	20154906490	Certain leased printers under Lease Agreement 2030329509.
Pitney Bowes Inc.	DE SOS	Great America Financial Services Corporation	20156374614	Certain leased Sharp copier systems
Pitney Bowes Inc.	DE SOS	Dell Financial Services L.L.C.	20170781283	Certain software, services and equipment financed under an Installment Payment Agreement

Pitney Bowes Inc.	DE SOS	Dell Financial Services, L.L.C.	20172623806	Equipment covered by a certain Master Lease Agreement
Pitney Bowes Inc.	DE SOS	IBM Credit LLC	20188370799	Certain computer equipment
Pitney Bowes Inc.	DE SOS	UBEO of Austin, Inc.	20195518126	Various Konica Minolta copiers, printers, scanners and FAX machines
Pitney Bowes Inc.	DE SOS	Grinnell State Bank Academy Bank, N.A. (added 9/30/19)	20196329077	Equipment leased under a certain federal GSA contract

SCHEDULE 6.04
EXISTING INVESTMENTS

Investor Entity	Investment	Investment Amount
Pitney Bowes Inc.	FileThis, Inc.	8.56% equity ownership
Pitney Bowes Inc.	Zazzle.com, Inc.	3.6% equity ownership
Pitney Bowes Inc.	Inlet, LLC	50% equity ownership

SCHEDULE 6.05
PROPOSED ASSET SALES

The Software Business Sale.

SCHEDULE 6.10
EXISTING RESTRICTIONS
None.

EXHIBIT A
[FORM OF] ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor[s] (as defined below) and the Assignee[s] (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees and Letters of Credit included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor[s]:
2.    Assignee[s]:
[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]
3.    Borrower: Pitney Bowes Inc.
4.    Administrative Agent: JPMorgan Chase Bank, N.A, in its capacity as Administrative Agent under the Credit Agreement and under the other Loan Documents, and its successors in such capacity as provided in Article VIII of the Credit Agreement.
5.    Credit Agreement: The Credit Agreement dated as of [●], 2019, among the Borrower, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and its successors in such capacity as provided in Article VIII of the Credit Agreement.

6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders	Amount of the Commitments/Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Commitments/Loans of the applicable Class of all Lenders
Revolving Commitments/Loans
Tranche A Term Commitments/Loans	$	$	%
[ ]	$	$	%

Effective Date:        , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal, State and foreign securities laws.

The terms set forth above are hereby agreed to:	[Consented to and] Accepted:
, as Assignor	[JPMORGAN CHASE BANK, N.A.], as Administrative Agent
By:	By:
Name: Title:	Name: Title:

Consented to:
, as Assignee	[BORROWER
By:	By:
Name: Title:	Name: Title:]

Consented to:

[ISSUING BANK]

By:
Name: Title:]

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, (vi) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.17(f) thereof), duly completed and executed by the Assignee and (viii) it is not an Affiliated Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including, without limitation, all payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

EXHIBIT B
[Reserved]

EXHIBIT C
COLLATERAL AGREEMENT
[See attached]

COLLATERAL AGREEMENT
dated as of
November 1, 2019
among
PITNEY BOWES INC.,
THE SUBSIDIARY LOAN PARTIES
IDENTIFIED HEREIN
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

ARTICLE I

DEFINITIONS
SECTION 1.01.Defined Terms    1
SECTION 1.02.Other Defined Terms    1
ARTICLE II

[RESERVED]
ARTICLE III

PLEDGE OF SECURITIES
SECTION 3.01.Pledge    5
SECTION 3.02.Delivery of the Pledged Collateral    6
SECTION 3.03.Representations and Warranties    6
SECTION 3.04.Certification of Limited Liability Company and Limited Partnership Interests    8
SECTION 3.05.Registration in Nominee Name; Denominations    8
SECTION 3.06.Voting Rights; Dividends and Interest    8
ARTICLE IV

SECURITY INTERESTS IN PERSONAL PROPERTY
SECTION 4.01.Security Interest    10
SECTION 4.02.Representations and Warranties    13
SECTION 4.03.Covenants    15
SECTION 4.04.Other Actions    17
SECTION 4.05.Covenants Regarding Patent, Trademark and Copyright Collateral    17
ARTICLE V

REMEDIES
SECTION 5.01.Remedies Upon Default    19
SECTION 5.02.Application of Proceeds    20
SECTION 5.03.Grant of License to Use Intellectual Property    21
SECTION 5.04.Securities Act    22

ARTICLE VI

[RESERVED]
ARTICLE VII

MISCELLANEOUS
SECTION 7.01.Notices    22
SECTION 7.02.Waivers; Amendment    23
SECTION 7.03.Administrative Agent’s Fees and Expenses    23
SECTION 7.04.Survival of Agreement    24
SECTION 7.05.Counterparts; Effectiveness, Successors and Assigns    24
SECTION 7.06.Severability    24
SECTION 7.07.Right of Set-Off    24
SECTION 7.08.Governing Law; Jurisdiction; Consent to Service of Process    25
SECTION 7.09.WAIVER OF JURY TRIAL    25
SECTION 7.10.Headings    26
SECTION 7.11.Security Interest Absolute    26
SECTION 7.12.Termination or Release    26
SECTION 7.13.Additional Subsidiaries    27
SECTION 7.14.Administrative Agent Appointed Attorney-in-Fact    27
SECTION 7.15.General Provisions Concerning the Administrative Agent    28
SECTION 7.16.Limitation on Duty in Respect of Collateral    29
SECTION 7.17.Benefit of Agreement    29

Schedules
Schedule I    Subsidiary Loan Parties
Schedule II    Pledged Equity Interests; Pledged Debt Securities
Schedule III    Intellectual Property Schedule
Schedule IV    Commercial Tort Claims
Exhibits
Exhibit I    Form of Collateral Agreement Supplement
Exhibit II    Form of Patent Security Agreement
Exhibit III    Form of Trademark Security Agreement
Exhibit IV    Form of Copyright Security Agreement

COLLATERAL AGREEMENT dated as of November 1, 2019 (this “Agreement”), among PITNEY BOWES INC., a Delaware corporation (the “Borrower”), the Subsidiary Loan Parties party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
Reference is made to the Credit Agreement dated as of November 1, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent.
WHEREAS, the Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit.
WHEREAS, pursuant to the Guarantee Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee Agreement”), each Grantor party thereto has agreed to unconditionally and irrevocably guarantee to the Administrative Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations (as defined in the Guarantee Agreement) pursuant to the terms of the Guarantee Agreement;
Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement, provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.
(b)    The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of, an Account.

“Agreement” has the meaning assigned to such term in the preamble hereto.
“Article 9 Collateral” has the meaning assigned to such term in Section 4.01(a).
“Borrower” has the meaning assigned to such term in the recitals hereto.
“Collateral” means Article 9 Collateral and Pledged Collateral.
“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright owned by any other Person, or that any other Person now or hereafter otherwise has the right to license, and all rights of such Grantor under any such agreement.
“Copyrights” means, with respect to any Person, all of such Person’s right, title and interest in and to the following now owned or hereafter acquired by such Person throughout the world: (a) any and all copyrights, rights and interests in such copyrights, works protectable by copyright, copyright applications and copyright registrations (including registrations, recordings, supplemental registrations and pending applications for registration), in each case whether as author, assignee, transferee or otherwise (including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III), (b) all extensions, renewals and restorations for any of the foregoing, (c) all income, royalties, damages, license fees and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements or other violations for any of the foregoing and (d) the right to sue for past, present, and future infringements or other violations of any of the foregoing.
“Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Excluded Equity Interests” has the meaning assigned to such term in Section 3.01.
“Excluded Personal Property” has the meaning assigned to such term in Section 4.01(d).
“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.
“Grantors” means the Borrower and each Subsidiary Loan Party.
“Guarantee Agreement” has the meaning assigned to such term in the recitals hereto.
“Intellectual Property” means any and all intellectual property and similar proprietary rights throughout the world, including such rights in any and all inventions, designs, Patents, Copyrights, Trademarks, Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other proprietary data or information, software and databases and all embodiments or fixations thereof and applications therefor, and related documentation and registrations, and all modifications of and improvements to any of the foregoing, and all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof, including the right to receive all income, payments, license fees, royalties, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.
“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b).
“JPMCB” has the meaning assigned to such term in the preamble hereto.
“License” means any Patent License, Trademark License, Copyright License or other written license or sublicense agreement to which any Person is a party, and including all income, royalties, damages, claims and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future breaches thereof and all rights to sue for past, present and future breaches thereof, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Paid in Full” and “Payment in Full” shall mean (a) payment in full in cash of all of the Secured Obligations (other than (i) Secured Hedging Obligations not yet due and payable, (ii) Secured Cash Management Obligations not yet due and payable and (iii) contingent indemnification obligations not yet accrued and payable) and (b) with respect to Letters of Credit, when all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank).
“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention under a Patent owned by any Grantor, or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention under a Patent owned by any other Person, or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.
“Patents” means, with respect to any Person, all of such Person’s right, title and interest to the following now owned or hereafter acquired by such Person throughout the world: (a) any and all patents and patent applications, (b) all inventions and improvements claimed therein, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, (c) all reissues, divisions, continuations, renewals, extensions, reexaminations and continuations-in-part thereof, (d) all income, royalties, damages, license fees and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements or other violations for any of the foregoing and (e) the right to sue for past, present, and future infringements or other violations of any of the foregoing.

“Perfection Certificate” means the Perfection Certificate dated the Closing Date delivered by the Borrower to the Administrative Agent pursuant to Section 4.01(g) of the Credit Agreement.
“Pledged Collateral” has the meaning assigned to such term in Section 3.01.
“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.
“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.
“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Secured Obligations” means “Obligations” as such term is defined in the Credit Agreement.
“Secured Parties” has the meaning assigned to such term in the Credit Agreement.
“Security Interest” has the meaning assigned to such term in Section 4.01(a).
“Subsidiary Loan Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement after the Closing Date.
“Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.
“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark owned by any other Person or that any other Person otherwise has the right to license, and all rights of any Grantor under any such agreement.
“Trademarks” means, with respect to any Person, all of such Person’s right, title and interest in and to the following now owned or hereafter acquired by such Person throughout the world: (a) any and all trademarks, service marks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers and designs, all registrations, applications for registration and recordings thereof and all goodwill associated with or symbolize by any of the foregoing, (b) all extensions and renewals of the foregoing, including, in the case of any Grantor, any of the foregoing set forth under its name on Schedule III, (c) all income, royalties, damages, license fees and payments now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements or other violations for any of the foregoing and (d) the right to sue for past, present, and future infringements or other violations of any of the foregoing.
“UCC” means the New York UCC; provided that, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
ARTICLE II

[RESERVED]
ARTICLE III

Pledge of Securities
SECTION 3.01.    Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests now directly owned (which such Equity Interests as of the date hereof are set forth opposite the name of such Grantor (as the owner of such Equity Interest) on Schedule II) or at any time hereafter acquired by such Grantor, and (ii) all certificates and any other instruments representing all such Equity Interests (clauses (i) and (ii) collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include Excluded Property (the Equity Interests so excluded being collectively referred to herein as the “Excluded Equity Interests”); (b)(i) any debt securities now owned (which such debt securities as of the date hereof are set forth opposite the name of such Grantor (as the owner of such debt securities) on Schedule II) or at any time hereafter acquired by such Grantor, and (ii) all promissory notes and any other instruments evidencing all such debt securities, other than, in each case, any Excluded Property (collectively, the “Pledged Debt Securities”); (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the Pledged Equity Interests and Pledged Debt Securities; (d) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities, instruments and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any and all of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).
SECTION 3.02.    Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities (i) on the Closing Date (subject to Section 5.15 of the Credit Agreement), in the case of any such Pledged Securities owned by such Grantor on the Closing Date, and (ii) within the later of (x) 60 days following the acquisition thereof by such Grantor and (y) the next date of delivery of financial statements pursuant to Section 5.01(a) or (b) of the Credit Agreement, or such longer period as the Administrative Agent may permit in its reasonable discretion, in the case of any such Pledged Securities acquired by such Grantor after the Closing Date.
(b)    Within the time period set forth in clause (a) above, each Grantor will cause (i) all Indebtedness for borrowed money of any Grantor by any person constituting Pledged Collateral (other than (i) intercompany indebtedness (x) between or among Loan Parties or (y) incurred in the ordinary course of business or consistent with industry practice in connection with intercompany cash management arrangements or related activities of the Borrower and the Restricted Subsidiaries and (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) in excess of $20,000,000, to be evidenced by the Global Intercompany Note or one or more standalone promissory notes, (ii) the Global Intercompany Note to be delivered to the Administrative Agent pursuant to the terms hereof and (iii) any intercompany Indebtedness not evidenced by the Global Intercompany Note but instead evidenced by a separate intercompany promissory note having a principal amount exceeding $20,000,000 that is owing to a Grantor to be delivered to the Administrative Agent pursuant to the terms hereof along with proper powers and instruments of transfer pursuant to the terms hereof.
(c)    Upon delivery to the Administrative Agent within the time period set forth in clause (a) above, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by undated stock powers or note powers, as applicable, duly executed by the applicable Grantor in blank or other undated instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other tangible property comprising part of the Pledged Collateral to be delivered pursuant to this Section 3.02 shall be accompanied by proper undated instruments of assignment duly executed by the applicable Grantor in blank and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities after the date hereof shall be accompanied (or promptly followed) by a schedule describing the Pledged Securities so delivered, which schedule shall be deemed to supplement Schedule II and to be attached and made a part hereof, provided that failure to provide any such schedule or any error therein shall not affect the validity of the pledge of any Pledged Securities.
SECTION 3.03.    Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:
(a)    Schedule II sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of (i) all Pledged Equity Interests owned by such Grantor and the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Pledged Equity Interests owned by such Grantor and (ii) all Pledged Debt Securities owned by such Grantor and all promissory notes and other instruments evidencing such Pledged Debt Securities, other than any Pledged Debt Security, or promissory note or other instrument evidencing any Pledged Debt Security, evidencing a Permitted Investment or Indebtedness of any Person (other than the Borrower or any Subsidiary) in a principal amount not in excess of $20,000,000;

(b)    as of the Closing Date, the Pledged Equity Interests and Pledged Debt Securities have been issued by the issuers thereof and, in the case of such Pledged Equity Interests and Pledged Debt Securities issued by the Borrower or a Restricted Subsidiary, have been duly and validly authorized and (i) in the case of such Pledged Equity Interests, are fully paid and, with respect to Equity Interests constituting capital stock of a corporation, nonassessable and (ii) in the case of such Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(c)    except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II (as may be supplemented from time to time pursuant to Section 3.02(c)) as owned by such Grantor, holds the same free and clear of all Liens (other than Liens created or permitted under the Loan Documents and Permitted Encumbrances), (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral (other than Liens created or permitted under the Loan Documents, Permitted Encumbrances and transfers made in compliance with the Credit Agreement) and (iv) subject to the rights of such Grantor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than Liens created or permitted under the Loan Documents and Permitted Encumbrances), however arising, of all Persons whomsoever;
(d)    except as disclosed on Schedule II or any supplemental schedule furnished pursuant to Section 3.02(c), and except for restrictions and limitations imposed by the Loan Documents or securities laws generally, and, in the case of clause (ii) below, except for limitations existing as of the Closing Date in the articles or certificate of incorporation, bylaws or other organizational documents of any Restricted Subsidiary, (i) the Pledged Collateral (other than partnership interests) is and will continue to be freely transferable and assignable, and (ii) none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or bylaw provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder other than under applicable Requirements of Law;
(e)    each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated; and
(f)    by virtue of the execution and delivery by the Grantors of this Agreement, the Administrative Agent, for the benefit of the Secured Parties, has a legal and valid security interest in the Pledged Securities securing the payment and performance of the Secured Obligations and when any Pledged Securities are delivered to and subject to continued possession by the Administrative Agent in the State of New York in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations, subject to no prior Lien (other than Liens created under the Loan Documents and Permitted Encumbrances).
SECTION 3.04.    Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that (i) to the extent any interest in any limited liability company or unlimited liability company or limited partnership controlled now or in the future by any Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be at all times hereafter represented by a certificate and shall be at all times hereafter a “security” within the meaning of Article 8 of the UCC and governed by Article 8 of the UCC and (i) to the extent any interest in any limited liability company or unlimited liability company or limited partnership controlled now or in the future by any Grantor and pledged hereunder is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Administrative Agent of such election and such interest is thereafter represented by a certificate that is delivered to the Administrative Agent pursuant to Section 3.02.
SECTION 3.05.    Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, for the benefit of the Secured Parties. Following the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and to the extent that action by it is required, the relevant Grantor, if directed to do so by the Administrative Agent, will as promptly as practicable) cause each of the Pledged Securities (or any portion thereof specified in such direction) to be transferred of record into the name of the Administrative Agent or its nominee. Following the occurrence and during the continuance of an Event of Default, each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. Following the occurrence and during the continuance of an Event of Default and after prior written notice to the applicable Grantor, the Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.
SECTION 3.06.    Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:
(i)    each Grantor shall be entitled to exercise any and all voting and/or other rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose; provided, that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights and remedies of the Administrative Agent or any other Secured Party under this Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same in respect of the Pledged Collateral;
(ii)    the Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or other rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06; and
(iii)    each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral, but only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, and required to be delivered to the Administrative Agent hereunder, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of, or for and on behalf of, the Administrative Agent and shall be promptly delivered to the Administrative Agent in the same form as so received (with any necessary endorsements, stock powers or other instruments of transfer).
(b)    Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided, that the Administrative Agent, unless otherwise directed by the Required Lenders, shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to receive and retain such amounts. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of, or for and on behalf of, the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers or other instruments of transfer). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property, shall be held as security for the payment and performance of the Secured Obligations and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise have been permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)    Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Grantors in writing of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and other rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and other rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to that effect, all rights of any Grantors to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06 shall be reinstated.
(d)    Any notice given by the Administrative Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) shall be given in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights and powers of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights or powers (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s right to give additional notices from time to time suspending other rights and powers so long as an Event of Default has occurred and is continuing.
ARTICLE IV

Security Interests in Personal Property
SECTION 4.01.    Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations and subject to Section 4.01(d), each Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in, to or under which such Grantor now has or at any time hereafter may acquire any right, title or interest (collectively, but subject to Section to paragraph (d) of this Section, the “Article 9 Collateral”):
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all cash, cash equivalents and Deposit Accounts;
(iv)    all Documents;
(v)    all Equipment;
(vi)    all General Intangibles, including all Intellectual Property;

(vii)    all Instruments;
(viii)    all Inventory;
(ix)    all other Goods;
(x)    all Investment Property;
(xi)    all Letter-of-Credit Rights;
(xii)    all Commercial Tort Claims specifically described on Schedule IV, as such schedule may be supplemented from time to time pursuant to Section 4.04(e);
(xiii)    all Fixtures;
(xiv)    all books and records pertaining to the Article 9 Collateral; and
(xv)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.
(b)    Each Grantor hereby irrevocably authorizes the Administrative Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets, whether now owned or at any time hereafter acquired, of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number, if any, issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.
The Administrative Agent (or its designee) is further authorized by each Grantor to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.
(c)    The Security Interest and the security interest granted pursuant to Article III are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
(d)    Notwithstanding anything herein to the contrary, in no event shall the Article 9 Collateral include or security interest granted hereunder attach to any Excluded

Property (any such property so excluded being collectively referred to as the “Excluded Personal Property”); provided that Excluded Personal Property shall not include any Proceeds, substitutions or replacements of any Excluded Personal Property (unless such Proceeds, substitutions or replacements would constitute Excluded Personal Property).
SECTION 4.02.    Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent for the benefit of the Secured Parties that:
(a)    Each Grantor has good and valid rights in all its Article 9 Collateral with respect to which it has purported to grant the Security Interest, except where the failure to have such rights and title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name, jurisdiction of organization and chief executive office of each Grantor, is correct and complete, in all material respects, as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedules 2(a) and 2(b) to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.03 or 5.12 of the Credit Agreement), are substantially all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of substantially all United States registered or applied for Patents, Trademarks and Copyrights and exclusive Copyright Licenses for which the applicable Grantor is the licensee and the licensed work is registered at the United States Copyright Office) that are necessary as of the Closing Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of substantially all Article 9 Collateral in which the Security Interest may be perfected by such filing, recording or registration of such documents in the United States of America (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. A Patent Security Agreement substantially in the form of Exhibit II hereto, a Trademark Security Agreement substantially in the form of Exhibit III hereto and a Copyright Security Agreement substantially in the form of Exhibit IV hereto (such agreements, collectively, the “IP Security Agreements”), in each case containing a description of the Article 9 Collateral consisting of substantially all United States registered or applied for Patents, Trademarks, Copyrights and exclusive Copyright Licenses for which the applicable Grantor is the licensee and the licensed work is registered at the United States Copyright Office, as applicable, and executed by each Grantor owning any such Article 9 Collateral, shall be delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright

Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of substantially all Article 9 Collateral consisting of Patents, Trademarks, Copyrights and Copyright Licenses as of the Closing Date in which a security interest may be perfected by such filing, recording or registration of such documents in the above-referenced offices. Notwithstanding anything in this Agreement to the contrary, other than the filing of Uniform Commercial Code financing statements, the IP Security Agreements, filings pursuant to Section 4.05(e) and, as applicable, Supplements, no Grantor shall be obligated to take any other steps or actions in connection with the grant or perfection of the security interest of the Administrative Agent in any Article 9 Collateral consisting of Intellectual Property.
(c)    The Article 9 Collateral is owned by the Grantors, or the Grantors have rights in such Article 9 Collateral, free and clear of any Lien, except for the Liens permitted under Section 6.02 the Credit Agreement.
(d)    Schedule III hereto sets forth, as of the Closing Date, a true and complete list of all (i) registered and applied for United States Patents, Trademarks and Copyrights owned by any Grantor and (ii) exclusive Copyright Licenses for which a Grantor is the licensee and the licensed work is registered at the United States Copyright Office, in each case of the foregoing clauses (i) and (ii), that are included in the Article 9 Collateral. As of the Closing Date, all material registrations of Intellectual Property listed in Schedule III are unexpired, subsisting and have not been canceled, and to the knowledge of the Grantors, are valid. Schedule III, together with the supplement to Schedule III hereto required by Section 4.05(e), will set forth, as of the date such supplement is delivered pursuant to Section 4.05(e), a true and complete list of all (x) registered and applied for United States Patents, Trademarks and Copyrights owned by any Grantor and (y) exclusive Copyright Licenses for which a Grantor is the licensee and the licensed work is registered at the United States Copyright Office, in each case of the foregoing clauses (x) and (y), that are included in the Article 9 Collateral. As of the date such supplement is delivered pursuant to Section 4.05(e), all material registrations of Intellectual Property included in such supplement will be unexpired, subsisting and not canceled, and to the knowledge of the Grantors, valid.
(f)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens permitted under Section 6.02 of the Credit Agreement.

(g)    Schedule IV hereto sets forth, as of the Closing Date, a true and complete list, with respect to each Grantor, of each Commercial Tort Claim in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $5,000,000, including a summary description of such claim. In the event any Supplement shall set forth any Commercial Tort Claim, Schedule IV shall be deemed to be supplemented to include the reference to such Commercial Tort Claim (and the description thereof), in the same form as such reference and description are set forth on such Supplement.
(h)    No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, (iii) any notice under the Assignment of Claims Act, or (iv) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for any of the foregoing related solely to Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.
SECTION 4.03.    Covenants. (a) Each Grantor agrees to promptly notify the Administrative Agent in writing of any change (i) in its legal name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate form, (iv) in its federal taxpayer identification number or organizational identification number or (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees to make any and all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest, having the priority required by this Agreement, in all the Article 9 Collateral.
(b)    Subject to the rights of such Grantor under the Loan Documents to dispose of Collateral, each Grantor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.02 of the Credit Agreement.
(c)    At any time following the occurrence and continuance of an Event of Default, the Administrative Agent, at its option, may discharge past due Taxes, assessments, charges, fees and Liens at any time levied or placed on the Article 9 Collateral that are not permitted by the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by this Agreement or the other Loan Documents, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable and documented out-of-pocket expense incurred by the Administrative Agent pursuant to the foregoing authorization, provided that nothing in this Section 4.03(c) shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees and Liens and maintenance as set forth herein or in the other Loan Documents.
(d)    Each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof.
(e)    None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral except as not prohibited by the Credit Agreement or any other Loan Document, and except that the Grantors may use, license and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document unless and until the Administrative Agent shall notify the Grantors that an Event of Default under clause (a) or (b) of Section 7.01 of the Credit Agreement shall have occurred and be continuing and that during the continuance thereof (or automatically, upon the occurrence of an Event of Default under clauses (h) or (i) of Section 7.01 of the Credit Agreement) the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing),unless such disposition is not otherwise prohibited by the Credit Agreement during an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 of the Credit Agreement.
(f)    None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and in accordance with prudent business practices.
(g)    The Grantors, at their own expense, shall maintain or cause to be maintained insurance in accordance with the requirements set forth in Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by Section 5.07 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.
(h)    Each Grantor agrees to be bound by the provisions of Section 5.03 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to such Grantor, promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in Section 5.03 of the Credit Agreement and to be bound by the provisions of Sections 2.17, 5.04, 5.05, 5.06, 5.09, 5.10, 5.13, 5.15 and 9.18 of the Credit Agreement with the same force and effect, and to the same extent, as if such Grantor were a party to the Credit Agreement. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged, destroyed, or subject to condemnation.
SECTION 4.04.    Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a)    Instruments. If any Grantor shall at any time hold or acquire any Instruments required to be delivered hereunder (other than any instrument with a face amount of less than $5,000,000 and checks to be deposited in the ordinary course of business), such Grantor shall promptly (and in any event no later than the later of (x) 60 days following the acquisition thereof by such Grantor and (y) the next date of delivery of financial statements pursuant to Section 5.01(a) or (b) of the Credit Agreement, or such longer period as the Administrative Agent may permit in its reasonable discretion) endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.
(f)    Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim (other than any Commercial Tort Claim for which a complaint has not yet been filed in a court of competent jurisdiction) in an amount reasonably estimated to exceed $5,000,000 (or its equivalent in U.S. Dollars), the Grantor shall promptly (and in any event no later than the later of (x) 60 days following the acquisition thereof by such Grantor and (y) the next date of delivery of financial statements pursuant to Section 5.01(a) or (b) of the Credit Agreement, or such longer period as the Administrative Agent may permit in its reasonable discretion) notify the Administrative Agent thereof in a writing signed by such Grantor, including an amendment or supplement to Schedule IV, with a summary description of such claim, and grant to the Administrative Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.
SECTION 4.05.    Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it shall not knowingly do any act or omit to do to any act whereby any material Intellectual Property included in the Article 9 Collateral may become invalidated or dedicated to the public.
(b)    Subject to Section 4.05(a), each Grantor shall notify the Administrative Agent promptly if it knows or becomes aware that any material Intellectual Property included in the Article 9 Collateral may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (excluding routine office actions issued in the ordinary course of prosecution) regarding such Grantor’s ownership of such Intellectual Property, including, as applicable, its right to register the same, or its right to keep and maintain the same.
(c)    Each Grantor shall take all commercially reasonable steps that are consistent with such Grantor’s reasonable business judgment (including in any proceeding before the United States Patent and Trademark Office or United States Copyright Office) to maintain any Intellectual Property included in the Article 9 Collateral that is material to the conduct of such Grantor’s business.
(d)    In the event that any Grantor has reason to know that any material Intellectual Property owned by, or exclusively licensed to, such Grantor and included in the Article 9 Collateral has been or may become materially infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Administrative Agent and shall take such actions as are appropriate under the circumstances in the reasonable business judgment of such Grantor to protect such Article 9 Collateral.
(e)    If any Grantor, either directly or through any agent, employee, licensee or designee, files an application for registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office or United States Copyright Office or otherwise becomes the owner of any Patent, Trademark or Copyright registered or applied for in the United States Patent and Trademark Office or United States Copyright Office or the exclusive licensee under a Copyright License for a Copyright registered at the United States Copyright Office, in each case, that would constitute Article 9 Collateral, such Grantor shall provide the Administrative Agent with the information required by Schedule III hereto at the time of delivery of the annual financial statements pursuant to Section 5.01(a) of the Credit Agreement, and, thereafter, upon request of the Administrative Agent, such Grantor shall promptly execute and deliver any and all IP Security Agreements or other instruments as the Administrative Agent may reasonably request to evidence and perfect the Administrative Agent’s security interest in such Intellectual Property.
(f)    Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to preserve, protect, pursue, renew, enforce, extend or keep in full force and effect, or otherwise allow to lapse, terminate, become invalid or unenforceable or dedicate to the public domain any of its Intellectual Property, to the extent permitted by the Credit Agreement. For the purposes of this Section 4.05, the definition of “Intellectual Property” shall exclude Licenses.

ARTICLE V

Remedies
SECTION 5.01.    Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default and following notice to the Borrower as provided under Section 7.01 of the Credit Agreement, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, to license or sublicense (subject, in the case of Trademarks, to reasonable quality control obligations and, in the case of trade secrets, to standard confidentiality obligations), whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing or other contractual arrangements to the extent that waivers cannot be obtained and subject to Section 5.03), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the fullest extent permitted by applicable law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Administrative Agent shall give the applicable Grantors no less than 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but neither the Administrative Agent nor any other Secured Party shall incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, at the direction of the Required Lenders, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent on behalf of the Secured Parties at such sale or other disposition. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Loan Document Obligations Paid in Full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.
SECTION 5.02.    Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon the Collateral, including any Collateral consisting of cash, as follows:
FIRST, to the payment of all costs and expenses incurred by, and all indemnity and fee obligations (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) owed to, the Administrative Agent in connection with such collection, sale, foreclosure or other realization or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution); and
THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
Notwithstanding the foregoing, no amounts received from any Excluded Swap Guarantor shall be applied to any Excluded Swap Obligations of such Excluded Swap Guarantor.
The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the Grantors and the purchaser or purchasers of the Collateral so sold and such Grantors, purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof. The Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by the Administrative Agent or any Lender to collect such deficiency.
SECTION 5.03.    Grant of License to Use Intellectual Property. Solely for the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive, non-transferrable, limited license (exercisable without payment of royalty or other compensation to the Grantors and effective solely upon the occurrence and solely during the continuation of an Event of Default), subject, in the case of Trademarks, to reasonable quality control obligations and, in the case of trade secrets, to standard confidentiality obligations, to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, provided that such nonexclusive license and/or sublicense does not violate the express terms of any agreement between a Grantor and a third party, or gives such third party any right of acceleration, modification or cancellation therein. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, solely upon the occurrence and solely during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default. Each Grantor irrevocably agrees that the Administrative Agent may, upon the occurrence and during the continuance of an Event of Default, sell any of such Grantor’s Inventory directly to any person, including Persons who have previously purchased the Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

SECTION 5.04.    Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect, the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.
ARTICLE VI

[Reserved]
ARTICLE VII

Miscellaneous
SECTION 7.01.    Notices. All communications and notices to the Borrower and the Administrative Agent hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any other Grantor shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.
SECTION 7.02.    Waivers; Amendment. (a) No failure or delay by any Secured Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantors with respect to which such waiver, amendment or modification is applicable, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.
(c)    This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
SECTION 7.03.    Administrative Agent’s Fees and Expenses. (a) The Grantors jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Grantors.”
(b)    Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall survive and remain in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.
SECTION 7.04.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party or any other Person and notwithstanding that any Secured Party or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until all the Loan Document Obligations have been Paid in Full and the Lenders have no further commitment to lend, the

LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue, amend, or extend Letters of Credit under the Credit Agreement.
SECTION 7.05.    Counterparts; Effectiveness, Successors and Assigns. This Agreement may be executed in counterparts, (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 7.06.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 7.07.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or Issuing Bank or any such Affiliate to or for the credit or the account of any Grantor against any of or all the obligations then due of such Grantor now or hereafter existing under this Agreement held by such Lender or Issuing Bank or any such Affiliate, irrespective of whether or not such Lender or Issuing Bank or any such Affiliate shall have made any demand under this Agreement. Each Lender and Issuing Bank agrees to notify the Grantors and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and Issuing Bank and each of their respective Affiliates under this Section 7.07 are in addition to other rights and remedies (including other rights of set-off) that such Lender or Affiliate may have.
SECTION 7.08.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Each Grantor hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding shall be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.
(c)    Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.08. Each Grantor hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each Grantor irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)    Each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Borrower hereby accepts said designation and appointment.
SECTION 7.09.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.
SECTION 7.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 7.11.    Security Interest Absolute. To the extent permitted by law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of the security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment to or waiver of, or any consent to any departure from, the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral securing, or any release or amendment to or waiver of, or any consent to any departure from, any guarantee of, all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.
SECTION 7.12.    Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate and/or be released in accordance with Section 9.14 of the Credit Agreement.
(b)    A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released at the time or times and in the manner set forth in Section 9.14 of the Credit Agreement. The preceding sentence shall not apply to the Borrower except with respect to the automatic release as set forth in the fifth sentence of Section 9.14 of the Credit Agreement upon the Payment in Full of all Obligations and the expiration or termination of all Letters of Credit (subject to the exceptions set forth thereunder).
(c)    Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 or Section 9.14 of the Credit Agreement, the security interest in such Collateral shall be automatically released.
(d)    In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.12, or in connection with any Collateral becoming Excluded Property, the Administrative Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release (including Uniform Commercial Code termination statements), and will duly assign and transfer to such Grantor, such of the Pledged Collateral that may be in the possession of the Administrative Agent. Any execution and delivery of documents pursuant to this Section 7.12 shall be without warranty by the Administrative Agent, and the Administrative Agent shall have no liability whatsoever to any other Secured Party as a result of any release of Collateral by it in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) this Section 7.12.
SECTION 7.13.    Additional Subsidiaries. Pursuant to the Credit Agreement, certain Restricted Subsidiaries not a party hereto on the Closing Date are required to enter into this Agreement. Upon the execution and delivery by the Administrative Agent and any such Restricted Subsidiary of a

Supplement, such Restricted Subsidiary shall become a Subsidiary Loan Party and a Grantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.
SECTION 7.14.    Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and so long as an Event of Default has occurred and is continuing taking any action and executing any instrument that the Administrative Agent may deem necessary for the purpose of carrying out the provisions of this Agreement, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, subject to applicable Requirements of Law, the Administrative Agent shall have the right, solely upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
SECTION 7.15.    General Provisions Concerning the Administrative Agent.
(a)    The provisions of Article VIII of the Credit Agreement shall inure to the benefit of the Administrative Agent, and shall be binding upon all Grantors and all Secured Parties, in connection with this Agreement and the other Security Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Security Documents that the Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 of the Credit Agreement), and (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be responsible for the existence, genuineness or value of any Collateral or for the validity, perfection, priority or enforceability of any Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Administrative Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Secured Party.
(b)    The Administrative Agent may perform any of its duties and exercise any of its rights and powers through one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any of its duties and exercise any of its rights and powers through its Related Parties. The exculpatory provisions of Section 7.16 and this Section 7.15 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.
(c)    For all purposes of the Security Documents, including determining the amounts of the Secured Obligations and whether a Secured Obligation is a contingent Obligation or not, or whether any action has been taken under any Secured Agreement, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Lenders, their Secured Obligations and actions taken by them, (ii) any Secured Party for information as to its Secured Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources.
(d)    The Administrative Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Administrative Agent’s opinion, (iv) is contrary to law or the provisions of any Security Document, (v) may expose the Administrative Agent to liability (unless the Administrative Agent shall have been indemnified, to its reasonable satisfaction, for such liability by the Secured Parties that gave such notice, consent, direction or instruction) or (vi) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction.
SECTION 7.16.    Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Administrative Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, solely by reason of any act or omission of any sub-agent or bailee selected by the Administrative Agent in good faith, except to the extent that such liability arises from the Administrative Agent’s gross negligence, bad faith or willful misconduct.
SECTION 7.17.    Benefit of Agreement. No Secured Party that obtains the benefit of this Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or otherwise in respect of the Collateral (including, without limitation, the release or impairment of any Collateral) other than in its capacity as the Administrative Agent or a Lender, as applicable, and, in any such case, only to the extent expressly provided in the Loan Documents, including Article VIII of the Credit Agreement. Each Secured Party not a party to the Credit Agreement that obtains the benefit of this Agreement shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, including under Article VIII of the Credit Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PITNEY BOWES INC.,
by

Name:
Title:

[ ],
by

Name:
Title:

[ ],
by

Name:
Title:

[ ],
by

Name:
Title:

SUBSIDIARY LOAN PARTIES

No.	Subsidiary Loan Party	Jurisdiction of Organization
1.

PLEDGED EQUITY INTERESTS

Issuer	Jurisdiction of Organization	Owner of Equity Interest	Percentage Owned	Number of Shares or Units
[ ]	[ ]	[ ]	[ ]	[ ]

PLEDGED DEBT SECURITIES

U.S. COPYRIGHTS
COPYRIGHT REGISTRATIONS
[ ]
COPYRIGHT APPLICATIONS
[ ]
EXCLUSIVE COPYRIGHT LICENSES
[ ]

U.S. PATENTS
PATENTS AND DESIGN PATENTS

	Patent No.	Owner	Title
1.

PATENT APPLICATIONS

	Serial No.	Owner	Application Date
1.

U.S. TRADEMARK/TRADE NAMES – [NAME OF GRANTOR]
U.S. TRADEMARK REGISTRATIONS

	Trademark	Owner	Registration Number
1.

U.S. TRADEMARK APPLICATIONS

	Owner	Title	Application Number
1.

Commercial Tort Claims

SUPPLEMENT NO. _____ dated as of [ ] (this “Supplement”), to the Collateral Agreement dated as of [●], 2019 (the “Collateral Agreement”), among PITNEY BOWES INC., a Delaware corporation (the “Borrower”), the Subsidiary Loan Parties party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent (in such capacity, the “Administrative Agent”).
A.    Reference is made to the Credit Agreement dated as of [●], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.
C.    The Grantors have entered into the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make extensions of credit under the Credit Agreement. Section 7.13 of the Collateral Agreement provides that additional Restricted Subsidiaries of the Borrower may become Subsidiary Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Collateral Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit and as consideration for such extensions of credit previously made.
Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
SECTION 1. In accordance with Section 7.13 of the Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party and a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party and a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Subsidiary Loan Party and a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in all of the New Subsidiary’s right, title and interest in, to and under the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Loan Party” or a “Grantor” in the Collateral Agreement shall be deemed to include the New Subsidiary. The Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office, (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary, (c) set forth on Schedule III attached hereto is a true and correct schedule of all (i) registered and applied for United States Patents, Trademarks and Copyrights owned by the New Subsidiary as of the Closing Date and (ii) exclusive Copyright Licenses for which the New Subsidiary is the licensee and the licensed work is registered at the United States Copyright Office and (d) set forth in Schedule IV attached hereto is a true and correct list of all Commercial Tort Claims in respect of which a complaint or counterclaim has been filed by the New Subsidiary seeking damages reasonably estimated to exceed $5,000,000, including a summary description of each such claim.
SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.
SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the New Subsidiary.
IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.
[NAME OF NEW SUBSIDIARY]
by

Name:
Title:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
by

Name:
Title:

NEW SUBSIDIARY INFORMATION

Name	Jurisdiction of Formation	Chief Executive Office

PLEDGED SECURITIES
Equity Interests

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

Debt Securities

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

COMMERCIAL TORT CLAIMS

PATENT SECURITY AGREEMENT dated as of [●] (this “Agreement”), between [APPLICABLE GRANTOR(S)] (the “Grantors”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
Reference is made to (a) the Credit Agreement dated as of [●], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Collateral Agreement dated as of [●], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The parties hereto agree as follows:
SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor, pursuant to the Collateral Agreement, hereby does grant to the Administrative Agent and its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the portion of the Article 9 Collateral constituting the Patents listed on Schedule I hereto, subject to the exclusions set forth in Section 4.01(d) of the Collateral Agreement (collectively, the “Patent Collateral”).
SECTION 3. Collateral Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Administrative Agent for the benefit of the Secured Parties in connection with the Collateral Agreement and is expressly subject to the terms and conditions thereof. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 5. CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[●],
as Grantor
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:
Name:
Title:

SCHEDULE I
Patents

Patent No.	Owner	Title

Patent Applications

Serial No.	Owner	Application Date

TRADEMARK SECURITY AGREEMENT dated as of [●] (this “Agreement”), between [APPLICABLE GRANTOR(S)] (the “Grantors”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
Reference is made to (a) the Credit Agreement dated as of [●], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Collateral Agreement dated as of [●], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The parties hereto agree as follows:
SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Collateral Agreement, hereby does grant to the Administrative Agent and its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the portion of the Article 9 Collateral constituting the Trademarks listed on Schedule I hereto but excluding any Trademarks that are Excluded Personal Property (excluding, for the avoidance of doubt, any intent-to-use trademark application filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, solely during the period prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act; it being understood that, following such period, such trademark registration or application, as applicable, shall be deemed automatically subject to the security interest granted in the Collateral Agreement and included in the Article 9 Collateral) and subject to the exclusions set forth in Section 4.01(d) of the Collateral Agreement (collectively, the “Trademark Collateral”).
SECTION 3. Collateral Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Patent and Trademark Office. The security interest granted hereby has been granted to the Administrative Agent for the benefit of the Secured Parties in connection with the Collateral Agreement and is expressly subject to the terms and conditions thereof. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 5. CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[●],
as Grantor
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:
Name:
Title:

SCHEDULE I
Trademarks

Trademark	Owner	Registration No.

Trademark Applications

Owner	Mark	Application No.

COPYRIGHT SECURITY AGREEMENT dated as of [●] (this “Agreement”), between [APPLICABLE GRANTOR(S)] (the “Grantors”) and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
Reference is made to (a) the Credit Agreement dated as of [●], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent, and (b) the Collateral Agreement dated as of [●], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the Subsidiary Loan Parties from time to time party thereto and JPMCB, as Administrative Agent. The parties hereto agree as follows:
SECTION 1. Terms. Each capitalized term used but not otherwise defined herein shall have the meaning specified in the Credit Agreement or the Collateral Agreement, as applicable. The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor, pursuant to the Collateral Agreement, hereby does grant to the Administrative Agent and its permitted successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the portion of the Article 9 Collateral constituting the Copyrights and Copyright Licenses for United States registered Copyrights under which Grantor is an exclusive licensee that are listed on Schedule I hereto, subject to the exclusions set forth in Section 4.01(d) of the Collateral Agreement (collectively, the “Copyright Collateral”).
SECTION 3. Collateral Agreement. This Agreement has been executed and delivered by the Grantor for the purpose of recording the grant of security interest herein with the United States Copyright Office. The security interest granted hereby has been granted to the Administrative Agent for the benefit of the Secured Parties in connection with the Collateral Agreement and is expressly subject to the terms and conditions thereof. Each Grantor hereby acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.
SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 5. CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS

AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[●],
as Grantor
By:
Name:
Title:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By:
Name:
Title:

SCHEDULE I
Copyrights

Registered Owner	Title	Registration Number

Copyright Applications

Registered Owner	Title	Application Number	Date Filed

Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number

EXHIBIT D
[FORM OF] PERFECTION CERTIFICATE
[See Attached]

PERFECTION CERTIFICATE
Reference is made to the Credit Agreement dated as of October [ ], 2019 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pitney Bowes Inc. (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.
The undersigned, a [Financial Officer], of the Borrower, hereby certifies to the Administrative Agent as follows:
1. Names. %2.  Set forth on Schedule 1(a), with respect to each Guarantor, is (i) the exact legal name of such Guarantor, as such name appears in its certificate of formation or organization, (ii) each other legal name such Guarantor has had in the past five years, together with the date of the relevant change, and (iii) each other name (including trade names or similar appellations) used by such Guarantor or any of its divisions or other business units in connection with the conduct of its business, the ownership of its properties or in any Federal or state tax filings at any time during the past five years.
(a)     Except as set forth on Schedule 1(b), no Guarantor has changed its legal identity or corporate structure in any way within the past five years. Changes in legal identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all of the assets constituting a business unit, division, product line or line of business of) another Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form or jurisdiction of organization or formation. With respect to any such change that has occurred within the past five years, set forth on Schedule 1(b) is the information required by clauses (i) and (ii) of Section 1(a) above as to each acquiree, constituent or seller party to such merger, consolidation or acquisition (each, a “Predecessor Entity”).
2.     Current Locations. %2.  Set forth on Schedule 2(a) opposite the name of each Guarantor (and, in the case of clauses (i) and (ii), each Predecessor Entity as of immediately prior to the relevant change in legal identity or corporate structure) is %6. the jurisdiction of formation or organization of such Person, %6. the address of the chief executive office of such Person and %6. each location where such Guarantor maintains any books or records relating to any Accounts.
(a)       Set forth on Schedule 2(b) opposite the name of each Guarantor are (i) all locations where such Guarantor maintains Inventory with an aggregate value in excess of $5,000,000, indicating, with respect to each such location, whether such location is owned or leased by such Guarantor or whether such location is a location at which Inventory has been placed on consignment or bailment, and (ii) the name and address of any Person other than such Guarantor that has possession of any Inventory.
(b)     Set forth on Schedule 2(c) opposite the name of each Guarantor are all other locations where such Guarantor maintains Equipment or other Collateral with an aggregate value in excess of $5,000,000 or otherwise maintains a place of business not identified in Schedule 2(a) or 2(b).
3.     UCC Filings. Schedule 3 sets forth, with respect to each Guarantor, the UCC filing office or county recorder’s office in which a UCC filing is required to be made to perfect the Collateral Agent’s security interest in the Collateral.
4.     Stock Ownership and other Equity Interests. Set forth on Schedule 4 is a true and complete list, for each Guarantor, of all the stock, partnership interests, limited liability company membership interests or other Equity Interests owned by such Guarantor, specifying the issuer (including the jurisdiction of organization thereof) and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.
5.     Debt Instruments. Set forth on Schedule 5 is a true and complete list, for each Guarantor, of all promissory notes and other evidence of Indebtedness evidencing (a) Indebtedness of the Borrower and each Subsidiary owing to such Guarantor and (b) Indebtedness of any other Person in a principal amount of $5,000,000 or more held by such Guarantor, in each case specifying the debtor thereunder and the type and outstanding principal amount thereof.
6.     Mortgage Filings. Set forth on Schedule 6 is true and complete list, with respect to each Mortgaged Property, of (a) the exact legal name of the Person that owns such property as such name appears in its certificate of formation or organization, (b) if different from the name identified pursuant to clause (a), the exact legal name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to clause (c) below and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.
7.     Intellectual Property. %2.  Set forth on Schedule 7(a), in proper form for filing with the United States Patent and Trademark Office, is a true and complete list, with respect to each Guarantor, of each Patent (including each Patent application) owned by such Guarantor, in each case specifying the name of the registered owner, type, registration or application number and the expiration date (if already registered) thereof.
(a)     Set forth on Schedule 7(b), in proper form for filing with the United States Patent and Trademark Office, is a true and complete list, with respect to each Guarantor, of each Trademark (including each Trademark application) owned by such Guarantor, specifying the name of the registered owner, the registration or application number and the expiration date (if already registered) thereof.
(b)     Set forth on Schedule 7(c), in proper form for filing with the United States Copyright Office, is a true and complete list, with respect to each Guarantor, of (i) each Copyright (including each Copyright application) owned by such Guarantor, specifying the name of the registered owner, the title and the registration number (if already registered) thereof, and (ii) each exclusive Copyright License granted to such Guarantor (with such Guarantor as a licensee), including a brief description thereof and the licensee and licensor thereunder.

8.     Commercial Tort Claims. Set forth on Schedule 8 is a true and complete list of commercial tort claims in excess of $5,000,000 held by any Guarantor, including a brief description thereof.
9.     Letter-of-Credit Rights. Set forth on Schedule 9 is a true and complete list of all letters of credit in excess of $5,000,000 issued in favor of any Guarantor, including the name and address of the issuer (and if applicable, the confirmer) with respect to such letter of credit.
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first set forth above.
PITNEY BOWES INC.,
by

Name:
Title:

SCHEDULE 1(a)
Legal Names

Exact Legal Name	Former Legal Names (including date of change)	Other Names

SCHEDULE 1(b)
Changes in Legal Identity or Corporate Structure

Guarantor	Description of Change	Legal Name of Constituent/Acquiree/Seller	Former Legal Name of Constituent/Acquiree/Seller (including date of change)

SCHEDULE 2(a)
Locations

Guarantor/Predecessor Entity	Jurisdiction of Organization	Chief Executive Office	Location of Books and Records

SCHEDULE 2(b)
Inventory and Third Party Locations

Guarantor	Location of Inventory	Third Parties Holding Inventory

SCHEDULE 2(c)
Other Locations

Guarantor	Location

SCHEDULE 3
Schedule of Filings
UCC-1 Filings

Guarantor	Jurisdiction	UCC Filing Office/Local Filing Office

SCHEDULE 4
Equity Interests

Guarantor	Issuer	Jurisdiction of Organization of Issuer	Certificate No. (if uncertificated, please indicate so)	Number of Shares/Units Owned	Total Shares/Units Outstanding	Percentage of Ownership

SCHEDULE 5
Debt Instruments

Guarantor (Creditor)	Debtor	Type of Instrument	Outstanding Principal Amount

SCHEDULE 6
Mortgage Filings

Address of Mortgaged Property	Owner	Current Record Owners	Filing Office

SCHEDULE 7(a)
Intellectual Property
Patents/Patent Applications

Registered Owner	Title of Patent	[Country]	Registration/Application Number	Expiration Date

SCHEDULE 7(b)
Intellectual Property
Trademarks/Trademark Applications

Registered Owner	Mark	[Country]	Application/Registration Number	Expiration Date

SCHEDULE 7(c)
Intellectual Property
Copyrights/Copyright Applications

Registered Owner	Title	Registration/Application Number	Expiration Date

Exclusive Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

None.

SCHEDULE 8
Commercial Tort Claims

SCHEDULE 9
Letter-of-Credit Rights

Guarantor	Date of Letter of Credit	Issuer (Name and Address)	Confirmer (Name and Address)	Value

EXHIBIT E
GUARANTEE AGREEMENT
[See Attached]

GUARANTEE AGREEMENT
dated as of
November 1, 2019
among
PITNEY BOWES INC.,
THE SUBSIDIARY LOAN PARTIES
IDENTIFIED HEREIN
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

ARTICLE I

DEFINITIONS
SECTION 1.01.Defined Terms    1
SECTION 1.02.Other Defined Terms    1
ARTICLE II

GUARANTEE
SECTION 2.01.Guarantee    2
SECTION 2.02.Guarantee of Payment; Continuing Guarantee    2
SECTION 2.03.No Limitations    2
SECTION 2.04.Reinstatement    4
SECTION 2.05.Agreement to Pay; Subrogation    4
SECTION 2.06.Keepwell    4
SECTION 2.07.Information    5
ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION
SECTION 3.01.Indemnity and Subrogation    5
SECTION 3.02.Contribution and Subrogation    5
SECTION 3.03.Subordination    5
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
ARTICLE V

MISCELLANEOUS
SECTION 5.01.Notices    6
SECTION 5.02.Waivers; Amendment    6
SECTION 5.03.Administrative Agent’s Fees and Expenses; Indemnification    7
SECTION 5.04.Survival of Agreement    8
SECTION 5.05.Counterparts; Effectiveness, Successors and Assigns    8

SECTION 5.06.Severability    8
SECTION 5.07.Right of Set-Off    8
SECTION 5.08.Governing Law; Jurisdiction; Consent to Service of Process    9
SECTION 5.09.WAIVER OF JURY TRIAL    10
SECTION 5.10.Headings    10
SECTION 5.11.Termination or Release    10
SECTION 5.12.Additional Subsidiaries    11
SECTION 5.13.Certain Acknowledgments and Agreements    11

Schedules
Schedule I    Subsidiary Loan Parties
Exhibits
Exhibit I    Form of Guarantee Agreement Supplement

GUARANTEE AGREEMENT dated as of November 1, 2019 (this “Agreement”), among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), each Subsidiary Loan Party from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
Reference is made to the Credit Agreement dated as of November 1, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent. The Lenders and the Issuing Banks have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the Issuing Banks to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the Issuing Banks to extend such credit. Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.
(b)    The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Claiming Party” has the meaning assigned to such term in Section 3.02.
“Contributing Party” has the meaning assigned to such term in Section 3.02.
“Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Guaranteed Obligations” means the “Obligations” as defined in the Credit Agreement.
“Guarantors” means the Borrower (except with respect to obligations of the Borrower) and each Subsidiary Loan Party.
“JPMCB” has the meaning assigned to such term in the preamble hereto.
“Paid in Full” and “Payment in Full” shall mean (a) payment in full in cash of all of the Guaranteed Obligations (other than (i) Secured Hedging Obligations not yet due and payable, (ii) Secured Cash Management Obligations not yet due and payable and (iii) contingent indemnification obligations not yet accrued and payable) and (b) with respect to Letters of Credit, when all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank).
“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.
“Subsidiary Loan Parties” means (a) the Restricted Subsidiaries identified on Schedule I and (b) each other Restricted Subsidiary that becomes a party to this Agreement after the Effective Date.
“Supplement” means an instrument in the form of Exhibit I hereto, or any other form approved by the Administrative Agent, and in each case reasonably satisfactory to the Administrative Agent.
ARTICLE II

Guarantee
SECTION 2.01.    Guarantee. Each Guarantor irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally for the benefit of the Secured Parties, the due and punctual payment and performance of the Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension, renewal, amendment or modification of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its Guarantee hereunder and notice of protest for nonpayment. Notwithstanding anything herein or in any other Loan Document to the contrary, the maximum liability of each Guarantor hereunder and under the Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable law.
SECTION 2.02.    Guarantee of Payment; Continuing Guarantee. Each Guarantor further agrees that its guarantee hereunder constitutes a Guarantee of payment and performance when due (whether or not any bankruptcy, insolvency, receivership, examinership or other or similar proceeding shall have stayed the accrual or collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of any of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower, any other Loan Party or any other Person. Each Guarantor agrees that its Guarantee hereunder is continuing in nature and applies to all Guaranteed Obligations, whether currently existing or hereafter incurred until such Guarantee is terminated or released as provided in Section 5.11.
SECTION 2.03.    No Limitations.
(a)    Except for the termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 5.11, and to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, except for the termination or release of its obligations hereunder as provided in Section 5.11 and to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment, restatement or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Administrative Agent or any other Secured Party for any of the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Guaranteed Obligations; (v) any other act or omission that may in any manner or to any extent otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the Payment in Full of all the Guaranteed Obligations); (vi) any illegality, lack of validity or lack of enforceability of any of the Guaranteed Obligations or Loan Documents; (vii) any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization, examinership or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any of the Guaranteed Obligations; (viii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Administrative Agent, any other Loan Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; (ix) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Effective Date; (x) the fact that any Person that, pursuant to the Loan Documents, was required to become a party hereto may not have executed or is not effectually bound by this Agreement, whether or not this fact is known to the Secured Parties; (xi) any action permitted or authorized hereunder; (xii) any other circumstance, or any existence of or reliance on any representation by the Administrative Agent, any Secured Party or any other Person, that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any Guarantor or any other guarantor or surety; or (xiii) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Guarantor or any other Person under any Loan Document or any agreement with respect to Secured Hedging Obligations or Secured Cash Management Obligations, by operation of law or otherwise, other than Payment in Full of all the Guaranteed Obligations. Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.
(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the Payment in Full of all the Guaranteed Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure or exercise any other right or remedy available to them against the Borrower or any other Loan Party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.
SECTION 2.04.    Reinstatement. Each Guarantor agrees that, unless released pursuant to paragraph (a) or (b) of Section 5.11, its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation, examinership or reorganization of the Borrower, any other Loan Party or otherwise.
SECTION 2.05.    Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, but subject to limitations of applicable law, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.
SECTION 2.06.    Keepwell. Each Guarantor that is not an Excluded Swap Guarantor at the time the Guarantee becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Loan Party with respect to such Swap Obligation as may be needed by such Loan Party from time to time to honor all of its obligations under its Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Guarantor’s obligations and undertakings under this Article II voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each such Guarantor under this Section shall remain in full force and effect until the Loan Document Obligations have been Paid in Full. Each such Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “support or other agreement” for the benefit of, each Loan Party for all purposes of § 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 2.07.    Information. Each Guarantor (a) assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s and their respective subsidiaries’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and (b) agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
ARTICLE III

Indemnity, Subrogation and Subordination
SECTION 3.01.    Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), the Borrower agrees that (a) in the event a payment in respect of any Guaranteed Obligation shall be made by any Guarantor under this Agreement (other than the Borrower), the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy in whole or in part any Guaranteed Obligation, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
SECTION 3.02.    Contribution and Subrogation. Each Guarantor (other than the Borrower) (each such Guarantor being called a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor (other than the Borrower) hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor (other than the Borrower) shall be sold pursuant to any Security Document to satisfy any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof (or, in the case of any Contributing Party becoming a party hereto pursuant to Section 5.12, the date of the Supplement hereto executed and delivered by such Contributing Party) and the denominator shall be the aggregate net worth of all the Contributing Parties on the date hereof (or, in the case of any Contributing Party) becoming a party hereto pursuant to Section 5.12, the date of the Supplement hereto executed and delivered by such Contributing Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall (subject to Section 3.03) be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.
SECTION 3.03.    Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of the Guarantors of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the Payment in Full of the Guaranteed Obligations. No failure on the part of the Borrower or any other Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.
ARTICLE IV

Representations and Warranties
Each Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that (a) the execution, delivery and performance by such Guarantor of this Agreement have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Guarantor’s Equity Interests, and that this Agreement has been duly executed and delivered by such Guarantor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (b) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.07, 3.09, 3.10, 3.11 and 3.16 of the Credit Agreement as to such Guarantor are true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language is true and correct in all respects.
ARTICLE V

Miscellaneous
SECTION 5.01.    Notices. All communications and notices to the Borrower and the Administrative Agent hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower in the manner provided in Section 9.01 of the Credit Agreement.
SECTION 5.02.    Waivers; Amendment. (a) No failure or delay by any Secured Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Parties with respect to which such waiver, amendment or modification is applicable, subject to any consent required in accordance with Section 9.02 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.
(c)    This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.
SECTION 5.03.    Administrative Agent’s Fees and Expenses; Indemnification. (a)  The Loan Parties jointly and severally agree to reimburse the Administrative Agent for its fees and expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the “Loan Parties.”
(b)    Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.03 shall survive and remain in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Guaranteed Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent or any other Secured Party.
(c)    The Loan Parties jointly and severally agree to indemnify and hold harmless each Indemnitee as provided in Section 9.03 of the Credit Agreement as if each reference to the Borrower therein were a reference to the “Loan Parties”.
(d)    To the extent permitted by applicable law, no Guarantor shall assert, or permit any of its subsidiaries to assert, and each Grantor hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), unless determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
SECTION 5.04.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Secured Party or any other Person and notwithstanding that any Secured Party or any other Person may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document is executed and delivered or any credit is extended under the Credit Agreement, and shall continue in full force and effect until all the Loan Document Obligations have been Paid in Full and the Lenders have no further commitment to lend.
SECTION 5.05.    Counterparts; Effectiveness, Successors and Assigns. This Agreement may be executed in counterparts, (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or any interest herein (and any such assignment or transfer by any Loan Party shall be null and void), except as expressly contemplated by this Agreement or the Credit Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 5.06.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.
SECTION 5.07.    Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency), other than, for the avoidance of doubt, deposits held in any deposit account owned by or in the name of a Guarantor with respect to which such Guarantor is acting as a fiduciary for another Person who is not a Loan Party, at any time owing by such Lender or such Issuing Bank to or for the credit or the account of any Loan Party against any or all of the obligations then due of such Loan Party now or hereafter existing under this Agreement held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement and although such obligations of the applicable Loan Party are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Loan Parties and the Administrative Agent promptly after any such setoff and application; provided that the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 5.07. The rights of each Lender and each Issuing Bank under this Section 5.07 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.
SECTION 5.08.    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    The Borrower and each other Guarantor irrevocably and unconditionally agrees that it will not, and will cause each of its controlled Subsidiaries to not, commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.
(c)    Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 5.08 and any right to which it may be entitled on account of place of residence and domicile. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 5.09.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.
SECTION 5.10.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 5.11.    Termination or Release. (a) This Agreement and the Guarantees made herein shall automatically terminate and/or be released in accordance with Section 9.14 of the Credit Agreement.
(b)    In connection with any termination or release pursuant to paragraph (a) of this Section 5.11, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release (including, without limitation, Uniform Commercial Code termination statements), and will duly assign and transfer to such Guarantor, such of the Pledged Collateral that may be in possession of the Administrative Agent. The Borrower and the applicable Loan Party shall provide the Administrative Agent such information or documents as the Administrative Agent shall reasonably request necessary to facilitate such termination or release. Any execution and delivery of documents pursuant to this Section 5.11 shall be without warranty by the Administrative Agent, and the Administrative Agent shall have no liability whatsoever to any other Secured Party as a result of any release of this Agreement or the Guarantees made herein in accordance with (or which the Administrative Agent in good faith believes to be in accordance with) this Section 5.11.
SECTION 5.12.    Additional Subsidiaries. Pursuant to the Credit Agreement, certain Restricted Subsidiaries not a party hereto on the Effective Date are required to enter into this Agreement. Upon the execution and delivery by the Administrative Agent and any such Restricted Subsidiary of a Supplement substantially in the form of Exhibit I, such Restricted Subsidiary shall become a Subsidiary Loan Party and a Guarantor hereunder, with the same force and effect as if originally named as such herein. The execution and delivery of any Supplement shall not require the consent of any other Loan Party. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Loan Party as a party to this Agreement.
SECTION 5.13.    Certain Acknowledgments and Agreements. Each Subsidiary Loan Party hereby acknowledges the provisions of Section 2.15 of the Credit Agreement and agrees to be bound by such provisions with the same force and effect, and to the same extent, as if such Subsidiary Loan Party were a party to the Credit Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PITNEY BOWES INC.,
by

Name:
Title:

PITNEY BOWES PRESORT SERVICES, LLC
by

Name:
Title:

PITNEY BOWES SHELTON REALTY LLC,
by

Name:
Title:

PITNEY BOWES GLOBAL FINANCIAL SERVICES LLC,
by

Name:
Title:

SUBSIDIARY LOAN PARTIES

No.	Subsidiary Loan Party	Jurisdiction of Organization
•	Pitney Bowes Presort Services, LLC	Delaware
2.	Pitney Bowes Shelton Realty LLC	Connecticut
3.	Pitney Bowes Global Financial Services LLC	Delaware
4.	PB Equipment Management Inc.	Delaware
5.	Pitney Bowes International Holdings, Inc.	Delaware
6.	PB Professional Services Inc.	Delaware
7.	B. Williams Funding Corp.	Delaware
8.	PB Worldwide Inc.	Delaware
9.	Pitney Bowes PayCo US Inc.	Delaware
10.	Borderfree, Inc.	Delaware
11.	NGS Holdings, Inc.	Delaware
12.	NGS Intermediate Holdings, Inc.	Delaware
13.	Newgistics, Inc.	Delaware
14.	Tacit Knowledge, Inc.	California

SUPPLEMENT NO. __ dated as of [ ] (this “Supplement”), to the Guarantee Agreement dated as of [●], 2019 (the “Guarantee Agreement”), among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), each Subsidiary Loan Party from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent.
A.    Reference is made to the Credit Agreement dated as of [●], 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and Issuing Banks from time to time party thereto and JPMCB, as Administrative Agent..
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee Agreement, as applicable.
C.    The Guarantors have entered into the Guarantee Agreement in consideration of and in order to induce the Lenders and the Issuing Banks to make extensions of credit under the Credit Agreement. Section 5.12 of the Guarantee Agreement provides that additional Restricted Subsidiaries of the Borrower may become Subsidiary Loan Parties under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party and Guarantor under the Guarantee Agreement in order to induce the Lenders and the Issuing Banks to make additional extensions of credit and as consideration for such extensions of credit previously made.
Accordingly, the Administrative Agent and the New Subsidiary agree as follows:
SECTION 1.    In accordance with Section 5.12 of the Guarantee Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party and a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party and a Guarantor and the New Subsidiary hereby (a) agrees to be bound by all the terms and provisions of the Guarantee Agreement applicable to it as a Subsidiary Loan Party and a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.
SECTION 2.    The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Supplement.
SECTION 4.    Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.
SECTION 5.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 6.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 7.    All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Guarantee Agreement.
SECTION 8.    The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, as provided in Section 9.03 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to the New Subsidiary.
IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.
[Signature Pages Follow]

[NAME OF NEW SUBSIDIARY],
by

Name:
Title:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
by

Name:
Title:

EXHIBIT F
[FORM OF] GLOBAL INTERCOMPANY NOTE
[See Attached]

GLOBAL INTERCOMPANY NOTE
[●], 2019
FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other signatory listed on Schedule A hereto (each, in such capacity, a “Payor”), hereby promises to pay to [Lender] or its registered successors and assigns (each, in such capacity, a “Payee”), in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all loans and advances constituting Indebtedness made by such Payee to such Payor, other than any loans or advances identified in Schedule B hereto, as such Schedule may be amended, restated and supplemented from time to time by the applicable Payors and Payees in accordance with the provisions hereunder. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
Reference is made to the Credit Agreement dated as of [●], 2019 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders (and their respective registered successors and assigns) and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable. This Note is the Global Intercompany Note referred to in the Credit Agreement.
This Note shall also serve as an intercompany note for the purposes of the requirements of any other secured debt facility or secured notes issuance that (i) is permitted under the terms of the Credit Agreement, (ii) is subject to any Acceptable Intercreditor Agreement and (iii) if applicable, requires such debt to be senior in right of payment to certain Indebtedness evidenced by this Note (such future or additional debt facility, a “Future Senior Debt Facility”), and, to the extent required by the documentation governing such Future Senior Debt Facility, this Note shall be pledged as collateral to secure such Future Senior Debt Facility. This Note shall also serve as an intercompany note for purposes of the requirements of any other unsecured senior debt facility permitted under the terms of the Credit Agreement. For purposes hereof, “Applicable Representative” shall mean the Administrative Agent, and if there is any Future Senior Debt Facility outstanding the Administrative Agent or the analogous agent, representative or trustee who is established as the controlling representative as provided in any Acceptable Intercreditor Agreement.
This Note shall be pledged by each Payee that is a Loan Party to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Documents as collateral security for the full and prompt payment when due of, and the performance of, the Obligations. To the extent notice of pledge or assignment is required under applicable law for purposes of the pledge and perfection of such collateral security pursuant to the Security Documents, each Payor and each Payee hereby agrees that its execution of this Note constitutes such notice by each Payee that is a party to a Security Document to each applicable Payee of the pledge or assignment of this Note by such Payee, and each Payor hereby acknowledges receipt of such notice. Each Payee hereby acknowledges and agrees that after the occurrence of and during the continuance of an Event of Default under and as defined in the Credit Agreement, the Administrative Agent may, in addition to the other rights and remedies provided pursuant to the Credit Agreement and the other Loan Documents and otherwise available to it (subject to any applicable notice requirements and grace periods thereunder), exercise all rights of the Payees that are Loan Parties with respect to this Note, and if a Future Senior Debt Facility is outstanding, the representative thereunder may, after the occurrence of and during the continuance of an event of default under such Future Senior Debt Facility, in addition to the other rights and remedies provided in the documents governing such Future Senior Debt Facility, exercise all rights of the Payees that are obligors thereunder with respect to this Note, subject to any Acceptable Intercreditor Agreement.
Upon the commencement of any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relating to any Payor owing any amounts evidenced by this Note to any Loan Party, or to any property of any such Payor, or upon the commencement of any proceeding for voluntary liquidation, dissolution or other winding up of any such Payor, all amounts evidenced by this Note owing by such Payor to any and all Loan Parties shall become immediately due and payable, without presentment, demand, protest or notice of any kind.
Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note owed by any Payor that is a Loan Party or analogous party under any Future Senior Debt Facility (each, a “Subordination Payor”) to any Payee that is not a Loan Party or analogous party under any Future Senior Debt Facility (each such Payee, an “Affected Payee”) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations and to all analogous senior obligations under any Future Senior Debt Facility until the Obligations or any analogous senior obligations under any Future Senior Debt Facility have been paid in full in immediately available funds and all Letters of Credit have expired or been terminated (other than (x) with respect to the Obligations or any analogous senior obligations under any Future Senior Debt Facility, (i) Secured Hedging Obligations not yet due and payable, (ii) Secured Cash Management Obligations not yet due and payable and (iii) contingent indemnification obligations not yet accrued and payable, or (y) with respect to Letters of Credit, Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank); provided that each Subordination Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing (such Obligations, such obligations in respect of any Future Senior Debt Facility and, in each case, other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”) and the Applicable Representative shall have not given written notice to the Borrower of such Applicable Representative’s intent to execute its rights pursuant to the Collateral Agreement (or analogous security agreement under any Future Senior Debt Facility), which notice shall be deemed to have been given immediately upon the occurrence of any Event of Default under Section 7.01(h) or (i) of the Credit Agreement (or a bankruptcy event of default under any Future Senior Debt Facility) other than to the extent such right is waived or revoked in writing by the Required Lenders:
(i)    In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Subordination Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Subordination Payor (except as expressly permitted by the Loan Documents and, if applicable, any Future Senior Debt Facility), whether or not involving insolvency or bankruptcy, if an Event of Default (as defined in the Credit Agreement) or an event of default under any Future Senior Debt Facility, as applicable, has occurred and is continuing (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations not yet accrued and payable, (B) Secured Cash Management Obligations not yet due and payable and (C) Secured Hedging Obligations not yet due and payable) and no Letter of Credit shall remain outstanding (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than (A) contingent indemnification obligations not yet accrued and payable, (B) Secured Cash Management Obligations not yet due and payable and (C) Secured Hedging Obligations not yet due and payable) and no Letter of Credit shall remain outstanding (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank), any payment or distribution to which such Affected Payee would otherwise be entitled (other than equity or debt securities of such Subordination Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Securities”)) shall be made to the Applicable Representative and distributed in accordance with any Acceptable Intercreditor Agreement;
(ii)    (x) if any Event of Default under the Credit Agreement, or an event of default under a Future Senior Debt Facility, occurs and is continuing and the Applicable Representative delivers notice to any Borrower instructing such Borrower that the Applicable Representative in its reasonable discretion is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or Section 7.01(i) of the Credit Agreement), then, unless otherwise agreed in writing by the Administrative Agent, no payment or distribution of any kind or character shall be made by or on behalf of any Subordination Payor or any other Person on its behalf, and no payment or distribution of any kind or character shall be received by or on behalf of any Affected Payee or any other Person on its behalf, with respect to this Note until (x) the applicable Senior Indebtedness shall have been paid in full in cash (other than (A) contingent indemnification obligations not yet accrued and payable, (B) Secured Cash Management Obligations not yet due and payable and (C) Secured Hedging Obligations not yet due and payable) and no Letter of Credit shall remain outstanding (other than Letters of Credit that have been cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank) or (y) such Event of Default shall have been cured or waived; and
(iii)    if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Affected Payee in violation of the foregoing clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the Applicable Representative and distributed in accordance with any Acceptable Intercreditor Agreement and the relevant Security Documents to, the Applicable Representative.
Except as otherwise set forth in clauses (i) and (ii) of the immediately preceding paragraph, any Payor is permitted to pay, and any Payee is entitled to receive, any payment or prepayment of principal and interest on the Indebtedness evidenced by this Note.
Subject to any Acceptable Intercreditor Agreement, nothing contained in this Note is intended to or shall impair, as between any Payor and the holder of the Note, the obligation of any Payor, which is absolute and unconditional, to pay to the applicable Payees the principal of and interest under the Note as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Payees under the Note and other creditors of any Payor other than the holders of the Senior Indebtedness, nor, except as specifically provided herein, shall anything herein or therein prevent any Payee under the Note from exercising all remedies otherwise permitted by applicable law upon an Event of Default under the Note, subject to the rights, if any, under this Note of the holders of Senior Indebtedness in respect of cash, property, or securities of any Payor received upon the exercise of any such remedy. Upon any distribution of assets of any Payor, the applicable Payees shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to any Payee, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of such Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto.
To the fullest extent permitted by applicable law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Subordination Payor or Affected Payee or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Subordination Payor hereby agrees that the subordination of this Note is for the benefit of (x) the Administrative Agent, each Issuing Bank and the other Secured Parties (the “Senior Facility Creditors”) and (y) the analogous secured parties under any Future Senior Debt Facility (the “Future Secured Creditors”). The Senior Facility Creditors and the Future Secured Creditors are obligees under this Note to the same extent as if their names were written herein as such and any of the Administrative Agent (or other applicable representative) or any analogous agent or trustee of any Future Secured Creditors may, on behalf of itself, and the Future Secured Creditors, as applicable, proceed to enforce the subordination provisions herein to the extent applicable. For the avoidance of doubt, no Applicable Representative shall have any obligations to any other holder of Senior Indebtedness other than as set forth in any Acceptable Intercreditor Agreement.
The Indebtedness evidenced by this Note owed by any Payor other than the Borrower or any other Loan Party shall not be subject to the subordination provisions set forth above.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.
Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. Additionally, each Payee and Payor is authorized to enter into separate loan documentation (other than in the form of a promissory note or instrument, unless such note or instrument and the debt represented thereunder is subsequently excluded from this Note as set forth below) to the extent necessary to establish the terms of such loans or advances (all of which shall be evidenced by this Note). For the avoidance of doubt, this Note shall not in any way replace, or affect the principal amount of, any intercompany loan outstanding between any Payor and any Payee prior to the execution hereof, and to the extent permitted by applicable law, from and after the date hereof, each such intercompany loan shall be deemed to incorporate the terms set forth in this Note to the extent applicable and shall be deemed to be evidenced by this Note together with any documents and instruments executed prior to the date hereof in connection with such intercompany Indebtedness.
Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld (including as described in Section 2.17 of the Credit Agreement), all payments under this Note shall be made without offset, counterclaim or deduction of any kind.
It is understood that this Note shall evidence only Indebtedness and not amounts owing in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money.
This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof.
Notwithstanding anything to the contrary contained herein or in any other promissory note or other instrument entered into between the Payees and Payors, this Note evidences and shall be the only promissory note or instrument evidencing intercompany Indebtedness entered into between each Payee and each Payor on, before or after the date hereof and which may be entered into under separate loan documentation (the “Existing Notes”) (other than (x) any obligations represented by promissory notes or other instruments listed in Schedule B hereto, as such Schedule may be amended, restated and supplemented from time to time by the applicable Payors and Payees and (y) any future obligations that the applicable Payors and Payees expressly agree are not governed by this Note, provided that the applicable promissory note or instrument is delivered to the Applicable Representative in accordance with the terms and conditions of the Loan Documents or the documents governing any Future Senior Debt Facility, as applicable) but for the avoidance of doubt, does not alter, replace or supersede the economic terms contained in any separate loan documentation entered into by relevant Payees and Payors to govern such loans or advances). This Note evidences a continuation of, and not (i) an extinguishment, repayment and reborrowing of, (ii) a termination, novation or modification of, or (iii) a change to, the Indebtedness heretofore outstanding under the Existing Notes. It is understood and agreed that this Note evidences Indebtedness owed from time to time by any Payor to any Payee, but does not create any obligation to extend any such Indebtedness or, except as expressly set forth herein, alter any of the terms thereof. Notwithstanding anything to the contrary contained herein, each promissory note listed in Schedule B shall continue in full force and effect in accordance with its terms thereunder, and shall be excluded from, and not be affected or modified by, the terms of this Note, provided that the indebtedness set forth on Schedule B, to the extent payable by an Obligor to a Payee that is not an Obligor, shall nevertheless be subject to the subordination provisions set forth herein and in any Acceptable Intercreditor Agreement, or if determined to be necessary or advisable, at the Payor’s option, (i) a separately executed subordination agreement or (ii) an amendment to such promissory note on Schedule B, in each case with subordination provisions no less favorable to the Secured Parties than those set forth herein or in any Acceptable Intercreditor Agreement. Any Payor and any Payee may amend, supplement or modify Schedule B from time to time through a written acknowledgment by such Payor and such Payee, in the event such Payor issues a separate promissory note to such Payee, which acknowledgment and updated schedule shall be delivered to the Administrative Agent.
From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page hereto, which shall be automatically incorporated into this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, and updating or supplementing Schedule A hereto by adding the name of each Additional Party, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.
Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.
Any subsidiary of the Borrower that is a party to this Note that ceases to be a subsidiary of the Borrower as a result of any transaction permitted under the Credit Agreement (the “Former Subsidiary”), shall be automatically released from the rights and obligations under this Note, provided that, at the time of such release, any existing balances between the Former Subsidiary and the remaining parties hereto have been paid in full or settled, or if remaining outstanding, shall be separately documented or evidenced.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

[_]
By

Name:
Title:

Schedule A

Entity Name	Jurisdiction

Schedule B
Excluded Promissory Notes
(Updated: as of [●], 2019)
None.

EXHIBIT G
AUCTION PROCEDURES
Reference is made to the Credit Agreement dated as of [●], 2019 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or other modified from time to time, the “Credit Agreement”) among Pitney Bowes, Inc., a Delaware corporation, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. This Exhibit G is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 9.04(e) of the Credit Agreement, of which this Exhibit G is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable Auction Notice. None of the Administrative Agent, the Auction Manager, any of their respective Affiliates, any Purchasing Borrower Party or any of its Affiliates makes any recommendation pursuant to the applicable Auction Notice as to whether or not any Lender should sell its Term Loans to a Purchasing Borrower Party pursuant to the applicable Auction Notice, nor shall the decision by the Administrative Agent or the Auction Manager (or any of their respective Affiliates) in its capacity as a Lender to sell its Term Loans to a Purchasing Borrower Party be deemed to constitute such a recommendation. Each Lender should make its own decision as to whether to sell any of its Term Loans and as to the price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction Purchase Offer and the applicable Auction Notice. Capitalized terms not otherwise defined in this Exhibit G have the meanings assigned to them in the Credit Agreement.
Notice Procedures. In connection with each Auction Purchase Offer, a Purchasing Borrower Party will provide notification to the Auction Manager (for distribution to the Lenders) of the Term Loans (as determined by such Purchasing Borrower Party in its sole discretion) that will be the subject of such Auction Purchase Offer (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of the applicable Class that the applicable Purchasing Borrower Party offers to purchase in such Auction Purchase Offer (the “Auction Amount”), which shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices (in increments of $25) per $1,000, at which such Purchasing Borrower Party would be willing to purchase Term Loans of such Class in such Auction Purchase Offer; and (iii) the date on which such Auction Purchase Offer will conclude (which date shall not be less than three Business Days following the distribution of the Auction Notice to the Lenders), on which date Return Bids (as defined below) will be due by 1:00 p.m., New York City time (as such date and time may be extended by the Auction Manager, the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three Business Days upon notice by the applicable Purchasing Borrower Party to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per Auction Purchase Offer shall be permitted. An Auction Purchase Offer shall be regarded as a “failed Auction Purchase Offer” in the event that either (x) the applicable Purchasing Borrower Party withdraws such Auction Purchase Offer in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed Auction Purchase Offer, no Purchasing Borrower Party shall be permitted to deliver a new Auction Notice-prior to the date occurring three Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the applicable Purchasing Borrower Party shall not initiate any Auction Purchase Offer by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction Purchase Offer (if any), whether such conclusion occurs by withdrawal of such previous Auction Purchase Offer or the occurrence of the Expiration Time of such previous Auction Purchase Offer.
Reply Procedures. In connection with any Auction Purchase Offer, each Lender of Term Loans of the applicable Class wishing to participate in such Auction Purchase Offer shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the applicable offering document (each, a “Return Bid”), which shall specify (i) a discount to par that must be expressed as a price (in increments of $25) per $1,000 in principal amount of Term Loans of the applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of the applicable Class, in an amount not less than $1,000,000 or an integral multiple of $1,000 in excess thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of the applicable Class held by such Lender. Lenders may only submit one Return Bid per Auction Purchase Offer, but each Return Bid may contain up to three component bids, each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Manager, an Affiliated Lender Assignment and Assumption. No Purchasing Borrower Party will purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the applicable Purchasing Borrower Party, will determine the applicable discounted price (the “Applicable Discounted Price”) for the Auction, which will be (i) the lowest Reply Price for which such Purchasing Borrower Party can complete the Auction Purchase Offer at the Auction Amount or (ii) in the event that the aggregate amount of the Reply Amounts relating to such Auction Notice is insufficient to allow such Purchasing Borrower Party to purchase the entire Auction Amount, the highest Reply Price that is within the Discounted Range so that such Purchasing Borrower Party can complete the purchase at such aggregate amount of Reply Amounts. Subject to the conditions contained in the Auction Notice, the applicable Purchasing Borrower Party shall purchase the Term Loans of the applicable Class (or the respective portions thereof) from each Lender with a Reply Price that is equal to or less than the Applicable Discounted Price (“Qualifying Bids”) at the Applicable Discounted Price; provided that if the aggregate amount required to pay the Qualifying Bids would exceed the Auction Amount for such Auction Purchase Offer, such Purchasing Borrower Party shall pay such Qualifying Bids at the Applicable Discounted Price ratably based on the respective principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Manager) in an aggregate amount not to exceed the Auction Amount. Each participating Lender shall be given notice as to whether its bid is a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.
Notification Procedures. The Auction Manager will calculate the Applicable Discounted Price and will cause the Administrative Agent to post the Applicable Discounted Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak, Debt Domain or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m., New York City time, on the Business Day during which the Expiration Time occurs. The Auction Manager will insert the principal amount of Term Loans of the applicable Class to be assigned and the applicable settlement date into each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Affiliated Lender Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.
Additional Procedures. Once initiated by an Auction Notice, the applicable Purchasing Borrower Party may withdraw an Auction Purchase Offer only if no Qualifying Bid has been received by the Auction Manager at the time of withdrawal. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be withdrawn, modified, revoked, terminated or cancelled by a Lender. However, an Auction Purchase Offer may become void if the conditions to the purchase set forth in Section 9.04(e) of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the applicable Purchasing Borrower Party is required in accordance with the foregoing provisions shall be paid directly by such Purchasing Borrower Party to the respective assigning Lender on a settlement date as determined jointly by such Purchasing Borrower Party and the Auction Manager (which shall be not later than ten Business Days after the date Return Bids are due). The applicable Purchasing Borrower Party shall execute each applicable Affiliated Lender Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and eligibility of Term Loans that are the subject of an Auction Purchase Offer will be determined by the Auction Manager, in consultation with the applicable Purchasing Borrower Party, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 9.04(e) of the Credit Agreement or this Exhibit G. The Auction Manager’s interpretation of the terms and conditions of the Auction Notice, in consultation with the applicable Purchasing Borrower Party, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 9.04(e) of the Credit Agreement or this Exhibit G. None of the Administrative Agent, the Auction Manager or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning the applicable Purchasing Borrower Party, the Loan Parties or any of their respective Affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. Notwithstanding anything to the contrary contained herein or in any other Loan Document, this Exhibit G shall not require any Purchasing Borrower Party to initiate any Auction Purchase Offer.

EXHIBIT H
[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION
This Affiliated Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor[s] (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to below and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor[s]:
2.    Assignee:
[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]
3.    Borrower: Pitney Bowes Inc.
4.    Administrative Agent: JPMorgan Chase Bank, N.A, in its capacity as Administrative Agent under the Credit Agreement and under the other Loan Documents, and its successors in such capacity as provided in Article VIII of the Credit Agreement.
5.    Credit Agreement: The Credit Agreement, dated as of [●], 2019, among the Borrower, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and its successors in such capacity as provided in Article VIII of the Credit Agreement.
6.    Assigned Interest:

Facility Assigned	Aggregate Amount of Loans of the applicable Class of all Lenders	Amount of the Loans of the applicable Class Assigned	Percentage Assigned of Aggregate Amount of Loans of the applicable Class of all Lenders
Tranche A Term Loans	$	$	%
[ ]	$	$	%

Effective Date:        , 20      [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal, State and foreign securities laws.

The terms set forth above are hereby agreed to:	[Consented to and] Accepted:
, as Assignor	JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	By:
Name: Title:	Name: Title:

Consented to:
, as Assignee	[PITNEY BOWES INC.
By:	By:
Name: Title:	Name: Title:]

ANNEX 1 TO
AFFILIATED LENDER
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any Subsidiary or any other Affiliate of the Borrower or any other Person of any of their respective obligations under any Loan Document and (c) acknowledges that the Assignee is a Purchasing Borrower Party.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is a Purchasing Borrower Party (as defined in the Credit Agreement), (iv) as of the date hereof the Assignee either (A) does not have any MNPI (as defined in the Credit Agreement) that has not been disclosed to the Assignor (other than because the Assignor does not wish to receive MNPI) on or prior to the date of the initiation of the Auction in connection with which this assignment is being effectuated or (B) has advised the Assignor that the Assignee cannot make the statement in the foregoing clause (A) (except to the extent that the Assignor has separately entered into a customary “big boy” letter with the Borrower; provided that no Lender shall be required to enter into any such “big boy” letter), (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender or any of their respective Related Parties, (viii) if it is a Lender that is a U.S. Person, attached hereto is an executed original of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax and (ix) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including Section 2.17(f) thereof), duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including, without limitation, all payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
EXHIBIT I
[FORM OF] MATURITY DATE EXTENSION REQUEST
[Insert Date]
JPMorgan Chase Bank, N.A.,
as Administrative Agent
Loan and Agency Services Group,
[500 Staton Christiana Rd, NCC 5,
1st Floor, Newark, DE 19713-2107
Attention: pranay.tyagi@jpmorgan.com
Fax: 302-634-8459]
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of [●], 2019, among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
In accordance with Section 2.22 of the Credit Agreement, the undersigned hereby requests [(a)] an extension of the [insert applicable Class] Maturity Date from [●] to [●][, (b) the Applicable Rate to be applied in determining the interest payable on [insert applicable Class] Loans of, and fees payable under the Credit Agreement to,] Consenting Lenders in respect of that portion of their [[insert applicable Class] Loans] extended to the new Maturity Date to be [●]%, which changes shall be effective as of [●] and (c) the amendments to the terms of the Credit Agreement set forth below, which amendments will become effective on [•]:]
[Insert amendments to Credit Agreement, if any]
[Signature Pages Follow]

Very truly yours,
PITNEY BOWES INC.
By:
Name:
Title:
EXHIBIT J-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [●], 2019, among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders (including their respective registered successors and assigns) and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: __________ ___, 20[●]
EXHIBIT J-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [●], 2019, among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders (including their respective registered successors and assigns) and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: __________ ___, 20[●]
EXHIBIT J-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [●], 2019, among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders (including their respective registered successors and assigns) and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-81MY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: __________ ___, 20[●]
EXHIBIT J-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [●], 2019, among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders (including their respective registered successors and assigns) and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: __________ ___, 20[●]
EXHIBIT K
[Reserved]
EXHIBIT L
[FORM OF] SOLVENCY CERTIFICATE
[__],
Pursuant to Section 4.01(i) of the Credit Agreement dated as of [●], 2019, among Pitney Bowes Inc., a Delaware corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., (and its successors in such capacity as provided in Article VIII of the Credit Agreement), as Administrative Agent (the “Administrative Agent”), the undersigned hereby certifies, solely in such undersigned’s capacity as [the chief financial officer, principal accounting officer, treasurer or controller, or any other officer performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller] of the Borrower, and not individually, as follows:
I am generally familiar with the businesses and assets of the Borrower and its Restricted Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.
As of the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such Indebtedness:
(a)    The fair value of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole, at a fair valuation, exceeds their debts and liabilities, subordinated, contingent or otherwise;
(b)    The present fair saleable value of the property of the Borrower and the Restricted Subsidiaries, taken as a whole, is greater than the amount that is required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(c)    The Borrower and the Restricted Subsidiaries, taken as a whole, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and
(d)    The Borrower and the Restricted Subsidiaries, taken as a whole, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing as of the Closing Date, would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
[Signature page follows]
IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.
PITNEY BOWES INC.
By:
Name:
Title
EXHIBIT M
[FORM OF] BORROWING NOTICE
Date: ___________, _______
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent under the
Credit Agreement referred to below
[500 Stanton Christiana Road
Ops Building 2, 3rd Floor
Newark, Delaware 19713-2107
Attention: pranay.tyagi@jpmorgan.com]
Re:    Pitney Bowes Inc. (the “Borrower”)
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of [●], 2019, among the Borrower, the Lenders and Issuing Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (and its successors in such capacity as provided in Article VIII of the Credit Agreement), (the “Administrative Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined in this borrowing request are used herein as defined in the Credit Agreement.
The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and that in connection therewith sets forth below the terms on which such Borrowing is requested to be made:
1.    Borrower:
2.    Class of Borrowing (select one):
☐A Borrowing of [Revolving Loans][Tranche A Term Loans][Incremental Revolving Loans][Incremental Term Loans]
☐A conversion of [Revolving Loans][Tranche A Term Loans] [Incremental Revolving
Loans][Incremental Term Loans]

☐A continuation of [Revolving Loans][Tranche A Term Loans] [Incremental Revolving Loans][Incremental Term Loans]
3.    Currency and Principal Amount of Borrowing:
4.    Date of Borrowing (which is a Business Day):
5.    Type of Borrowing (select one): [ABR Borrowing][Eurocurrency Borrowing]
6.    Initial Interest Period:

7.	Funds are requested to be disbursed to the Borrower’s account with:
Account No.
[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby certifies that the following statements pursuant to Sections 4.02(a) and 4.02(b) of the Credit Agreement are true on the date hereof:
(a)    the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date; and
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.]
[The undersigned hereby certifies that the following statements pursuant to Section 2.21 of the Credit Agreement are true on the date hereof:
(A)    at the time of and upon the effectiveness of the Incremental Facility Amendment no Event of Default has occurred and is continuing or shall result therefrom; and
(B)    the representations and warranties of the Borrower and each other Loan Party, as applicable, set forth in the Loan Documents are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of, and immediately after giving effect to, the incurrence of such Incremental Extension of Credit]
[Notwithstanding anything herein to the contrary, the Borrowings contemplated by this Borrowing Request are subject to and conditioned upon the effectiveness of the Credit Agreement.]
[The Borrowings contemplated by this Borrowing Request are conditioned upon the [Permitted Acquisition] occurring prior to or substantially concurrently with such Borrowings.]
[Signature page follows]

PITNEY BOWES INC.
By:
Name:
Title